Exhibit 4.2

Tamboran Resources Limited

ACN 135 299 062

Scheme Booklet

For a scheme of arrangement between Tamboran and Tamboran Shareholders in relation to the proposed re-domiciliation of Tamboran Group from Australia to the United States.

The Tamboran Board unanimously recommends that you VOTE IN FAVOUR of the Scheme, in the absence of a superior proposal and subject to the Independent Expert maintaining its conclusion that the Scheme is in the best interests of Tamboran Shareholders.

The Independent Expert has also concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information.

This is an important document and requires your immediate attention. You should read this document in its entirety before deciding how to vote on the Scheme. If you are in any doubt as to what you should do, you should consult your legal, financial, tax or other professional adviser immediately.

If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time).

Legal adviser to Tamboran

i

Important notices

This Scheme Booklet contains important information

This Scheme Booklet is an important document and requires your immediate attention. You should read this Scheme Booklet carefully and in its entirety before deciding how to vote on the Scheme.

Purpose of this Scheme Booklet

The purpose of this Scheme Booklet is to explain the terms of the Scheme and the manner in which it will be considered and implemented (if approved by the Requisite Majority of Tamboran Shareholders and by the Court) and to provide information as is prescribed or otherwise material to the decision of Tamboran Shareholders regarding how to vote on the Scheme Resolution.

This Scheme Booklet includes the Explanatory Statement for the Scheme required by section 412(1) of the Corporations Act and provides all information required to be given to Tamboran Shareholders or that is otherwise material to the making of a decision in relation to the Scheme, being information that is within the knowledge of any Tamboran Director which has not previously been disclosed to Tamboran Shareholders.

If you have sold all of your Tamboran Shares as at the date of this Scheme Booklet, please ignore this Scheme Booklet.

Status of this Scheme Booklet

This Scheme Booklet is not a disclosure document required by Chapter 6D of the Corporations Act. Section 708(17) of the Corporations Act does not apply in relation to arrangements under Part 5.1 of the Corporations Act approved at a meeting held as a result of an order under section 411(1) of the Corporations Act. Instead, Tamboran Shareholders asked to vote on an arrangement at such a meeting must be provided with an explanatory statement as referred to above.

No investment advice

This Scheme Booklet does not constitute financial product advice and has been prepared without reference to the individual investment objectives, financial situation, taxation position or particular needs of any Tamboran Shareholder or any other person.

It is important that you read this Scheme Booklet carefully and in its entirety before making any decision, including deciding how to vote on the Scheme. This Scheme Booklet should not be relied upon as the sole basis for any investment decision. If you are in doubt as to what you should do, you should consult your legal, financial, tax or other professional adviser immediately.

Tamboran Shareholders should consult their tax adviser as to the applicable taxation consequences of the Scheme. A summary of certain United States and Australian taxation considerations is detailed in section 8.

Role of ASIC

This Scheme Booklet includes the Explanatory Statement for the Scheme required by section 412(1) of the Corporations Act. A copy of this Scheme Booklet has been lodged with, and registered by, ASIC for the purposes of section 412(6) of the Corporations Act. ASIC has been given the opportunity to comment on this Scheme Booklet in accordance with section 411(2)(b) of the Corporations Act. Neither ASIC nor any of its officers takes any responsibility for the contents of this Scheme Booklet.

ASIC has been requested to provide a statement, in accordance with section 411(17)(b) of the Corporations Act, that it has no objection to the Scheme. If ASIC provides that statement, it will be produced to the Court on the Second Court Date.

Role of ASX

A copy of this Scheme Booklet has been lodged with ASX. Neither ASX nor any of its officers takes any responsibility for the contents of this Scheme Booklet.

Important notice associated with the Court order under section 411(1) of the Corporations Act.

The fact that, under section 411(1) of the Corporations Act, the Court has ordered that a meeting be convened and has approved the Explanatory Statement required to accompany the Notice of Scheme Meeting does not mean that the Court:

(i)	has formed any view as to the merits of the proposed Scheme or as to how you should vote (on this matter, you must reach your own decision); or

(ii)	has prepared, or is responsible for the content of, the Explanatory Statement.

Notice of Scheme Meeting

The Notice of Scheme Meeting is set out in Annexure E.

Further details with respect to the conduct of the Scheme Meeting, including how to attend and participate via the online platform, are outlined in the Notice of Scheme Meeting set out in Annexure E.

Notice of Second Court Hearing

At the Second Court Hearing, the Court will consider whether to approve the Scheme.

Any Tamboran Shareholder may appear at the Second Court Hearing, expected to be held at the Federal Court of Australia, New South Wales Registry, Law Courts Building, 184 Phillip Street, Queens Square, Sydney NSW 2000, Australia on the Second Court Date which is expected to be Wednesday, 6 December 2023.

Any Tamboran Shareholder who wishes to oppose approval of the Scheme at the Second Court Hearing may do so by filing with the Court and serving on Tamboran a notice of appearance in the prescribed form, together with any affidavit that the Tamboran Shareholder proposes to rely on.

Any changes to the date or arrangements for the conduct of the Second Court Hearing will be announced to Tamboran Shareholders.

Defined terms and interpretation

Capitalised terms used in this Scheme Booklet (other than in the Independent Expert’s Report contained in Annexure A) and the Proxy Form accompanying this Scheme Booklet are either defined in brackets when first used or are defined in the Glossary in section 11. The Glossary also sets out some rules of interpretation which apply to this Scheme Booklet. The Independent Expert’s Report contains its own defined terms which may be different from those set out in the Glossary in section 11.

References to this Scheme Booklet, sections and Annexures

References to sections and Annexures are to the named sections and Annexures in this Scheme Booklet.

Responsibility statement

Except as outlined below, the information contained in this Scheme Booklet has been provided by Tamboran and is its responsibility alone. Except as outlined below, neither Tamboran US HoldCo nor any of its respective officers, employees or advisers assume any responsibility for the accuracy or completeness of such information.

The Tamboran US HoldCo information has been prepared by, and is the responsibility of, Tamboran US HoldCo. Neither Tamboran nor any of its subsidiaries, directors, officers, employees or advisers assume any responsibility for the accuracy or completeness of such information.

BDO Corporate Finance (WA) Pty Ltd has prepared, and is solely responsible for, the Independent Expert’s Report contained in Annexure A.

Neither Tamboran or Tamboran US HoldCo nor any of their respective directors, officers or advisers (other than the advisers on the basis referred to above), assume any responsibility for the accuracy or completeness of any of the information in the Independent Expert’s Report except, in the case of Tamboran and Tamboran US HoldCo respectively, in relation to the information which each of them has provided to the Independent Expert.

The directors of Tamboran and Tamboran US HoldCo confirm that they have not obtained any other reports from independent experts for the purpose of the Scheme other than the Independent Expert’s Report.

Notice to non-Australian Tamboran Shareholders

Restrictions in foreign jurisdictions may make it impractical or unlawful for Scheme Consideration to be issued under the Scheme to, or received under the Scheme by, Tamboran Shareholders in certain jurisdictions outside Australia. Tamboran Shareholders (whose addresses as shown in the Tamboran Share Register on the Record Date) in Australia, Canada, Republic of Cyprus, Hong Kong, India, Italy, Luxembourg, Malaysia, New Zealand,

Singapore, United Kingdom and United States will be entitled to receive this Scheme Booklet and have Scheme Consideration issued to them in accordance with the Scheme.

This Scheme Booklet has not been filed with, or reviewed by, the US Securities and Exchange Commission or any United States state securities authority (but instead submitted to applicable United States state securities authorities for the purpose of meeting requirements for exemption from registration or obtaining no-action letters) and none of them has passed upon the merits of the Scheme or the accuracy, adequacy or completeness of this Scheme Booklet. Any representation to the contrary is a criminal offence.

Nominees, custodians and other Tamboran Shareholders who hold Tamboran Shares on behalf of a beneficial owner resident outside Australia, Canada, Republic of Cyprus, Hong Kong, India, Italy, Luxembourg, Malaysia, New Zealand, Singapore, United Kingdom and United States may not forward this Scheme Booklet (or any accompanying document) to anyone outside these countries without the consent of Tamboran.

A Tamboran Shareholder whose address shown in the Tamboran Share Register is in a jurisdiction outside Australia, Canada, Republic of Cyprus, Hong Kong, India, Italy, Luxembourg, Malaysia, New Zealand, Singapore, United Kingdom and United States will be deemed to be an Ineligible Foreign Holder for the purposes of the Scheme. Tamboran Shareholders who are deemed to be Ineligible Foreign Holders should refer to section 4.6 for more information.

Not an offer

This Scheme Booklet is not a disclosure document for the purposes of Chapter 6D of the Corporations Act and does not constitute, nor contain, an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which, or to any person to whom, it would not be lawful to make such an offer or solicitation.

The release, publication or distribution of this Scheme Booklet and/or the accompanying documents into jurisdictions other than Australia may be restricted by law and this Scheme Booklet and/or the accompanying documents may not be distributed or published in any jurisdiction except under circumstances which result in compliance with applicable laws and regulations. Therefore, persons into whose possession this Scheme Booklet and/or the accompanying documents come should inform themselves about, and observe, any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws and regulations of any such jurisdiction.

See section 10.7 for further information on legal restrictions outside Australia on the distribution of this Scheme Booklet and participation in the Scheme.

Notice to Tamboran Shareholders in the United States

The Tamboran US HoldCo CDIs have not been registered under the US Securities Act or the securities laws of any state or other jurisdiction of the United States. Instead, Tamboran US HoldCo intends to rely on an exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) of the US Securities Act in connection with the consummation of the Scheme and the issuance of Tamboran US HoldCo CDIs. Section 3(a)(10) exempts securities issued in exchange for other securities from the general requirement of registration where the terms and conditions of the issuance and exchange have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance at which all persons to whom the securities will be issued have the right to appear. Approval of the Scheme by the Court will be relied upon by Tamboran and Tamboran US HoldCo for the purposes of qualifying for the section 3(a)(10) exemption.

The Tamboran US HoldCo CDIs issued under the Scheme to Scheme Shareholders will be freely transferable under US federal securities laws, except by persons who are deemed to be “affiliates” (as that term is defined under the US Securities Act) of Tamboran US HoldCo, including persons who are deemed to have been affiliates of Tamboran US HoldCo within 90 days before the date of the closing of the Scheme. In the event that the Tamboran US HoldCo CDIs issued under the Scheme are in fact held by affiliates of Tamboran US HoldCo, those holders may either transfer the securities in accordance with the provisions of Rule 144 promulgated under the US Securities Act, or as otherwise permitted under the US Securities Act.

Tamboran Shareholders in the United States should note that the Scheme will be conducted in accordance with the laws of Australia and Listing Rules. As a result, it may be difficult for you to enforce your rights, including any claim you may have arising under United States federal securities laws, as Tamboran is incorporated in Australia and some of its officers and directors are resident in Australia. As such, you may not be able to take legal action against Tamboran or its officers and directors in Australia for violations of United States securities laws and it may be difficult to compel Tamboran and its officers and directors to subject themselves to a United States court’s judgement.

Forward looking statements

Certain statements in this Scheme Booklet relate to the future, including forward looking statements and information (‘forward looking statements’) within the meaning of Australian and United States securities laws. The forward looking statements in this Scheme Booklet, including statements relating to Tamboran Group and the transactions contemplated by the Scheme Implementation Deed, are not based on historical facts, but rather reflect the current views and expectations of Tamboran. These statements may generally be identified by the use of forward looking verbs such as ‘aim’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘foresee’, ‘intend’ or ‘plan’, qualifiers such as ‘may’, ‘should’, ‘likely’ or ‘potential’, or similar words. Similarly, statements that describe the expectations, goals, objectives, plans, targets and future costs of Tamboran are, or may be, forward looking statements.

Forward looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performances or achievements of Tamboran or Tamboran Group to be materially different from future results, performances or achievements expressed or implied by such statements. Such statements and information are based on numerous assumptions regarding present and future business strategies and the environment in which Tamboran and Tamboran Group will operate in the future, including the price of commodities, anticipated costs and ability to achieve goals. Certain important factors that could cause actual results, performances or achievements to differ materially from those in the forward looking statements include, among others, port access, customer risks, commodity price volatility, mining operational and development risk, litigation risks, regulatory restrictions (including environmental regulatory restrictions and liability), activities by governmental authorities (including changes in taxation), currency fluctuations, the speculative nature of mining services, mineral exploration and production, the global economic climate, dilution, share price volatility, competition, loss of key directors and employees, additional funding requirements, defective title to mineral claims or property and risks associated with the Scheme.

See section 7 for a (non-exhaustive) discussion of potential risk factors underlying, and other information relevant to, the forward looking statements and information. Forward looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on them. All forward looking statements should be read in light of such risks and uncertainties.

You should note that the historical performance of Tamboran is no assurance of its or Tamboran Group’s future financial performance. The forward looking statements in this Scheme Booklet reflect views and expectations held only at the date of this Scheme Booklet. Tamboran believes that all forward looking statements included in this Scheme Booklet about Tamboran and Tamboran US HoldCo have been made on a reasonable basis. However, none of Tamboran and its directors nor any other person gives any representation, assurance or guarantee that any outcome, performance or results expressed or implied by any forward looking statements in this Scheme Booklet will actually occur. Tamboran Shareholders should therefore treat all forward looking statements with caution and not place undue reliance on them.

Subject to any continuing obligations under law, Tamboran, Tamboran US HoldCo and their respective directors disclaim any obligation to revise or update, after the date of this Scheme Booklet, any forward looking statements to reflect any change in views, expectations or assumptions on which those statements are based.

Diagrams, charts, maps, graphs and tables

Any diagrams, charts, maps, graphs and tables appearing in this Scheme Booklet are illustrative only and may not be drawn to scale. Unless stated otherwise, all data contained in diagrams, charts, graphs and tables is based on information available as at the Last Practicable Date.

v

Effect of rounding

A number of figures, amounts, percentages, prices, estimates, calculations of value and fractions in this Scheme Booklet, including but not limited to those in respect of the Scheme Consideration, are subject to the effect of rounding (unless otherwise stated). Accordingly, the actual calculation of these figures may differ from the figures set out in this Scheme Booklet, and any discrepancies in any table between totals and sums of amounts listed in that table or to previously published figures are due to rounding.

Currency

All references in this Scheme Booklet to:

•	‘A$’ and ‘Australian dollars’ are to Australian currency; and

•	‘US$’ and ‘US dollars’ are to US currency.

Timetable and dates

All times and dates referred to in this Scheme Booklet are references to times and dates in Sydney, Australia, unless otherwise indicated.

All times and dates relating to the implementation of the Scheme referred to in this Scheme Booklet may change and, among other things, are subject to necessary approvals from Regulatory Authorities.

Privacy and personal information

Tamboran may collect personal information to implement the Scheme. Such information may include the names, contact details and details of shareholdings of Tamboran Shareholders together with contact details of individuals appointed by Tamboran Shareholders as proxies, body corporate representatives or attorneys at the Scheme Meeting. The collection of some of this information is required or authorised by the Corporations Act.

Tamboran Shareholders who are individuals, and other individuals in respect of whom personal information is collected, have certain rights to access the personal information collected about them and may contact the Tamboran Share Registry if they wish to exercise those rights.

The primary purpose of the collection of personal information is to assist Tamboran to conduct the Scheme Meeting and implement the Scheme. Without this information, Tamboran may be hindered in its ability to issue this Scheme Booklet and implement the Scheme. Personal information of the type described above may be disclosed to the Tamboran Share Registry, third party service providers, (including print and mail service providers and parties otherwise involved in the conduct of the Scheme Meeting), authorised securities brokers, professional advisers, related bodies corporate of Tamboran, Regulatory Authorities and also where disclosure is otherwise required or allowed by law.

Tamboran Shareholders who appoint an individual as their proxy, body corporate representative or attorney to vote at the Scheme Meeting should inform that individual of the matters outlined above.

Persons are entitled, under section 173 of the Corporations Act, to inspect and obtain a copy the Tamboran Share Register. The Tamboran Share Register contains personal information about Tamboran Shareholders.

Tamboran Scheme Information Line

If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time).

Date of this Scheme Booklet

This Scheme Booklet is dated 27 October 2023.

Table of Contents

Important notices		ii
Important dates and times for the Scheme		4
1	What you need to do and how to vote	5
2	Key considerations relevant to your vote in favour of or against the Scheme	6
3	Frequently asked questions	14
4	Overview of the Proposed Transaction	28
5	Profile of Tamboran	38
6	Profile of Tamboran US HoldCo	51
7	Risks	59
8	Taxation considerations	67
9	Implementation of the Scheme	82
10	Additional information	90
11	Glossary	108
Annexure A – Independent Expert’s Report		114
Annexure B – Scheme Implementation Deed		115
Annexure C – The Scheme		116
Annexure D – Deed Poll		117
Annexure E – Notice of Scheme Meeting		118
Annexure F – Summary of CDIs		123
Annexure G – Comparison of Australian and United States legal regimes		128
Annexure H – Comparison of Australian and United States financial reporting regimes		150

Letter from the Chair of Tamboran

27 October 2023

Dear Tamboran Shareholder

Introduction

I am pleased to provide you with this Scheme Booklet containing information about the proposed scheme of arrangement between Tamboran and Tamboran Shareholders, under which Tamboran Group will re-domicile from Australia to the United States. If the Scheme becomes Effective:

•

Tamboran US HoldCo, a newly-formed company incorporated in the State of Delaware in the United States for the purpose of the re-domiciliation, will acquire all of the Tamboran Shares and become the new holding company of Tamboran and the parent company of Tamboran Group;

•

you will retain an equivalent proportional economic interest in Tamboran US HoldCo as you previously held in Tamboran, and will be entitled to one Tamboran US HoldCo CDI for each Tamboran Share you hold on the Record Date, subject to the Sale Facility aspect of the Proposed Transaction dealing with the interests of Ineligible Foreign Holders;

•

a Tamboran US HoldCo CDI is a CHESS depositary interest that will confer a beneficial interest in 1/200th of a Tamboran US HoldCo Share, which will be quoted on ASX and registered in the name of CDN; and

•	the operations, management and strategy of Tamboran Group will remain unchanged.

In order for the Proposed Transaction to be effected, the Scheme must be approved by Tamboran Shareholders. Tamboran Shareholders are being asked to vote on the Scheme at the Scheme Meeting to be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time).

Recommendation of the Tamboran Board

The Tamboran Board unanimously recommends that you vote in favour of the Scheme, subject to no superior proposal emerging and the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders. Subject to these qualifications, each Tamboran Director intends to vote the Tamboran Shares which they hold (or that are held on their behalf) in favour of the Scheme.

The key reasons for the unanimous recommendation by the Board are set out in section 2.1.

In summary, the Tamboran Board believes that the Proposed Transaction will best position Tamboran Group for the next phase of its growth as Tamboran seeks to accelerate the commercialisation of the Beetaloo Sub-basin, including by:

•

better positioning Tamboran Group in a bigger, deeper capital market in the United States for continuing international growth where exploration and production investors are more active, allowing existing Tamboran Shareholders to benefit to the maximum extent possible from that growth and more clearly evaluate the performance and future prospects of Tamboran Group, whilst maintaining a listing on ASX;

•

providing access to a broader US investor pool that previously could not, or were unlikely to, invest in non-US securities in a market which is familiar with and is generally better informed regarding exploration and production companies due to its greater number of market participants and investors, which has the potential to lead to a stronger valuation of Tamboran US HoldCo over time and improve liquidity in trading of shares;

•

improving access to lower-cost US debt and equity capital markets, which are larger and more diverse than Australian capital markets, which may enable future growth to be financed at a lower cost and potentially favourable financing conditions in the United States;

•

simplifying Tamboran Group’s corporate structure for potential future United States merger, sale or acquisition transactions, which may increase Tamboran Group’s attractiveness as a potential target to strategic and merger partners, sellers or acquirers to United States domiciled companies and better alignment with key stakeholders; and

•

in the event of a listing on a United States securities exchange such as NYSE, potentially increasing demand for Tamboran US HoldCo Shares due to the possible inclusion of Tamboran US HoldCo in important US stock market indices such as the Russell 2000 and S&P Total Market. Tamboran US HoldCo has not yet made an application to list on a United States securities exchange (such as NYSE) and there is no guarantee that admission will occur on a United States securities exchange.

While the Tamboran Board considers that these advantages outweigh the disadvantages and recommend that Tamboran Shareholders vote in favour of the Scheme, you should be aware of the possible reasons to vote against the Scheme, including:

•	you may disagree with the unanimous recommendation of the Tamboran Board and the conclusion of the Independent Expert;

•	you may decide that you do not wish to become a CDI holder of a United States domiciled company;

•	the potential taxation consequences of the Scheme may not suit your current financial position or taxation circumstances;

•	the trading value of the Scheme Consideration is not certain and will depend on the price at which Tamboran US HoldCo CDIs trade on ASX after the Implementation Date;

•

there may be exposure to increased litigation as a result of a parent company being domiciled in the United States, as the United States’ legal environment is generally understood to be more litigious than that of Australia; and

•	the Scheme, if approved, will result in additional fees and costs being incurred in order to implement the Scheme and additional listing and regulatory fees.

Tamboran Shareholders should carefully consider the key reasons to vote in favour of, or against, the Scheme set out in sections 2.1 and 2.2 respectively before voting on the Scheme.

Independent Expert

BDO Corporate Finance (WA) Pty Ltd, the Independent Expert engaged by the Tamboran Board, has concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information. The Tamboran Board encourages you to read and consider the Independent Expert’s Report, which is contained in Annexure A.

Further information

This Scheme Booklet sets out important information in relation to the Scheme, including the advantages and disadvantages of the Proposed Transaction, as well as information about an investment in Tamboran US HoldCo. You should read this document carefully and in its entirety before deciding how to vote on the Scheme.

If you are in any doubt as to what you should do, you should consult your legal, financial, tax or other professional adviser immediately.

If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time).

Conclusion

On behalf of the Tamboran Board, I thank you for your continued support as a Tamboran Shareholder. I would like to reiterate the Tamboran Board’s unanimous support for the Scheme, and encourage you to vote in favour of the Scheme.

Thank you,

Chair

Important dates and times for the Scheme

Event	Date
Date of this Scheme Booklet	27 October 2023

Latest time and date for Proxy Forms or powers of attorney to be received by the Tamboran Share Registry for the Scheme Meeting	10:00 am on Wednesday, 29 November 2023

Time and date for determining eligibility to vote at the Scheme Meeting	7:00 pm on Wednesday, 29 November 2023

Scheme Meeting	10:00 am on Friday, 1 December 2023

If the Scheme is approved by Tamboran Shareholders, the following key dates will apply:

Second Court Date	Wednesday, 6 December 2023

Effective Date Court order to be lodged with ASIC and announcement to ASX Trading in Tamboran Shares on ASX to be suspended from close of trading	Thursday, 7 December 2023

Tamboran US HoldCo CDIs to commence trading on ASX on a deferred settlement basis	Friday, 8 December 2023

Record Date	7:00 pm on Monday, 11 December 2023

Implementation Date Scheme Consideration to be issued to Scheme Shareholders on the Implementation Date	Monday, 18 December 2023

Tamboran US HoldCo CDIs to commence trading on a normal T+2 settlement basis on ASX	Tuesday, 19 December 2023

*

Except where otherwise specified, all times and dates in the above timetable are references to the time and date in Sydney, Australia unless otherwise stated and all such times and dates are subject to change. The actual dates and times will depend on many factors outside the control of Tamboran and Tamboran US HoldCo, including the Court approval process and the satisfaction or waiver of the conditions precedent to the Scheme. Any changes to the above timetable will be announced to ASX and will be available on Tamboran’s website at www.tamboran.com.

1	What you need to do and how to vote

Step 1: Read this Scheme Booklet in its entirety

You should read and carefully consider the information in this Scheme Booklet in its entirety before deciding how to vote on the Scheme.

Section 2 contains guidance on the advantages, disadvantages and other considerations relevant to the Scheme for Tamboran Shareholders.

A question and answer section is contained in section 3 answering frequently asked questions.

This Scheme Booklet does not constitute investment advice and does not take into account your specific financial situation, investment objectives or particular needs. If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8.30am and 5.00pm (Sydney time).

Step 2: Vote on the Scheme

In order for the Scheme to become Effective, it is necessary that the Requisite Majority of Tamboran Shareholders vote in favour of passing the Scheme Resolution at the Scheme Meeting.

To pass the Scheme Resolution, votes in favour of the Scheme must be passed by:

•	a majority in number (more than 50%) of Tamboran Shareholders present and voting at the Scheme Meeting (in person, online, or by proxy, attorney or body corporate representative); and

•	at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting (in person, online, or by proxy, attorney or body corporate representative).

The Notice of Scheme Meeting is set out in Annexure E.

Entitlement to vote

If you are registered as a Tamboran Shareholder at 7:00pm (Sydney time) on Wednesday, 29 November 2023, you are entitled to attend and vote on the Scheme Resolution at the Scheme Meeting. Registrable transfers or transmission applications received after this time will be disregarded in determining entitlements to vote at the Scheme Meeting.

How to vote at the Scheme Meeting

As a Tamboran Shareholder, you can vote on whether or not the Scheme proceeds. You can vote at the Scheme Meeting by proxy, using the Proxy Form, or by attending the Scheme Meeting at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time) or virtually via an online platform at web.lumiagm.com/331824008.

If you vote by proxy, your Proxy Form must be received by the Tamboran Share Registry by 10:00am (Sydney time) on Wednesday, 29 November 2023 for your vote to be counted. Further information relating to voting is contained in the Notice of Scheme Meeting in Annexure E and the Proxy Form.

2	Key considerations relevant to your vote in favour of or against the Scheme

This section 2 sets out some of the reasons why:

(a)

the Tamboran Board unanimously recommend that you vote in favour of the Scheme in the absence of a superior proposal and subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders; and

(b)	notwithstanding the unanimous recommendation of the Tamboran Board, you may decide to vote against the Scheme.

You should read and carefully consider the information in this Scheme Booklet in its entirety before deciding how to vote on the Scheme. There are answers to questions you might have in section 3.

If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8.30am and 5.00pm (Sydney time).

Key reasons to vote in favour of the Scheme

✓	Better position Tamboran Group in a more appropriate capital market in the United States for continuing international growth

✓	Provide access to a broader investor pool that previously could not, or were unlikely to, invest in non-US securities which has the potential to lead to a stronger valuation of Tamboran US HoldCo over time and improve liquidity

✓	Improve access to lower-cost debt and equity capital markets and potentially better financing conditions

✓	Tamboran Shareholders will retain their existing exposure to Tamboran Group by receiving equivalent securities in Tamboran US HoldCo

✓	Simplify the corporate structure of Tamboran Group for potential future merger, sale or acquisition transactions and better alignment with key stakeholders

✓	May increase demand for Tamboran US HoldCo Shares in the event of a listing on a United States securities exchange such as NYSE

✓	The Tamboran Board unanimously recommends that you vote in favour of the Scheme in the absence of a superior proposal and subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders

✓	The Independent Expert has concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information

These reasons are discussed in more detailed in section 2.1.

Key reasons to vote against the Scheme

×	You may disagree with the unanimous recommendation of the Tamboran Board and the conclusion of the Independent Expert

×	You may decide that you do not wish to become a CDI holder of a United States domiciled company

×	The potential taxation consequences of the Scheme may not suit your current financial position or taxation circumstances

×	The trading value of the Scheme Consideration is not certain and will depend on the price at which Tamboran US HoldCo CDIs trade on ASX after the Implementation Date

×	There may be exposure to increased litigation as a result of a parent company being domiciled in the United States, as the United States’ legal environment is generally understood to be more litigious than that of Australia

×	The Scheme, if approved, will result in additional fees and costs being incurred in order to implement the Scheme and additional listing and regulatory fees

These reasons are discussed in more detailed in section 2.2.

2.1	Why you should vote in favour of the Scheme

(a)	Better position Tamboran Group in a more appropriate capital market in the United States for continuing international growth

The Tamboran Board believes that the re-domiciliation of Tamboran Group from Australia to the United States will better position Tamboran Group in a bigger, deeper capital market in the United States for continuing international growth. It is expected that exploration and production investors in the United States are more active, which will allow existing Tamboran Shareholders to benefit to the maximum extent possible from that growth and more clearly evaluate the performance and future prospects of Tamboran Group, whilst it maintains a listing on ASX.

(b)

Provide access to a broader investor pool that previously could not, or were unlikely to, invest in non-US securities which has the potential to lead to a stronger valuation of Tamboran US HoldCo over time and improve liquidity

The Tamboran Board believes that superimposing, or “top-hatting”, a United States domiciled company as the new holding company of Tamboran and the parent company of Tamboran Group will increase the overall attractiveness of Tamboran Group by broadening and diversifying its shareholder base to extend to a United States investor pool that previously could not, or were unlikely to, invest in non-US securities. It is expected that this will lead Tamboran Group to being more fully valued over time by a greater number of investors.

The Tamboran Board also believes that the United States market is generally better informed regarding exploration and production companies due to its greater number of market participants and investors. The Scheme, once approved and implemented, will provide the North America investor pool with an opportunity to invest in a company that aims to deliver low CO2 unconventional gas resources globally. Production tests of wells that have been drilled within and on trend in the Beetaloo Sub-Basin indicate that the gas in the basin has low CO2 reservoir content averaging approximately 1% to 4% whereas many gas fields offshore northern/north-western Australia have high reservoir CO2 (for example, such as Itcthys has fields which have 8% and 17% and Barossa has approximately 18% reservoir CO2). An opportunity such as this is something the United States pool of investors may not have previously had if they were unable to invest in non-US securities.

This enhanced attractiveness, awareness and visibility in the United States comes as a result of Tamboran Group’s parent company being a United States entity, which has the potential to lead to an increased valuation and improved liquidity (given higher levels of visibility in one of the deepest and most liquid global markets) of Tamboran Group, and may attract further investments and provide increased funding opportunities, despite no changes to the operations or assets of Tamboran Group.

(c)	Improve access to lower-cost debt and equity capital markets and potentially better financing conditions

The Proposed Transaction is expected to benefit the future growth and development of Tamboran Group by providing improved access to lower-cost debt or equity capital markets in the United States in a more cost-effective way, which are both larger and more diverse than Australian capital markets.

A part of this improved access to markets is the broader pool of institutional investors in the United States which, in the Tamboran Board’s view, is more familiar with the structure of United States debt issues and has a stronger interest in the provision of natural gas on a larger scale than other markets to the currently underserved and growing North America and Asia-Pacific markets, and may enable future growth to be financed at a lower cost.

Additionally, the Tamboran Board believes that there is potentially a stronger appetite for better financing conditions for gas exploration and production companies in the United States as opposed to Australia given financiers in the United States have stronger familiarity and interest in the provision of natural gas on a larger and long-term scale.

(d)	Tamboran Shareholders will retain their existing exposure to Tamboran Group by receiving equivalent securities in Tamboran US HoldCo

If the Scheme becomes Effective, Tamboran Shareholders (except for any Ineligible Foreign Holders) as at the Record Date will become holders of Tamboran US HoldCo CDIs on a 1:1 basis.

Tamboran US HoldCo CDIs will confer a beneficial interest in 1/200th of a Tamboran US HoldCo Share and will be traded on ASX. Holders of Tamboran US HoldCo CDIs will receive all the economic benefits of actual ownership of the underlying Tamboran US HoldCo Shares.

All Tamboran Options on issue will continue, however they will instead entitle the relevant Tamboran Option Holder to be issued Tamboran US HoldCo CDIs on exercise or vesting (as applicable) rather than Tamboran Shares.

(e)	Simplify the corporate structure of Tamboran Group for potential future United States merger, sale or acquisition transactions and better alignment with key stakeholders

The Proposed Transaction will provide a more attractive corporate structure for a potential United States merger, sale or acquisition transaction in the future. The Tamboran Board believes the corporate structure after the Scheme is implemented will make it more attractive to the United States market due to their familiarity with, and domestic nature of, a United States domiciled company.

Potential overall cost savings from no longer maintaining an Australian domicile will be realised by the restructuring of the Tamboran Group corporate structure through streamlining operations and eliminating corporate redundancies. Further, United States investors and United States based employees are likely to better understand a United States corporate structure, which should increase Tamboran Group’s attraction and retention through equity-based compensation.

The Tamboran Board believes that the re-domiciliation of Tamboran Group from Australia to the United States may therefore increase the attractiveness of Tamboran US HoldCo as a potential merger partner, seller or acquirer to such United States domiciled companies. If a merger, sale or acquisition with attractive terms were consummated, it could further benefit Tamboran US HoldCo CDI Holders.

Re-domiciling Tamboran Group from Australia to the United States would also allow a corporate structure to be better aligned with a majority of Tamboran Group’s key stakeholders which are based in the United States. This includes, for example, those stakeholders who are based in the United States such as the majority of Tamboran’s institutional investors, its drilling partner, Helmerich & Payne, Inc., its joint venture partner, Bryan Sheffield, the Company’s technical and specialist drilling team and a significant portion of the Directors and senior management.

(f)	May increase demand for Tamboran US HoldCo Shares in the event of a listing on a United States securities exchange such as NYSE

For similar reasons to the above, implementation of the Scheme will mean that Tamboran US HoldCo, as a United States domiciled company, will be more familiar with and have greater exposure to the United States market in the event of a listing of Tamboran US HoldCo Shares.

Companies within the United States are generally more familiar with the legal, taxation and other corporate issues of SEC-registered and listed entities on NYSE than they are of an Australian domiciled entity offering American Depository Shares on a United States exchange.

A listing on a securities exchange such as NYSE would afford Tamboran Group the opportunity to provide education to a wider investor and analyst audience through its book building process. As a result, there would likely be more demand for Tamboran US HoldCo Shares in the event of a listing if Tamboran Group re-domiciles from Australia to the United States than if it does not.

Further, in the event of a listing, Tamboran US HoldCo may become eligible for inclusion in certain US-based indices which require a domestic corporate domicile, such as the Russell 2000 and S&P Total Market, providing Tamboran Group with access to media coverage and a longer tail of US-based funds that are more accessible via a United States listing, further enhancing capital markets visibility.

(g)

The Tamboran Directors unanimously recommend that you vote in favour of the Scheme in the absence of a superior proposal and subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders

The Tamboran Board unanimously recommended that Tamboran Shareholders vote in favour of the Scheme, in the absence of a superior proposal and subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders.

In reaching their recommendation, the Tamboran Board have assessed and had regard to, among other things, the key reasons to vote in favour of or against the Scheme as set out in full in this section 2, and the risks set out in section 7.

In the absence of a superior proposal and subject to the Independent Expert maintaining its conclusion that the Scheme is in the best interests of Tamboran Shareholders, each Tamboran Director intends to vote the Tamboran Shares which they hold (or that are held on their behalf) in favour of the Scheme.

(h)	The Independent Expert has concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information

The Independent Expert, BDO Corporate Finance (WA) Pty Ltd, has prepared the Independent Expert Report to provide an opinion as to whether the Scheme is in the best interests of Tamboran Shareholders. The Independent Expert has concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information.

In the Independent Expert’s opinion, on balance and considering Tamboran Shareholders as a whole, the advantages of the Scheme outweigh its disadvantages and the Independent Expert has concluded that:

•	the Proposed Transaction will provide Tamboran Group with potential access to new funds;

•	there are favourable financing conditions for oil and gas companies in the United States;

•	dual listing on a US-based stock exchange and ASX will provide Tamboran Group with higher liquidity;

•	a proposed listing on a US-based securities exchange may result in a favourable liquidation event for Tamboran Shareholders;

•	a United States domicile can enhance transaction potential for Tamboran Group;

•	the Proposed Transaction will better align Tamboran Group’s corporate structure with key business stakeholders; and

•	there is a significant presence of global natural gas producers operating within Australia, despite being domiciled overseas.

A copy of the Independent Expert’s Report is included as Annexure A.

Tamboran Shareholders are encouraged to read the Independent Expert’s Report carefully and in its entirety, including the assumptions, qualifications and disclaimers on which the Independent Expert’s opinion is based.

2.2	Why you may wish to vote against the Scheme

(a)	You may disagree with the Tamboran Directors’ unanimous recommendation or the Independent Expert’s conclusion

You may disagree with the unanimous recommendation of the Tamboran Board and the conclusion of the Independent Expert, who has concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information.

If this be the case, further insight into the weight given to the advantages and disadvantages of the Proposed Transaction can be found in the Independent Expert’s Report in Annexure A.

(b)	You may decide that you do not wish to become a CDI holder of a United States domiciled company

Tamboran US HoldCo, as a company incorporated in the State of Delaware, will not be subject to the Corporations Act to which Tamboran is currently subject and will instead be subject to the Delaware General Corporation Law (DGCL).

The rights of holders of Tamboran US HoldCo CDIs will be governed by the laws of the United States, the State of Delaware, the laws of any other states in the United States in which it operates in, as well as the Tamboran US HoldCo Charter Documents comprised of the Tamboran US HoldCo Certificate of Incorporation and Tamboran US HoldCo By-Laws. Tamboran US HoldCo will also be bound by the Listing Rules if ASX grants permission for Tamboran US HoldCo CDIs to be quoted on ASX (except to the extent that ASX grants waivers).

As a result of the differences in rights and obligations under the DGCL and the Tamboran US HoldCo Charter Documents as compared to their current rights and obligations, Tamboran Shareholders may decide that they do not wish to become a CDI holder of a United States domiciled company and prefer instead to remain a shareholder of an Australian domiciled company.

In addition, although CDI holders receive all of the economic benefits of actual ownership of the underlying shares, there are a number of differences between holding a CDI and holding the underlying share, some of which could be viewed as disadvantageous. For example, holders of CDIs will need to act through CDN for the purposes of voting the underlying shares and exercising shareholder rights attaching to the underlying shares (although CDN is required to comply with the instructions of the CDI holder in exercising shareholder rights available to CDN).

Tamboran Shareholders should consider further information regarding Tamboran US HoldCo CDIs in Annexure F and the non-exhaustive comparison of corporate laws applicable in respect of Tamboran and Tamboran US HoldCo set out in Annexure G.

(c)	The potential taxation consequences of the Scheme may not suit your current financial position or taxation circumstances

Implementation of the Scheme may trigger taxation consequences for you depending on your individual personal circumstances. A general guide to the United States and Australian taxation implications of the Scheme is set out in section 8.

All Tamboran Shareholders are advised to seek independent professional advice about their particular circumstances, including foreign taxation consequences for non-Australian Tamboran Shareholders.

(d)	The trading value of the Scheme Consideration is not certain and will depend on the price at which Tamboran US HoldCo CDIs trade on ASX after the Implementation Date

The exact value of the Scheme Consideration that would be realised by individual Tamboran Shareholders will depend on the price at which Tamboran US HoldCo CDIs trade on ASX after the Implementation Date.

In addition, the Sale Agent will be issued the Tamboran US HoldCo CDIs that would otherwise have been issued to Ineligible Foreign Holders and will sell them as soon as reasonably practicable. Although the quantum of these sales is expected to be limited, it is possible that such sales may exert downward pressure on the share price of Tamboran US HoldCo during the applicable period.

(e)

There may be exposure to increased litigation as a result of a parent company being domiciled in the United States, as the United States’ legal environment is generally understood to be more litigious than that of Australia

Tamboran US HoldCo, as a Delaware corporation, may be exposed to more litigation than Tamboran due to the more litigious legal environment in the United States as compared to Australia. For example, under certain circumstances and in accordance with applicable law, a shareholder of a Delaware corporation may bring a class action lawsuit as a representative of a group (the “class”) of similarly situated shareholders to enforce an obligation owed by the corporation and/or its directors or officers to shareholders where the requirements for maintaining a class action under Delaware law have been met. There is a risk that any material or costly dispute or litigation could adversely affect Tamboran US HoldCo’s reputation, financial performance or value.

(f)	The Scheme, if approved, will result in additional fees and costs being incurred in order to implement the Scheme and additional listing and regulatory fees

If approved, Tamboran estimates the total cost of implementing the re-domiciliation of Tamboran Group as being approximately A$555,000 (excluding GST). This total cost includes a number of other costs, such as adviser fees, that will be incurred by Tamboran independent of the result of the Scheme, as well as fees resulting from the lodging of applications with regulatory bodies.

Substantially, all of the legal fees and other expenses relating to the preparation of this Scheme Booklet will be incurred by Tamboran regardless of whether or not this Scheme is approved by the Requisite Majority of Tamboran Shareholders and by the Court. Further information regarding transaction costs can be found in section 10.9(d).

Further, listing on a United States securities exchange such as NYSE, which Tamboran US HoldCo proposes to pursue, will require compliance with US federal securities laws and the listing rules of the natural securities exchange that will result in additional listing costs and regulatory fees for Tamboran US HoldCo.

2.3	Other relevant considerations

(a)	No brokerage or stamp duty will be payable on the transfer of your Tamboran Shares pursuant to the Scheme

You will not incur any brokerage or stamp duty costs on the transfer of your Tamboran Shares pursuant to the Scheme.

Brokerage fees will, however, be incurred by Ineligible Foreign Holders whose attributable Tamboran US HoldCo CDIs will be issued to, and sold by, the Sale Agent, and the net cash proceeds of the sale remitted to the Ineligible Foreign Holders by the Sale Agent.

(b)	The Scheme may become Effective even if you do not vote, or vote against the Scheme

Even if you do not vote, or you voted against the Scheme, the Scheme may still become Effective if it is approved by the Requisite Majority of Tamboran Shareholders and the Court. If this occurs and you are a Tamboran Shareholder as at the Record Date, your Tamboran Shares will be transferred to Tamboran US HoldCo and you will receive the Scheme Consideration even though you did not vote on, or voted against, the Scheme.

(c)	Deemed warranties by Scheme Shareholders about their Scheme Shares

If the Scheme becomes Effective, each Scheme Shareholder will be deemed to have warranted to Tamboran and Tamboran US HoldCo that to the extent permitted by law:

(i)

all of their Scheme Shares (including any rights and entitlements attaching to those shares) which are transferred to Tamboran US HoldCo under the Scheme will, at the date of transfer, be fully paid and free from any Encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

(ii)	they have full power and capacity to sell and transfer their Scheme Shares (including all rights and entitlements attaching to them) to Tamboran US HoldCo.

3	Frequently asked questions

This section 3 answers some questions that you may have about the Proposed Transaction. It is not intended to address all relevant issues for Tamboran Shareholders and must be read in conjunction with all other parts of this Scheme Booklet.

Question	Answer	More information
The Proposed Transaction

Why have I received this Scheme Booklet?	You have been sent this Scheme Booklet because you are a Tamboran Shareholder and you are being asked to vote on the Scheme. This Scheme Booklet is intended to help you consider and decide on how to vote on the Scheme at the Scheme Meeting.	Section 1

What is the Proposed Transaction?

Tamboran is proposing to re-domicile from Australia to the United States through a transaction that will involve:

•  superimposing, or “top-hatting”, a new United States company, Tamboran US HoldCo, as the new holding company of the Tamboran Group; and

•  Tamboran Shareholders (except for any Ineligible Foreign Holders) exchanging all of their Tamboran Shares for new securities in Tamboran US HoldCo by way of the Scheme.

Section 4.1

What is the Scheme?

A scheme of arrangement is a statutory procedure that is commonly used to enable one company to acquire another company, including to effect an internal reconstruction or re-domiciliation.

The Scheme is a scheme of arrangement between Tamboran and Tamboran Shareholders and requires the approval of both the Requisite Majority of Tamboran Shareholders at the Scheme Meeting and the Court.

If the Scheme becomes Effective, Tamboran US HoldCo will become the new holding company of Tamboran and the new parent company of the Tamboran Group.

Section 4.1 and Annexure C

How will the Proposed Transaction be implemented?

The Proposed Transaction will be implemented by:

•  a new United States company, Tamboran US HoldCo, acquiring all of the existing Tamboran Shares from Tamboran Shareholders in exchange for the issue of Tamboran US HoldCo CDIs to Tamboran Shareholders under the Scheme, subject to the provisions of the Scheme dealing with Ineligible Foreign Holders;

•  Tamboran becoming a wholly-owned subsidiary of Tamboran US HoldCo and Tamboran being removed from the official list of ASX;

Section 9

Question	Answer	More information

•  Tamboran US HoldCo being admitted to the official list of ASX and the Tamboran US HoldCo CDIs being admitted for official quotation by ASX; and

•  all Tamboran Options on issue will continue, however they will instead entitle the relevant Tamboran Option Holder to be issued Tamboran US HoldCo CDIs on exercise or vesting (as applicable) rather than Tamboran Shares.

Who is entitled to participate in the Scheme?	Tamboran Shareholders who hold Tamboran Shares on the Record Date will be entitled to participate in the Scheme.	Section 1

Are there conditions that need to be satisfied before the Scheme can proceed?

Implementation of the Scheme is subject to satisfaction or waiver (where applicable) of a number of conditions precedent contained in the Scheme Implementation Deed set out in Annexure B.

As at the Last Practicable Date, the Tamboran Directors are not aware of any reason why these conditions precedent would not be satisfied or waived with the agreement of Tamboran US HoldCo.

As at the date of this Scheme Booklet, the outstanding Conditions Precedent which must be satisfied or waived (as applicable) before the Scheme can become Effective include:

•  approval of the Scheme by the Requisite Majority of Tamboran Shareholders at the Scheme Meeting;

•  approval of the Scheme by the Court at the Second Court Hearing; and

•  there being no order issued by any court of competent jurisdiction or Regulatory Authority which would prevent or delay implementation of the Scheme.

Section 9.1(a) and Annexure B

What should I do next?

You should read this Scheme Booklet carefully and in its entirety. Based on this information and any advice you may receive, you should decide how to vote on the Scheme and vote by attending the Scheme Meeting in person, online, or by appointing a proxy, attorney or body corporate representative to vote on your behalf.

Further information on how to vote on the Scheme is set out in the Notice of Scheme Meeting contained in Annexure E. If you are unsure about what to do, please consult your legal, financial, tax or other professional adviser immediately.

Section 4.17 and Annexure E

Question	Answer	More information

Do I need to do or sign anything to transfer my Scheme Shares?

No, if the Scheme becomes Effective, Tamboran will transfer your Tamboran Shares to Tamboran US HoldCo and the Scheme Consideration will be issued to you (or the Sale Agent if you are an Ineligible Foreign Holder) on the Implementation Date. However, you should be aware that, under the Scheme, you are deemed to have warranted to Tamboran and Tamboran US HoldCo that, to the extent permitted by law:

•  all of their Scheme Shares (including any rights and entitlements attaching to those shares) which are transferred to Tamboran US HoldCo under the Scheme will, at the date of transfer, be fully paid and free from any Encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

•  they have full power and capacity to sell and transfer their Scheme Shares (including all rights and entitlements attaching to them) to Tamboran US HoldCo.

You should ensure that these warranties can be given by you prior to, and remain correct as at, the Implementation Date.

Section 4.9 and Annexure C

Overview of Tamboran US HoldCo

Who is Tamboran US HoldCo?

Tamboran US HoldCo is a newly formed company incorporated under the laws of the State of Delaware for the specific purpose of becoming the United States parent company of Tamboran Group.

As at the date of this Scheme Booklet, Tamboran US HoldCo has not conducted, and has no current intent to conduct, any business other than entering into the agreements and performing the acts which are detailed in this Scheme Booklet.

After the Effective Date, Tamboran US HoldCo will become the new holding company of Tamboran and the new parent company of Tamboran Group. Subject to the Scheme becoming Effective and ASX approval, Tamboran US HoldCo will become listed on ASX.

Section 6

Who will be the directors of Tamboran US HoldCo?	Upon implementation of the Scheme, the Tamboran US HoldCo Board will be initially comprised of the same individuals as the Tamboran Board, namely: • Richard Stoneburner; • Joel Riddle; • Fred Barrett;	Section 6.3(a)

Question	Answer	More information

• John Bell Snr.; • Patrick Elliott; • The Hon. Andrew Robb AO; • David Siegel; • Stephanie Reed; and • Ryan Dalton.

Who will serve in senior management leadership roles if the Scheme becomes Effective?

The senior management personnel of Tamboran US HoldCo will be comprised of the same senior management personnel of Tamboran, which are as at the date of this Scheme Booklet:

•  Joel Riddle, Managing Director and Chief Executive Officer;

•  Eric Dyer, Chief Financial Officer; and

•  Faron Thibodeaux, Chief Operating Officer.

Section 6.3(b)

Will there be changes to the operations or strategy of Tamboran Group as a result of the Proposed Transaction?	If the Scheme becomes Effective, Tamboran Group will continue to have the same assets and liabilities. The Tamboran Board expect very few changes to the operations or strategy of Tamboran Group as a result of the Proposed Transaction.	Section 6.11

What are Tamboran US HoldCo’s intentions if the Scheme becomes Effective?

If the Scheme becomes Effective, Tamboran US HoldCo currently intends (among other things) to pursue a listing on a United States securities exchange (such as NYSE), to operate Tamboran Group’s business and strategy in a manner consistent with past practice, and to continue the employment of its current employees without any major change or amendment.

However, following the Proposed Transaction, the Tamboran US HoldCo Board may undertake a review of Tamboran Group and consider whether there are appropriate measures required to streamline its operations and structure. Additionally, future economic, market and business conditions may cause Tamboran US HoldCo to make changes it considers necessary and in the interests of Tamboran US HoldCo CDI Holders.

Section 6.11

Question	Answer	More information

Scheme Consideration, Tamboran US HoldCo CDIs and Tamboran Options

What consideration will I receive if the Scheme becomes Effective?

If the Scheme becomes Effective, and you are not an Ineligible Foreign Holder, you will receive one Tamboran US HoldCo CDI for each Tamboran Share you own as at the Record Date.

Scheme Shareholders who are Ineligible Foreign Holders will not be issued Tamboran US HoldCo CDIs. Instead, the Tamboran US HoldCo CDIs to which Ineligible Foreign Holders would otherwise be entitled to under the Scheme will be issued to the Sale Agent and sold through the Sale Facility, with the net proceeds of the sale being remitted to those Scheme Shareholders.

Sections 4.4 and 4.6

When will the Scheme become Effective?

If the Conditions Precedent are satisfied or waived (as applicable) and the Scheme is agreed to by the Requisite Majority of the Tamboran Shareholders at the Scheme Meeting, Tamboran will apply to the Court to approve the Scheme at the Second Court Date.

The Scheme will become Effective on the date on which the Court order approving the Scheme is lodged with ASIC. The Scheme is expected to become Effective on the Business Day following the Second Court Date.

Section 4.14

Can I elect to receive Tamboran US HoldCo Shares instead of Tamboran US HoldCo CDIs?

Scheme Shareholders cannot elect to receive Tamboran US HoldCo Shares instead of Tamboran US HoldCo CDIs as part of the Scheme.

However, once issued, Tamboran US HoldCo CDIs can be converted into Tamboran US HoldCo Shares (on a 200:1 basis) and vice versa (on a 1:200 basis) at any time following the Implementation Date.

Annexure F

What happens on the Implementation Date and when will I receive the Scheme Consideration?

If the Scheme becomes Effective, on the Implementation Date, you will (provided that you are not an Ineligible Foreign Holder):

•  be issued your Tamboran US HoldCo CDIs; and

•  have your name entered in the records maintained by CDN as the holder of the Tamboran US HoldCo CDIs issued to you.

If you are an Ineligible Foreign Holder, you will receive the proceeds of the sale of the Tamboran US HoldCo CDIs to which you would otherwise be entitled to under the Scheme Tamboran US HoldCo, net of costs, as soon as reasonably possible after implementation of the Scheme.

Section 9.2(h)

Question	Answer	More information

What are CDIs?

A CDI is a CHESS depositary interest representing a unit of beneficial ownership in a share (or other equity security) of a foreign registered entity, either registered in the name of or held beneficially by CDN.

Tamboran US HoldCo CDIs will confer a beneficial interest in 1/200th of a Tamboran US HoldCo Share and will be traded on ASX. Holders of Tamboran US HoldCo CDIs will receive all the economic benefits of actual ownership of the underlying Tamboran US HoldCo Shares, such as dividends, bonus issues and rights issues. Tamboran US HoldCo will generally be required to treat holders of CDIs as if they were the holders of the Tamboran US HoldCo Shares represented by those CDIs.

A Tamboran US HoldCo CDI will have rights that are economically equivalent to the rights attaching to a Tamboran US HoldCo Share. Tamboran US HoldCo CDIs will be quoted and traded on ASX in Australian dollars under the symbol ‘TBN’.

A Tamboran US HoldCo CDI Holder will not be a registered shareholder of Tamboran US HoldCo. Instead, the underlying Tamboran US HoldCo Shares will be held on behalf of CDN, a subsidiary of ASX. A Tamboran US HoldCo CDI Holder can direct CDN how to vote the shares represented by its CDIs (or appoint the CDI holder or another person to do so). Annexure F to this Scheme Booklet provides a further description of the rights and entitlements attaching to CDIs generally, including in relation to voting.

Sections 4.5 and Annexure F

How has the exchange ratio been determined?

The exchange ratio has been determined by Tamboran and Tamboran US HoldCo having regard to:

•  the current trading price of Tamboran Shares on ASX;

•  the theoretical trading price of Tamboran US HoldCo Shares and the trading price that is expected of a stock listing on a major stock exchange in the United States (as well as ASX); and

•  the fact that Tamboran currently has 1,716,672,571 Tamboran Shares on issue.

The exchange ratio will effect an ‘implicit consolidation’ of the securities a Tamboran Shareholder holds as at the Record Date in that the existing Tamboran Shares on issue in Tamboran will effectively be consolidated on a 200-to-1 basis on their replacement with new Tamboran US HoldCo Shares to be issued in Tamboran US HoldCo.

As a result, on implementation of the Scheme, Tamboran US HoldCo will have 1/200th of the number of shares on issue (in the form of common stock) as compared with the number of Tamboran Shares that Tamboran currently has on issue.

N/A

Question	Answer	More information

Will I be able to trade my Tamboran US HoldCo CDIs?

Yes, Tamboran Shares currently trade on ASX and, if the Scheme becomes Effective, subject to confirmation with ASX, Tamboran US HoldCo CDIs will trade on ASX.

It is expected that you will be able to trade the Tamboran US HoldCo CDIs on a deferred settlement basis commencing on the Business Day after the Effective Date.

On and from the Implementation Date, Tamboran US HoldCo CDI Holders will be able to convert their Tamboran US HoldCo CDIs into Tamboran US HoldCo Shares, however the Tamboran US HoldCo Shares will not be tradeable on ASX.

Section 9.2(e) and Annexure F

Are there any differences between Tamboran Shares and Tamboran US HoldCo CDIs?

Yes, while the rights attaching to Tamboran US HoldCo CDIs are similar to the rights attaching to Tamboran Shares, they are interests in securities held in a United States domiciled company governed by the laws and regulations of the United States and, in particular, the laws and regulations of the State of Delaware, and therefore there are differences.

A non-exhaustive comparison of corporate laws applicable in respect of Tamboran and Tamboran US HoldCo is set out in Annexure G.

Annexure G

How do I find out whether I am an Ineligible Foreign Holder?

An Ineligible Foreign Holder is a Tamboran Shareholder:

•  whose address as shown in the Tamboran Share Register on the Record Date is in a jurisdiction outside Australia, Canada, Republic of Cyprus, Hong Kong, India, Italy, Luxembourg, Malaysia, New Zealand, Singapore, United Kingdom and United States; and

•  who Tamboran otherwise determines (in its absolute discretion) that it would be unlawful, unduly onerous or unduly impracticable to issue the Scheme Consideration to such Scheme Shareholder in the relevant jurisdiction.

As at the date of this Scheme Booklet, there are no Ineligible Foreign Holders.

If you have any questions regarding the treatment of Ineligible Foreign Holders under the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time).

Section 4.6

Question	Answer	More information

What if I am an Ineligible Foreign Holder?

Although all Tamboran Shareholders as at the Record Date are able to participate in the Scheme, Ineligible Foreign Holders will not receive the Scheme Consideration in the form of Tamboran US HoldCo CDIs.

If you are an Ineligible Foreign Holder, the number of Tamboran US HoldCo CDIs that would otherwise have been issued in your name under the Scheme will be issued to the Sale Agent, who will sell those Tamboran US HoldCo CDIs as soon as reasonably practicable, and promptly remit the proceeds of such sale, net of costs, to such Ineligible Foreign Holders.

Sections 4.6 and 4.7

Can I apply for more Tamboran US HoldCo CDIs?	There is no option to apply for more Tamboran US HoldCo CDIs through the Scheme process.	N/A

Can I choose to receive cash instead of Tamboran US HoldCo CDIs?

No, there is no option for Tamboran Shareholders to receive cash instead of Tamboran US HoldCo CDIs. However, once you have received your Tamboran US HoldCo CDIs, you may sell some or all of these on the ASX following the listing of the Tamboran US HoldCo CDIs, which is expected to occur on a deferred settlement basis on the trading day after the Effective Date and, after that, on a normal T+2 settlement basis commencing on the Business Day after the Implementation Date (or such other date as ASX requires) following the despatch of holding statements and confirmation advices for Tamboran US HoldCo CDIs issued under the Scheme (expected to occur on the Implementation Date).

Alternatively, you may sell your Tamboran Shares on ASX at any time before the close of trading on the Effective Date.

N/A

Can I sell my Tamboran Shares?

Yes, you can sell your Tamboran Shares on ASX at any time before the close of trading on the Effective Date.

Tamboran Shares will be suspended from official quotation on ASX from the close of trading on the Effective Date. You will not be able to sell your Tamboran Shares on ASX after this time. However, the Tamboran US HoldCo CDIs you receive pursuant to the Scheme (assuming you are not an Ineligible Foreign Holder) will commence trading on ASX on the trading day after the Effective Date, and you may continue to hold or sell them.

N/A

Question	Answer	More information

If you sell your Tamboran Shares on ASX prior to close of trading on the Effective Date:

•  you may be required to pay brokerage on the sale;

•  if the Scheme becomes Effective, you will not receive any Scheme Consideration which would have otherwise been attributed to the Tamboran Shares that you have sold;

•  you will not share in any potential ongoing benefits of owning Tamboran US HoldCo CDIs; and

•  there may be different taxation consequences for you compared to those that would arise under implementation of the Proposed Transaction.

What are the taxation implications of the Scheme?

The transfer of your Tamboran Shares pursuant to the Scheme may have taxation implications for you depending on your individual circumstances.

A general outline of the main taxation implications of the Scheme for certain Tamboran Shareholders is set out in section 8.

As the outline is general in nature, you should consult with your own tax adviser for detailed taxation advice regarding the Australian and, if applicable, foreign taxation implications of participating in the Scheme in light of your particular circumstances, before deciding how to vote on the Scheme.

Section 8

Will I be entitled to capital gains tax (‘CGT’) roll-over relief as part of the Proposed Transaction?

It is expected that Australian tax resident Tamboran Shareholders who prima facie makes a capital gain or loss from disposing their Tamboran Shares in exchange for Tamboran US HoldCo CDIs pursuant to the Scheme may be able to obtain CGT roll-over relief in Australia.

Notwithstanding this, you are urged to seek your own professional tax advice with respect to the taxation implications of the Scheme.

Tamboran Shareholders should note that Tamboran has applied for a class ruling from the ATO to confirm whether CGT roll-over relief will be available.

Section 8.2(a)(i)(B)

What will happen to the existing Tamboran Options?	The existing Tamboran Options arise out of contracts between Tamboran and the relevant Tamboran Option Holders. Under those contracts, the existing Tamboran Options will continue after implementation of the Proposed Transaction, however the entitlements of Tamboran Option Holders to be issued Tamboran Shares will instead become entitlements to be issued Tamboran US HoldCo CDIs, subject to other minor variations set out in section 10.6. In all other respects, the existing Tamboran Options will continue to be subject to the contractual terms pursuant to which they were granted.	Section 10.6

Question	Answer	More information

Scheme Meeting and voting

When and where will the Scheme Meeting be held?	The Scheme Meeting will be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time).	Annexure E

What am I being asked to vote on?	You are being asked to vote on whether to approve the Scheme Resolution. The text of the Scheme Resolution is set out in the Notice of Scheme Meeting in Annexure E.	Annexure E

Who is entitled to vote?	If you are registered as a Tamboran Shareholder at 7:00pm (Sydney time) on Wednesday, 29 November 2023 you are be entitled to vote on the Scheme Resolution to be proposed at the Scheme Meeting.	Annexure E

What is the Tamboran Shareholder approval threshold for the Scheme?

The Scheme is required to be approved by the Requisite Majority of Tamboran Shareholders at the Scheme Meeting, which is:

•  unless the Court orders otherwise, a majority in number (more than 50%) of Tamboran Shareholders present and voting at the Scheme Meeting (in person, online or by proxy, body corporate representative or attorney); and

•  at least 75% of the total number of votes cast on the Scheme Resolution.

If agreed to by the Requisite Majority, the Scheme will only become Effective if it is approved by the Court on the Second Court Date and subject to the other outstanding conditions precedent of the Scheme having been satisfied or, where applicable, waived.

Section 4.14

Why should I vote at the Scheme Meeting?

Your vote is important in determining whether the Scheme will proceed.

The Tamboran Board unanimously recommend that you vote in favour of the Scheme, subject to no superior proposal emerging and the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders.

Section 2

Question	Answer	More information

How do I vote?

You may vote by:

•  attending the Scheme Meeting in person or online;

•  appointing a proxy to attend on your behalf, by completing and lodging the Proxy Form by 10:00am (Sydney time) on Wednesday, 29 November 2023;

•  appointing an attorney to vote on your behalf; or

•  in the case of a corporation that is a Tamboran Shareholder, by appointing an authorised body corporate representative to attend on your behalf.

Voting on the Scheme is not compulsory. However, your vote is important and if the Scheme Resolution is agreed to by the Requisite Majority, the Scheme may still become Effective even if you do not vote on, or vote against, the Scheme.

Further information regarding voting on the Scheme is set out in the Notice of Scheme Meeting in Annexure E.

Annexure E

How can I vote if I cannot attend the Meeting?	If you would like to vote but cannot attend the Scheme Meeting in person or online, you can vote by appointing a proxy, attorney or corporate representative (if applicable) to attend and vote on your behalf, including by lodging your proxy online at https://www.votingonline.com.au/tamboranscheme.	Annexure E

What happens if I do not vote on, or vote against, the Scheme?	Even if you do not vote on, or vote against, the Scheme, the Scheme may still become Effective if the Scheme Resolution is agreed to by the Requisite Majority, the Court approves the Scheme and any other outstanding conditions precedent to the Scheme have been satisfied or, where applicable, waived.	Section 2.3(b)

When will the result of the Scheme meeting be available?	The result of the Scheme Meeting will be announced on ASX shortly after the conclusion of the Scheme Meeting.	N/A

Can I oppose the Scheme?

Yes, any Tamboran Shareholder may oppose the Scheme by:

•  attending the Scheme Meeting in person, online, or by proxy, attorney or body corporate representative, and voting against the Scheme Resolution;

•  attending the Court on the Second Court Date to oppose the Court exercising its discretion to grant orders approving the Scheme; or

•  making a complaint to ASIC about the Scheme.

You should be aware that even if you vote against the Scheme, the Scheme may still become Effective if it is agreed to by the Requisite Majority and approved by the Court. If this occurs, your Tamboran Shares will be transferred to Tamboran US HoldCo and you will receive the Scheme Consideration even though you voted against the Scheme.

‘Important Notices’ under ‘Notice of Second Court Hearing’

Question	Answer	More information

If you intend to oppose the Scheme at the Second Court Date, you should seek legal advice in relation to your position.

What happens if the Scheme is not approved or the Scheme does not become Effective?

If the Scheme is not approved by the Requisite Majority of Tamboran Shareholders at the Scheme Meeting or the Court, if any of the conditions precedent to the Scheme are not satisfied or, where applicable, waived, then the Scheme Implementation Deed may be terminated and the Scheme will not become Effective.

In this situation:

•  you will retain your Tamboran Shares and you will not be issued the Scheme Consideration;

•  your Tamboran Shares will remain listed on ASX and your investment will continue to be in an Australian domiciled entity and you will continue to be exposed to the benefits and risks associated with your investment in Tamboran Shares;

•  Tamboran’s Share price may be reduced to the extent that the market reflects an assumption that the Scheme will be completed;

•  Tamboran will have incurred significant costs, time and resources for no outcome;

•  the advantages of the Proposed Transaction as described in full in section 2.1 of this Scheme Booklet may not be realised; and

•  some of the key disadvantages and risks of the Proposed Transaction as described in section 2.2 of this Scheme Booklet may not arise.

Section 4.15

Voting considerations

What do the Tamboran Directors recommend?

The Tamboran Board unanimously recommends that you vote in favour of the Scheme, subject to no superior proposal emerging and the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders.

The Tamboran Directors intend to vote, or procure the voting, in favour of the Scheme with respect to any Tamboran Shares controlled or held by, or on behalf of, them.

Section 4.3

Question	Answer	More information

What is the Independent Expert’s conclusion?

BDO Corporate Finance (WA) Pty Ltd was appointed by Tamboran as the Independent Expert to assess the merits of the Proposed Transaction.

The Independent Expert has concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information.

You should carefully review the Independent Expert’s Report set out in Annexure A in its entirety before deciding how to vote on the Scheme.

Section 4.9 and Annexure A

What are the advantages of the Proposed Transaction?	Some of the advantages of the Proposed Transaction are set out in section 2.1.	Section 2.1

What are the disadvantages of the Proposed Transaction?	Some of the potential disadvantages of the Proposed Transaction are set out in section 2.2.	Section 2.2

What are the risks for me if the Scheme becomes Effective?	There are a range of risks for Tamboran Shareholders associated with implementation of the Scheme that are set out in section 7.	Section 7

What happens if a competing proposal to the Proposed Transaction emerges?	If a competing proposal is received by Tamboran, the Tamboran Directors will carefully consider the proposal and keep you informed of any material developments.	N/A

Other questions

Will I have to pay brokerage fees on the disposal of my Tamboran Shares pursuant to the Scheme?

Tamboran Shareholders who are not Ineligible Foreign Holders will not pay brokerage fees on the disposal of their Tamboran Shares pursuant to the Scheme.

If you are an Ineligible Foreign Holder, the Sale Agent will deduct brokerage and other costs from the sale of Tamboran US HoldCo CDIs that would otherwise have been issued to you and pay you the net amount.

Section 4.12

Question	Answer	More information

What other information is available?

You should carefully read the detailed information in relation to the Scheme provided in this Scheme Booklet in its entirety.

Further information in relation to Tamboran can be obtained from Tamboran’s website at www.tamboran.com.

N/A

Who can help answer my questions about the Scheme?	If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time).	N/A

4	Overview of the Proposed Transaction

4.1	Background

Tamboran is proposing to re-domicile from Australia to the United States through a transaction that will involve:

•	superimposing, or “top-hatting”, a new United States company, Tamboran US HoldCo, as the new holding company of the Tamboran Group; and

•

Tamboran Shareholders (except for any Ineligible Foreign Holders) exchanging all of their Tamboran Shares for new securities in Tamboran US HoldCo by way of a Court and shareholder approved mechanism known as a ‘scheme of arrangement’.

On 12 October 2023, Tamboran and Tamboran US HoldCo executed a Scheme Implementation Deed, under which the parties have agreed to implement the Scheme between Tamboran and Tamboran Shareholders.

A summary of the Scheme Implementation Deed is included in section 9.1 and a copy of the Scheme Implementation Deed is set out in Annexure B. A copy of the Scheme is set out in Annexure C.

On 24 October 2023, Tamboran US HoldCo executed the Deed Poll in favour of the Tamboran Shareholders, under which it will provide the Scheme Consideration to each Scheme Shareholder and, in the case of Ineligible Foreign Holders, to the Sale Agent in accordance with the terms of the Scheme, and undertake all other actions attributed to it under the Scheme.

A copy of the Deed Poll is contained in Annexure D.

4.2	Effect on Tamboran Shareholders if the Scheme becomes Effective

If the Scheme becomes Effective:

(a)

all Tamboran Shareholders (whether or not they voted for or voted against the Scheme) who hold Tamboran Shares as at the Record Date will participate in and be bound by the Scheme, regardless of their voting decision;

(b)	all of the Tamboran Shares will be transferred from Tamboran Shareholders who hold Tamboran Shares as at the Record Date to Tamboran US HoldCo in return for the Scheme Consideration;

(c)	Tamboran US HoldCo will list on ASX and become the new holding company of Tamboran and the parent company of Tamboran Group;

(d)	Tamboran will de-list from ASX and become a wholly-owned subsidiary of Tamboran US HoldCo;

(e)

Tamboran Shareholders (except for any Ineligible Foreign Holders) who hold Tamboran Shares as at the Record Date will retain an equivalent proportional economic interest in Tamboran US HoldCo as they previously held in Tamboran, and will become holders of Tamboran US HoldCo CDIs which will be traded on ASX;

(f)

the Tamboran US HoldCo CDIs to which Ineligible Foreign Holders would otherwise have been entitled will be issued to the Sale Agent and sold in accordance with the Sale Facility, with the net proceeds of such sale being remitted to the Ineligible Foreign Holders; and

(g)	there will be no changes to the operations, management and strategy of Tamboran Group.

4.3	Recommendation of the Tamboran Board

The Tamboran Board has evaluated the Proposed Transaction and other strategic alternatives to enhance value for Tamboran Shareholders. As part of this evaluation, the Tamboran Board has considered their independence and believe that there are no factors impacting their independence at the time of the Scheme or that are likely to arise after implementation of the Scheme as a result of the Proposed Transaction. Senior management has participated in the discussions and analysis surrounding the Proposed Transaction but will not receive any direct benefit from implementation of the Proposed Transaction.

Having considered various options, the Tamboran Board considers the Proposed Transaction is the most appropriate way forward and unanimously recommends that Tamboran Shareholders vote in favour of the Scheme, subject to no superior proposal emerging and the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders.

The Tamboran Directors intend to vote, or procure the voting, in favour of the Scheme with respect to any Tamboran Shares controlled or held by, or on behalf of, them.

4.4	Scheme Consideration

If the Scheme becomes Effective, each Scheme Shareholder (other than any Ineligible Foreign Holder) will be entitled to receive the Scheme Consideration of one Tamboran US HoldCo CDI in exchange for every Tamboran Share held as at the Record Date. One Tamboran US HoldCo CDI will confer a beneficial interest in 1/200th of a Tamboran US HoldCo Share. The Scheme Consideration will be issued to the Scheme Shareholders on the Implementation Date.

Importantly, the Proposed Transaction will not change a Scheme Shareholder’s underlying ownership interests in Tamboran Group (subject to the Sale Facility aspect of the Proposed Transaction dealing with the interests of Ineligible Foreign Holders).

Refer to section 4.7 for further details on the Sale Facility.

4.5	CHESS depositary interests

CDIs are instruments used to enable securities of foreign companies, such as Tamboran US HoldCo, to be traded on ASX and settled and held in CHESS.

Tamboran US HoldCo CDI Holders will obtain all the economic benefits of actual ownership of Tamboran US HoldCo Shares. Tamboran US HoldCo CDIs will confer the beneficial interest in Tamboran US HoldCo Shares on the holders while the legal title or beneficial ownership to Tamboran US HoldCo Shares will be held by CHESS Depositary Nominees Pty Ltd (CDN), a wholly owned subsidiary of ASX Limited.

Tamboran US HoldCo CDIs can be converted into Tamboran US HoldCo Shares (on a 200:1 basis) and vice versa (on a 1:200 basis) at any time following the Implementation Date.

Annexure F to this Scheme Booklet provides a further description of the rights and entitlements attaching to CDIs generally, including in relation to voting.

4.6	Ineligible Foreign Holders

An Ineligible Foreign Holder is a Tamboran Shareholder:

(a)

whose address as shown in the Tamboran Share Register on the Record Date is a place outside of Australia, Canada, Republic of Cyprus, Hong Kong, India, Italy, Luxembourg, Malaysia, New Zealand, Singapore, United Kingdom and United States; and

(b)

who Tamboran determines (in its absolute discretion) that it would be unlawful, unduly onerous or unduly impractical to issue the Scheme Consideration to such Scheme Shareholder in the relevant jurisdiction.

Ineligible Foreign Holders will not be issued Tamboran US HoldCo CDIs. Instead, the Tamboran US HoldCo CDIs to which Ineligible Foreign Holders would otherwise be entitled to under the Scheme will be issued to the Sale Agent and sold through the Sale Facility, with the net proceeds of the sale being remitted to those Ineligible Foreign Holders.

As at the date of this Scheme Booklet, there are no Ineligible Foreign Holders.

If you are an Ineligible Foreign Holder, refer to section 4.7 for further information on the Sale Facility.

4.7	Sale Facility

The Sale Facility will be established to sell the Scheme Consideration that would otherwise have been issued to Ineligible Foreign Holders.

If you are an Ineligible Foreign Holder, the entire Scheme Consideration that would otherwise have been issued to you will be issued to the Sale Agent, as your nominee on trust, for sale through the Sale Facility and you will receive a pro rata share of the net proceeds from the sale of all Scheme Consideration sold through the Sale Facility. Ineligible Foreign Holders will receive the proceeds of sale after deductions for applicable brokerage, foreign exchange, stamp duty and other selling costs, taxes and charges.

The Sale Agent will sell the Tamboran US HoldCo CDIs in such manner, on such financial markets, at such price and on such other terms as the Sale Agent determines in good faith, having due regard to the desire to achieve the best price reasonably available at the time of sale.

The Sale Facility will operate as follows:

(a)	as soon as reasonably practicable (Sale Period), the Sale Agent will arrange for the sale of all the Tamboran US HoldCo CDIs allotted to it, held for the benefit of Ineligible Foreign Holders; and

(b)

after settlement of the sale of the last of the Tamboran US HoldCo CDIs held by the Sale Agent, the Sale Agent will then promptly remit the sale proceeds in A$ dollars, less any applicable brokerage, foreign exchange, stamp duty, currency conversion and other selling costs, taxes and charges, to each Ineligible Foreign Holder for their pro rata share of the aggregate sale proceeds.

Each Ineligible Foreign Holder will receive their pro rata share of the aggregate sale proceeds on an averaged basis so that all Ineligible Foreign Holders will receive the same A$ equivalent price per Tamboran US HoldCo CDI (subject to rounding down to the nearest whole cent (in Australian dollars)).

The actual price received by an Ineligible Foreign Holder for their Tamboran US HoldCo CDIs that are sold under the Sale Facility may be less than the actual price that is received by the Sale Agent for those Tamboran US HoldCo CDIs, less any applicable brokerage, foreign exchange, stamp duty and other selling costs, taxes and charges in respect of those Tamboran US HoldCo CDIs.

Payment of the proceeds of the sale of Tamboran US HoldCo CDIs under the Sale Facility will be in full and final satisfaction of the rights of Ineligible Foreign Holders under the Scheme, and will be made as soon as practicable after implementation of the Scheme by either:

(a)

electronic funds transfer in A$ into a bank account with any Australian “Authorised Deposit-taking Institution” (as defined in the Corporations Act) notified by the relevant Ineligible Foreign Holder to Tamboran (or the Tamboran Share Registry) and recorded in, or for the purposes of, the Tamboran Share Register at the Record Date; or

(b)

if a bank account has not been notified to Tamboran US HoldCo, dispatching a cheque for the relevant amount in A$ sent to the relevant Ineligible Foreign Holder by prepaid post (at the risk of that Ineligible Foreign Holder) to their address as it appears on the Tamboran Share Register on the Record Date.

There is no guarantee that there will be a liquid market for the Tamboran US HoldCo CDIs. Prices for the Tamboran US HoldCo CDIs may rise and fall during the Sale Period and will depend on many factors, including the demand for and supply of the Tamboran US HoldCo CDIs. As such, the proceeds that Ineligible Foreign Holders receive under the Sale Facility may be less than the market value of Tamboran Shares as at the date of this Scheme Booklet.

None of Tamboran, Tamboran US HoldCo or the Sale Agent gives any assurance as to the price that will be achieved for the sale of the Tamboran US HoldCo CDIs under the Sale Facility. The sale of the Tamboran US HoldCo CDIs will be at the risk of the relevant Ineligible Foreign Holder and the Sale Agent is not liable for failure to sell any Tamboran US HoldCo CDIs under the Sale Facility at a particular price.

If Tamboran US HoldCo receives professional advice that any withholding or other tax is required by law or by a Regulatory Authority to be withheld from a payment to an Ineligible Foreign Holder, Tamboran US HoldCo will withhold the relevant amount before making the payment to the relevant Ineligible Foreign Holder. Tamboran US HoldCo will pay any withheld amounts to the relevant tax authorities in accordance with the applicable laws. If requested in writing by the relevant Ineligible Foreign Holder, Tamboran US HoldCo will provide a receipt or other appropriate evidence of such payment to that Ineligible Foreign Holder.

4.8	Withholding taxes under the Sale Facility

United States back-up withholding may apply to the proceeds from the Sale Facility payable to a US Holder (as that term is defined in section 8.1) if such holder fails to provide its correct taxpayer identification number or otherwise fails to certify its exemption from backup withholding. US Holders who are required to establish their exempt status generally will be required to provide a properly completed applicable IRS Form W-9 or W-8 to the Tamboran Share Registry.

4.9	Conclusion of the Independent Expert

Tamboran has appointed BDO Corporate Finance (WA) Pty Ltd as the Independent Expert to prepare a report to ascertain whether, in its view, the Scheme is in the best interests of Tamboran Shareholders.

The Independent Expert has concluded that, on balance and considering Tamboran Shareholders as a whole, the advantages of the Scheme outweigh its disadvantages and, accordingly, has opined that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information.

A copy of the Independent Expert’s Report is set out in Annexure A.

The Tamboran Board encourages you to read the Independent Expert’s Report in full before deciding how to vote on the Scheme.

4.10	Warranty and appointment of Tamboran as agent and attorney by Tamboran Shareholders

Under the terms of the Scheme, each Tamboran Shareholder:

(a)

is deemed to have warranted to Tamboran, and is deemed to have authorised Tamboran to warrant to Tamboran US HoldCo as agent and attorney for the Tamboran Shareholder, that to the extent permitted by law:

(i)

all of its Scheme Shares (including any rights and entitlements attaching to those shares) which are transferred to Tamboran US HoldCo under the Scheme will, at the date of the transfer, be fully paid and free from any Encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

(ii)	it has full power and capacity to sell and transfer its Scheme Shares (including all rights and entitlements attaching to them) to Tamboran US HoldCo under the Scheme; and

(b)

without the need for any further action, also irrevocably appoints Tamboran and each of the Tamboran Directors and officers of Tamboran, jointly and severally, as its attorney and agent for the purposes of:

(i)	enforcing the Deed Poll against Tamboran US HoldCo;

(ii)	in the case of Scheme Shares in a CHESS holding:

(A)

causing a message to be transmitted to ASX Settlement in accordance with the ASX Settlement Rules so as to transfer the Scheme Shares held by the Scheme Shareholder from the CHESS sub-register of Tamboran to the issuer sponsored sub-register operated by Tamboran or the Tamboran Share Registry at any time after Tamboran US HoldCo has provided the Scheme Consideration which is due under this Scheme to Scheme Shareholders; and

(B)	completing and signing on behalf of Scheme Shareholders any required form of transfer of Scheme Shares;

(iii)

in the case of Scheme Shares registered in the issuer sponsored sub-register operated by Tamboran or the Tamboran Share Registry, completing and signing on behalf of Scheme Shareholders any required form of transfer; and

(iv)

doing all things and executing all deeds, agreements, instruments, transfers or other documents that may be necessary or desirable to give full effect to the Scheme and the transactions contemplated by it, and Tamboran accepts such appointment.

Tamboran, as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this section 4.10 to all or any of its directors and officers (jointly, severally or jointly and severally).

4.11	Tax consequences for Tamboran Shareholders if the Scheme becomes Effective

A general outline of the main United States and Australian taxation implications of the Scheme for certain Tamboran Shareholders is set out in section 8. The information set out in section 8 is expressed in general terms and is not intended to provide taxation advice in respect of the particular circumstances of any Tamboran Shareholder. In addition, Tamboran Shareholders are strongly urged to consult with their tax advisers as to the specific taxation consequences for them in connection with the Proposed Transaction, including the applicability and effect of foreign and local income and other tax laws in their particular circumstances.

4.12	No brokerage or stamp duty

No brokerage or stamp duty will be payable by Scheme Shareholders on the transfer of your Tamboran Shares to Tamboran US HoldCo pursuant to the Scheme. However, brokerage fees will be incurred by Ineligible Foreign Holders whose attributable Tamboran US HoldCo CDIs will be issued to, and sold by, the Sale Agent.

4.13	Scheme Meeting

On 27 October 2023, the Court ordered Tamboran to convene the Scheme Meeting in accordance with the Notice of Scheme Meeting at which Tamboran Shareholders will be asked to approve the Scheme. The Court order does not constitute an endorsement of, or any other expression of opinion on, the Scheme or this Scheme Booklet.

The Scheme Meeting will be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time) and virtually via an online platform at web.lumiagm.com/331824008. Voting eligibility for the Scheme Meeting will be determined as at 7:00pm (Sydney time) on Wednesday, 29 November 2023.

The terms of the Scheme Resolution to be considered at the Scheme Meeting, including how to vote, is set out in the Notice of Scheme Meeting contained in Annexure E.

4.14	Implementation, timetable and procedures relating to the Proposed Transaction

If the Scheme:

(a)	is approved by:

(i)	the Requisite Majority of Tamboran Shareholders, being:

(A)	a majority in number (more than 50%) of Tamboran Shareholders present and voting at the Scheme Meeting (in person, online, or by proxy, attorney or body corporate representative); and

(B)	at least 75% of the total number of votes cast on the Scheme Resolution at the Scheme Meeting (in person, online, or by proxy, attorney or body corporate representative);

(ii)	the Court; and

(b)	and all other conditions precedent to the Scheme are satisfied or, where applicable, waived,

Tamboran will lodge the Court order approving the Scheme with ASIC, upon which the Scheme will become Effective and the Proposed Transaction will be implemented, including the issue of the Scheme Consideration to Scheme Shareholders and, in the case of Ineligible Foreign Holders, to the Sale Agent.

It is expected that the Scheme will be implemented on Monday, 18 December 2023. The key dates and times in relation to the Scheme are set out at the beginning of this Scheme Booklet. These key dates are indicative only and are subject to change.

4.15	Effect on Tamboran Shareholders if the Scheme does not become Effective

If the Scheme is not approved and does not become Effective:

(a)	Tamboran Shareholders will retain their current interests in Tamboran and will continue to receive the benefits of, and be exposed to the risks associated with, holding an investment in Tamboran;

(b)	Tamboran will continue to operate as the parent company of Tamboran Group and Tamboran Group will remain domiciled in Australia;

(c)	Tamboran Shareholders will not receive the Scheme Consideration;

(d)	Tamboran’s Share price may be reduced to the extent that the market reflects an assumption that the Scheme will be completed;

(e)	Tamboran will have incurred significant costs, time and resources for no outcome;

(f)	the advantages of the Proposed Transaction as described in full in section 2.1 of this Scheme Booklet may not be realised; and

(g)	some of the key disadvantages and risks of the Proposed Transaction as described in section 2.2 of this Scheme Booklet may not arise.

4.16	Listing of Tamboran US HoldCo on ASX and a United States securities exchange

(a)	ASX

An application will be made for the admission of Tamboran US HoldCo to the official list of ASX and for the quotation of Tamboran US HoldCo CDIs after the date of this Scheme Booklet. Approval of the listing of Tamboran US HoldCo is a condition to implementation of the Scheme.

It is expected that, provided ASX grants approval for the listing and quotation, that Tamboran US HoldCo CDIs will commence trading on ASX, initially on a deferred settlement basis commencing on the Business Day after the Effective Date.

(b)	United States securities exchange

In order to maximise the benefits of the Proposed Transaction, Tamboran US HoldCo intends to seek admission to have its shares traded on a United States securities exchange, such as NYSE, in the calendar year 2024. Whilst there is no guarantee that admission will occur, Tamboran US HoldCo expects a listing, should one proceed, to occur in the first half of 2024. If this listing does occur, Tamboran Shareholders will have the option of trading Tamboran US HoldCo CDIs on ASX in Australia or, after converting Tamboran US HoldCo CDIs into Tamboran US HoldCo Shares, trading Tamboran US HoldCo Shares on a securities exchange in the United States.

Even if a listing on a United States securities exchange does not occur, the Tamboran Board believes that a re-domiciliation of Tamboran Group from Australia to the United States would have sufficient benefits to warrant doing so.

4.17	What to do next

(a)	Read the remainder of this Scheme Booklet

You should read the remainder of this Scheme Booklet (including the Independent Expert’s Report set out in Annexure A) carefully in full and consider the choices available to you below, having regard to your personal risk profile, portfolio strategy, taxation position and financial circumstances and seek professional advice before making any decision in relation to the Scheme.

(b)	Frequently asked questions

Answers to various frequently asked questions about the Scheme are set out in section 3.

If you require further information or have any questions in relation to the Scheme, please contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time) or consult your legal, financial, tax or other professional adviser.

(c)	Consider the key reasons to vote in favour of, or against, the Scheme

Tamboran Shareholders should refer to section 2 for guidance on the key reasons to vote in favour of, or against, the Scheme and section 7 for guidance on the risk factors associated with the Scheme.

(d)	Consider your options

As a Tamboran Shareholder, you have the following choices currently available to you:

(i)	Vote in favour of the Scheme at the Scheme Meeting

The Tamboran Board unanimously recommends that you vote in favour of the Scheme, subject to no superior proposal emerging and the Independent Expert continuing to conclude that the Scheme is in the best interests of Tamboran Shareholders.

The key reasons for the unanimous recommendation of the Tamboran Board are set out in full in section 2.1.

If you wish to support the Scheme, you can do so by voting in favour of the Scheme at the Scheme Meeting. For directions on how to vote at the Scheme Meeting and important voting information generally, please refer to the Notice of Scheme Meeting set out at Annexure E.

(ii)	Vote against the Scheme at the Scheme Meeting

If, despite the unanimous recommendation of the Tamboran Board and the conclusion of the Independent Expert, you do not support the Scheme, you may vote against the Scheme at the Scheme Meeting.

However, you should note that if all of the conditions precedent to the Scheme are satisfied or, where applicable, waived, the Scheme will bind all Tamboran Shareholders, including those who vote against the Scheme Resolution at the Scheme Meeting or those who do not vote at all.

(iii)	Sell your Tamboran Shares on ASX

The existence of the Scheme does not preclude you from selling your Tamboran Shares on market for cash, if you wish, provided you do so before close of trading on ASX on the Effective Date. If you are considering selling your Tamboran Shares on ASX, you should have regard to the prevailing trading prices of Tamboran Shares at that time.

If you sell your Tamboran Shares on market for cash before the Effective Date, you:

(A)	will not be able to participate in the Scheme and, as such, those Tamboran Shareholders will not receive the Scheme Consideration in respect of those Tamboran Shares sold;

(B)	may incur a brokerage charge; and

(C)	may be liable for tax consequences (including CGT) on the disposal of your Tamboran Shares.

(iv)	Do nothing

If, despite the unanimous recommendation of the Tamboran Board and the conclusion of the Independent Expert, you decide to do nothing, you should note that if all of the conditions precedent to the Scheme are satisfied or, where applicable, waived, the Scheme will bind all Tamboran Shareholders, including those who voted against the Scheme at the Scheme Meeting or those who do not vote at all.

Remember, if you want to receive the Scheme Consideration, your vote is important. If the Scheme is not approved by the Requisite Majority of Tamboran Shareholders, the Scheme will not become Effective and you will not be entitled to receive any Scheme Consideration.

5	Profile of Tamboran

5.1	Introduction

Tamboran is an ASX-listed public company (ASX:TBN) incorporated in Victoria, Australia under the laws of the Commonwealth of Australia and is regulated by Australian law, including the Corporations Act and the Listing Rules. Tamboran is a natural gas company focussed on supporting the global energy transition by delivering low-reservoir CO2 resources in the Beetaloo Sub-Basin in the Northern Territory of Australia.

Tamboran’s registered office and principal place of business is located at Suite 39.01, Level 39, Tower One, International Towers Sydney, 100 Barangaroo Avenue, Barangaroo NSW 2000.

5.2	Background and history

Tamboran Group was established on 9 February 2009. Through its subsidiaries, Tamboran Group specialises in natural gas with projects in advanced exploration in Australia.

Key highlights of Tamboran Group’s progress to date includes:

•

Entered into a joint venture agreement with Santos QNT Pty Ltd (Santos), under which Santos became the operator of EP 161, as well as a farm-in agreement pursuant to which Santos earned a 75% working interest in EP 161.

•	Completed the Tanumbirini 2H (T2H) and 3H (T3H) wells in EP 161 with joint venture partner Santos, demonstrating commercial flow rates and deliverability of the Mid Velkerri “B Shale” formation.

•

The T2H and T3H wells reached 90-day production rates (IP90) of 1.6 and 2.1 million standard cubic feet per day (mmscfd) respectively (normalised at 2.4 and 3.5 mmscfd over 1,000-metre horizontal sections).

•

Completed drilling the Maverick 1V (M1V) well in EP 136, reaching a total depth of 3,050 metres and delivering a 54 per cent reduction in time compared to other near-field vertical sections drilled deeper that 2,500 meters in the Beetaloo Sub-basin.

•	Completion between Tamboran and Bryan Sheffield to acquire a 77.5% interest in Beetaloo Sub-basin assets EP 76, 98 and 117 for A$60 million and a future production royalty.

•	Completed the 25-stage stimulation program over a 1,020-metre horizontal section within the Mid Velkerri “B Shale” of the Amungee 2H (A2H) well, located within EP 98.

•

Acquired Sweetpea Petroleum Pty Limited, who is the registered holder of a 100% working interest in each of EP 136 and EP 143 in the Beetaloo Sub-basin and has also applied for exploration permit application EP(A) 197.

•

Tamboran and Bryan Sheffield agreed to jointly (50% each) acquire Origin’s 77.5% interest in three Beetaloo Sub-basin permits (EP 98, 117 and 76) through a joint venture entity for an upfront cash consideration of A$60 million plus a future production royalty.

5.3	Business and operations overview

The principal activities of Tamboran focus on shale gas exploration in onshore basins in the Northern Territory of Australia.

Tamboran is the largest acreage holder in the Beetaloo Sub-basin of the Northern Territory, focused on the development of its early-stage, unconventional low reservoir CO2 natural gas resources within its portfolio (EP 76, EP 98, EP 117, EP 136, EP 143, EP 161 and EP(A) 197).

(a) EP 76, 98 and 117 (Tamboran 38.75% working interest and operator)

In September 2022, Tamboran announced the acquisition of Beetaloo Sub-basin permits EP 76, 98 and 117. The acquisition positions Tamboran as the largest acreage holder in the Beetaloo Sub-basin, with approximately 1.9 million net prospective acres and 147 trillion cubic feet of net prospective gas resources.

Tamboran completed the acquisition on 9 November 2022 and commenced drilling of the A2H well, the first of two wells required to finalise the Falcon Oil & Gas Ltd (Falcon) farm-in obligations, on 10 November 2022.

The A2H well was designed as a development well with 5-1⁄2-inch casing, the optimal casing size to place a high intensity stimulation. This is expected to deliver sand and fluid at an increased rate to the perforations during the stimulation, a proven concept that has been known to deliver significantly higher production rates and estimated ultimate recovery. The well was successfully drilled to a total depth of 3,883 metres in 38 days, including a 1,275 metre horizontal section, which was placed in the most prospective zone of the Mid-Velkerri “B Shale” formation.

In early January 2023, Tamboran contracted Condor Energy Services Ltd (Condor) to undertake the stimulation program for the A2H well. Under the contract, Condor will provide stimulation and coiled tubing services to complete up to 24 stimulation stages within the Mid-Velkerri “B Shale”. The stimulation program across 1,200 metre horizontal section within the shale of A2H commenced on 16 February 2023. Following the stimulation program, the Beetaloo Joint Venture contracted Silver City Drilling to undertake completion operations at the A2H well, including the installation of production tubing. Operations to install production tubing were completed in late April and the well was re-opened in preparation to commence flow testing. During the June quarter, Tamboran announced interim results from A2H. The A2H well achieved gas breakthrough during the quarter, however modelling and independent third-party analysis of fluids recovered from the well identified potential skin inhibiting gas and water flow. During the period, Tamboran commenced a comprehensive evaluation of the drilling area for the second and final well required to satisfy the Falcon farm-in obligations.

(b)	EP 161 (Tamboran 25% working interest)

During the first half of financial year 2023, Santos, the operator of EP 161, completed the installation of production tubing within the T2H and T3H wells. Flow testing recommenced in August 2022. Both wells were drilled during the second half of calendar year 2021 and stimulated in December 2021.

Since the recommencement of flow testing, the T3H well delivered an IP30 averaging 3.1 mmscfd over a 600-metre completed horizontal section (normalised at 5.2 mmscfd over 1,000 metres). The T2H well delivered an average IP30 flow rate of 2.1 mmscfd over a 660-metre completed horizontal section (normalised at 3.3 mmscfd over 1,000 metres). This was despite the T2H well having remained on production for the majority of calendar year 2022, which had produced 0.27 BCF prior to the installation of production tubing.

The flow testing of both wells was suspended in early December 2022 following completion of the testing period. The T3H well delivered an average IP90 flow rate of 2.1 mmscfd over a 600-metre completed horizontal section (normalised at 3.5 mmscfd over 1,000 metres). The T2H well delivered an average IP90 flow rate of 1.6 mmscfd over a 660 metre completed horizontal section (normalised at 2.4 mmscfd over 1,000 metres).

The T2H and T3H wells are currently shut-in and on long term pressure build up. Both wells have provided Tamboran valuable information in drilling and stimulation design that will be implemented across future development wells within the Tamboran operated acreage.

Santos plans on conducting 2D seismic within the permit during calendar year 2023, which is subject to obtaining both regulatory approvals and an agreement with the pastoral leaseholder.

(c)	EP 136, 143 and EP(A) 197 (Tamboran 100% working interest)

During the first half of financial year 2023, Tamboran mobilised the Ensign Rig 970 to the Maverick well pad for the drilling of the M1V well in Beetaloo Sub-basin permit EP 136.

Following the acquisition of the Beetaloo Sub-basin assets in September 2022, Tamboran modified the design of the M1V well to a vertical well. The decision was made in order to prioritise capital to accelerating booking of 2P gas reserves and cash flow from a pilot development in the acreage acquired from Origin.

The M1V well spudded in mid-September 2022 and reached total depth of 3,050 metres in early October 2022. Drilling time was 18.3 days, 54 per cent quicker than other near-field vertical sections drilled deeper than 2,500 metres in the Beetaloo Sub-basin. This was also significantly less than the approximately 100 days to reach total depth at the Tanumbirini 1 vertical well.

Tamboran applied its experience and technical expertise, as well as learnings from the T2H and T3H wells to the drilling of M1V. This included a carefully designed bit and bottomhole assembly, which drilled approximately 500 metres of the Moroak sandstone, the toughest interval in the Beetaloo Sub-basin, in 54-hours, averaging 9.25 metres per hour (mph) including connection time. This compares to offset wells within the deeper region of the basin that averaged 486 metres in 364 hours (1.33 mph).

The application of the techniques and design used in M1V are expected to result in a significant reduction in time for drilling through the Moroak sandstone in future development wells, supporting cost reductions.

In October 2022, the M1V well was cased and cemented for future possible re-entry and the Ensign 970 was subsequently rigged down and released in December 2022.

5.4	Business strategies and plans

Tamboran’s key business strategies are to:

(a)

leverage off the experience and skills of the Tamboran Directors and senior management of Tamboran who collectively have strong track records in corporate management and resource project acquisition, discovery and development; and

(b)	make acquisitions of, or investments in, assets that Tamboran considers are a strategic fit to its operations.

5.5	Directors and senior management

(a)	Tamboran Directors

At the date of this Scheme Booklet, the Tamboran Board is comprised of the following members:

Name	Position

Richard Stoneburner Chairman	Mr Stoneburner is the owner of Stoneburner Consulting Services. He served as senior advisor and partner with Pine Brook Partners, president of the North America Shale Production Division for BHP Billiton Petroleum, president and chief operating officer and executive vice president of exploration of Petrohawk Energy Corporation. Mr Stoneburner has held positions at Texas Oil and Gas Corp., Weber Energy Corp., Hugoton Energy Corp. and 3TEC Energy Corp. Mr. Stoneburner is a director for Sitio Royalties, Pursuit Oil and Gas, LLC and Elevation Resources, LLC. He is an advisor to Ayata and also serves on the advisory council of The Jackson School of Geosciences at the University of Texas, on the visiting committee of the Bureau of Economic Geology at the University of Texas and is a board member of Switch Energy Alliance. He is also a former board member for Memorial Assistance Ministries and past president and former board member of the Houston Producers Forum.

Joel Riddle Managing Director & Chief Executive Officer	Mr Riddle, prior to joining Tamboran, served as vice president, commercial and planning at Cobalt International Energy (Cobalt), where he worked closely with executive management in the initial evaluation and implementation of the exploration growth strategy in the Gulf of Mexico and West Africa. In this position, he played an instrumental role in Cobalt’s A$1 billion initial public offering and subsequent capital raising efforts. Prior to his position with Cobalt, Mr Riddle served in various management positions including business development, commercial and strategic planning with Unocal Corporation and Murphy Oil Corporation. Prior

Name	Position

to Unocal Corporation, Mr Riddle was a senior associate with Andersen Consulting. Mr Riddle began his career as a senior reservoir engineer with ExxonMobil, serving various assignments focused on upstream oil and gas operations in the Gulf of Mexico.

Frederick Barrett Non-Executive Director	Mr Barrett served as an independent non-executive director and chairman of the New Business Committee of Asian American Gas Energy Holdings. Mr Barrett served on an advisory panel and steering committee at Santos Ltd and various positions at Bill Barrett Corporation (including president, executive director, chief executive officer, chairman of the board and chief operating officer), which was co-founded by him. Prior to that, Mr Barrett was a senior exploration geologist for Barrett Resources Corp. and a lead geologist for various Rockies areas. Mr Barrett was a co-founder and partner in Terred Oil Company and also held similar roles for various periods for the Barrett Energy and Aeon Energy companies.

John Bell Snr. Non-Executive Director	Mr Bell currently serves as senior vice president of international and offshore for Helmerich & Payne (H&P) and has held a variety of senior leadership positions in corporate and operational functions supporting the pivotal role H&P has played in the US “shale revolution”. In his current role, he is charged with growing H&P’s operating footprint outside the US by opening new markets and creating partnerships that leverage H&P’s experience as the industry leader in unconventional drilling solutions and technology. He is a current member of H&P’s executive leadership team.

Patrick Elliott Non-Executive Director	Mr Elliott is a founding shareholder of Tamboran. Mr Elliott stepped down as the chairman of Tamboran and remains as a non-executive director. Mr Elliott has over 40 years of diverse experience working in commercial and management roles in the upstream oil and gas mineral resources industries. Prior to joining Tamboran, Mr Elliott worked as a director of Sapex Limited which is involved in oil and gas exploration in the Arckaringa Basin, South Australia, and a director of Eastern Star Gas Limited, which was involved in coal seam gas exploration and evaluation.

The Hon. Andrew Robb AO Non-Executive Director	Mr Robb was an executive director of the National Farmers Federation and Australian Cattle Council, served as a federal director of the Liberal Party of Australia and was elected a member of the House of Representatives. Until his recent retirement from politics, Mr Robb was Australian’s Minister for Trade, Investment and Tourism. Mr Robb is currently chairman of The Robb Group, Clara Energy, CBMA, a board member of the Kidman Cattle

Name	Position
Enterprise and Mind Medicine Australia. Mr Robb is also an advisory board member of the International High Speed Rail Association and is a strategic advisor to a number of national and international businesses. Mr Robb has also been chairman of Asialink, the Australian Direct Marketing Association and The Boathouse Group, a board member of the Ten Network, Garvan Medical Research Foundation, the Menzies Research Centre and the Big Brother Big Sister mentoring organisation.

David Siegel Non-Executive Director	Mr Siegel was the Chairman of Longview and was therefore an associate of Longview. However, subsequent to the period, the shares held by Longview have been distributed in specie to the individual shareholders and Mr. Siegel is no longer an associate of Longview. Mr Siegel is currently senior advisor to Apollo Global Management and chairman of two Apollo portfolio companies, Atlas Air Worldwide, Inc. and Volotea, S.A. and Chairman of Swissport International, A.G. He has previously served as chief executive officer of the following companies: AWAS, Frontier Airlines, XOJET, Inc., Avis Budget Group, Inc., Continental Express Airlines, US Airways Group, Inc. and Gategroup, A.G.

Stephanie Reed Non-Executive Director	Ms Reed is a partner at Formentera Partners. She has served as vice president of oil and gas marketing and midstream at Pioneer Natural Resources Company (NYSE:PXD) and served as senior vice president of business development, land, marketing and midstream at Parsley Energy, INC. She has led business development and integration efforts for over US$20 billion in asset value. Ms Reed graduated from Texas Tech University with a Master of Business Administration and Bachelor of Applied Science. In 2019, Oil and Gas Investor magazine awarded Ms Reed with a spot on its distinguished “Forty under 40” list.

Ryan Dalton Non-Executive Director	Mr Dalton served as executive vice president and chief financial officer at Parsley Energy, Inc. Prior to that, Mr Dalton was an investment banker at Rothschild and Co in their restructuring group and was a consultant at AlixPartners. Mr Dalton is a director of Austin PBS. He earned an undergraduate degree in finance from Southern Methodist University and a Master of Business Administration from the University of Virginia.

(b)	Senior management of Tamboran

At the date of this Scheme Booklet, the senior management personnel of Tamboran are:

Name	Position
Joel Riddle	Managing Director & Chief Executive Officer
Eric Dyer	Chief Financial Officer
Faron Thibodeaux	Chief Operating Officer

5.6	Capital structure

As at the date of this Scheme Booklet, Tamboran has on issue:

(a)	1,716,672,571 Tamboran Shares; and

(b)	54,501,251 Tamboran Options, being:

Number of outstanding Tamboran Options	Exercise price (A$)	Expiry date
7,416,667 (fully vested)	$0.2367	20 May 2026
10,734,584 (fully vested)	$0.32	20 May 2026
36,350,000 (milestone)	$0.40	20 May 2026

There are no other securities on issue in Tamboran.

5.7	Substantial Tamboran Shareholders

As at the Last Practicable Date, and based on filings released on ASX on or before the Last Practicable Date, so far as is known to Tamboran, there are no substantial holders in Tamboran other than as set out in the table below:

Name	Tamboran Shares	Voting Power
Sheffield Holdings, LP	295,841,267	17.23%
The Baupost Group, L.L.C.	130,000,789	7.57%
Teachers Insurance and Annuity Association of America	124,806,550	7.27%
Morgan Stanley Australia Securities (Nominee) Pty Limited & Mitsubishi UFJ Financial Group, Inc.	117,711,982	6.86%
Helmerich & Payne, Inc & Helmerich & Payne International Holdings, LLC	105,952,380	6.17%

5.8	Current corporate structure

The current corporate structure of Tamboran Group is shown below:

5.9	Historical financial information

(a)	Basis of preparation

This section 5.9 contains historical financial information about the consolidated entity consisting of Tamboran and the entities it controlled at the end of, or during, the years ended 30 June 2021, 30 June 2022 and 30 June 2023.

The information in this section 5.9 is a summary only and has been prepared solely for inclusion in this Scheme Booklet.

The historical financial information of Tamboran is presented in an abbreviated form and does not contain all the disclosures, presentations, statements or comparatives that are usually provided in an annual report prepared in accordance with the Corporations Act. The information has been extracted from the audited financial reports of Tamboran for the years ended 30 June 2021, 30 June 2022 and 30 June 2023 and is presented on a stand-alone basis, and accordingly does not reflect any impact of the Scheme.

Further details regarding Tamboran’s financial performance can be found in the audited financial statements for the years ended 30 June 2021, 30 June 2022 and 30 June 2023.

Tamboran’s full financial accounts are available on its website at www.tamboran.com.

(b)	Historical consolidated statements of profit and loss and other comprehensive income

Below is a summary of Tamboran’s audited consolidated statement of profit and loss and other comprehensive income for the years ended 30 June 2021, 30 June 2022 and 30 June 2023:

Tamboran Resources Limited	FY 2023	FY 2022	FY 2021
Consolidated statement of profit and loss and other comprehensive income	A$	A$	A$
REVENUE
Other income	193,532	648,808	2,492,121
Interest income	102,073	1,998	6,868
EXPENSES
Director and employee benefits expense	(7,936,702)	(3,619,687)	(5,071,684)
Share-based payments expense	(1,349,681)	(1,456,014)	(4,438,597)
Depreciation and amortisation expense	(562,100)	(562,099)	(447,562)
Impairment of assets classified as held for sale	(14,102,002)	—	—
Loss on disposal of assets classified as held for sale	(4,954,992)	—	—
Consultancy, legal and professional costs	(10,123,898)	(3,730,731)	(7,422,186)
Administration expenses	(3,492,125)	(1,824,380)	(489,354)
ASX Listing fees	(204,351)	(145,745)	(181,255)
Verified emissions	—	—	(132,453)
Foreign exchange (losses)/gains	—	—	(113,081)
Other expenses	(477,647)	(52,755)	(198,796)
Finance costs	(341,854)	(61,852)	(7,825,459)
Loss before income tax expense	(43,249,747)	(10,802,457)	(23,821,438)
Income tax expense	—	—	—
Other comprehensive income for the year, net of tax	248,189	772	—
Total comprehensive loss for the year	(43,001,558)	(10,801,685)	(23,821,438)

(c)	Historical consolidated statement of financial position

Below is a summary of Tamboran’s audited consolidated statement of financial position as at 30 June 2021, 30 June 2022 and 30 June 2023:

Tamboran Resources Limited	FY 2023	FY 2022	FY 2021
Consolidated statement of financial position	A$	A$	A$
ASSETS
Current assets
Cash and cash equivalents	10,642,739	26,810,224	63,083,722
Trade and other receivables	1,381,621	2,896,440	436,442
Other assets	479,086	986,262	58,315
Non-current assets classified as held for sale	13,300,919	—	—
Total current assets	25,804,365	30,692,926	63,578,479

Tamboran Resources Limited	FY 2023	FY 2022	FY 2021
Consolidated statement of financial position	A$	A$	A$
Non-current assets
Property, plant and equipment	297,995	16,372,076	649,427
Right-of-use assets	643,973	1,030,357	1,416,740
Intangibles	433,457	433,457	—
Exploration and evaluation assets	226,013,584	84,949,957	46,601,221
Other assets	2,263,629	592,614	321,750
Total non-current assets	229,652,638	103,378,461	48,989,138
Total assets	255,457,003	134,071,387	112,567,617
LIABILITIES
Current liabilities
Trade and other payables	18,432,705	3,853,956	6,391,269
Lease liabilities	423,774	390,851	359,830
Employee benefits	598,716	363,867	232,875
Other current liabilities	1,396,342	—	—
Total current liabilities	20,851,537	4,608,674	6,983,974
Non-current liabilities
Lease liabilities	299,763	723,537	1,114,390
Employee benefits	207,846	131,438	105,222
Provisions	13,265,239	—	—
Total non-current liabilities	13,772,848	854,975	1,219,612
Total liabilities	34,624,385	5,463,649	8,203,586
Net assets	220,832,618	128,607,738	104,364,031
EQUITY
Issued capital	351,321,486	217,444,729	183,855,350
Reserves	11,675,016	10,077,146	8,620,361
Accumulated losses	(142,163,884)	(98,914,137)	(88,111,680)
Total equity	220,832,618	128,607,738	104,364,031

(d)	Historical consolidated statement of cash flows

Below is a summary of Tamboran’s audited consolidated statement of cash flows for the years ended 30 June 2020, 30 June 2021 and 30 June 2023:

Tamboran Resources Limited	FY 2023	FY 2022	FY 2021
Consolidated statement of cash flows	A$	A$	A$
CASH FLOWS FROM OPERATING ACTIVITIES
Payments to suppliers and employees	(19,418,391)	(11,012,230)	(8,562,862)
Interest received	102,073	1,998	14,272
Interest and other finance costs paid	(43,469)	(50,238)	(84,994)
Net cash used in operating activities	(19,359,787)	(11,060,470)	(8,633,584)
CASH FLOWS FROM INVESTING ACTIVITIES
Payment for expenses relating to acquisitions	—	(1,027,633)	—
Payments for investments	(1,199,999)	(204,657)	—

Tamboran Resources Limited	FY 2023	FY 2022	FY 2021
Consolidated statement of cash flows	A$	A$	A$
Payments for property, plant and equipment	(19,941,742)	(15,228,389)	(17,695)
Payments for exploration and evaluation	(117,476,951)	(39,656,584)	(13,196,723)
Proceeds from disposal of property, plant and equipment	3,659,963	—	—
Proceeds from government grants for exploration	6,422,086	—	—
Net cash flows used in investing activities	(128,536,643)	(56,117,263)	(13,214,418)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of shares	140,416,891	34,964,616	61,004,206
Proceeds from issue of securities, awaiting issuance	949,970	—	—
Proceeds from the issue of redeemable preference shares	—	—	21,653,588
Proceeds from exercise of warrants	—	—	335,875
Share issue transaction costs	(9,336,725)	(3,492,997)	(3,346,048)
Repayment of lease liabilities	(390,852)	(359,831)	(310,206)
Net cash provided by financing activities	131,639,284	31,111,788	79,337,415
Net increase/(decrease) in cash and cash equivalents	(16,257,146)	(36,065,945)	57,489,413
Cash and cash equivalents at the beginning of the financial year	26,810,224	63,083,722	5,594,309
Effects of exchange rate changes on cash and cash equivalents	89,661	(207,553)	—
Cash and cash equivalents at the end of the financial year	10,642,739	26,810,224	63,083,722

5.10	Material changes in Tamboran’s financial position

To the knowledge of Tamboran Board as at the Last Practicable Date before this Scheme Booklet, other than:

(a)	as announced to ASX on 27 June 2023, Tamboran’s completion of its successful two-tranche placement of approximately 295,634,390 Tamboran Shares at A$0.18 per Tamboran Share as follows:

(i)

Tranche 1 – comprising the issue of 288,995,504 Tamboran Shares to institutional, sophisticated and professional investors pursuant to Tamboran’s existing placement capacity under Listing Rules 7.1 and 7.1A, raising approximately A$52 million; and

(ii)	Tranche 2 – comprising the issue of 6,638,886 Tamboran Shares to Tamboran’s investors as approved by Tamboran Shareholders on 21 August 2023, raising approximately A$1.2 million;

(b)

as announced to ASX on 27 June 2023, Tamboran’s entry into a subscription deed on 6 July 2023 with Helmerich & Payne International Holdings, LLC (H&P) to issue the Tamboran Convertible Notes, the terms of which were approved by Tamboran Shareholders on 21 August 2023, but as at the date of this Scheme Booklet have not been issued or drawn down by Tamboran; and

(c)

Tamboran entered into a lease with H&P for the use of the FlexiRig for a two-year period, commencing on 1 August 2023 and valued at approximately A$36 million (being the present value of all committed future payments related to the lease component in the drilling contract, including the daily operating and standby rates), the financial position of Tamboran has not materially changed since 30 June 2023, being the date of Tamboran’s audited financial statements for the year ended 30 June 2023 (released to ASX on 27 September 2023).

5.11	Litigation

Tamboran is involved in a number of lawsuits incidental to its business, including litigation relating to land access and litigation arising from special interest groups opposed to Tamboran’s operations in the Northern Territory.

Specifically, proceedings have been commenced by Central Australian Frack Free Alliance (CAFFA) against the Minister for Environment Northern Territory and Tamboran B2 Pty Ltd (Tamboran B2) on 30 January 2023 in the Northern Territory Supreme Court (Proceedings). The Proceedings seek to set aside the Minister’s decision to approve the Amungee AW Delineation Program Environment Management Plan (ORI11-3) Exploration Permit (EP) 98 (EMP) submitted by Tamboran B2 (formerly Origin Energy B2 Pty Ltd) under the Petroleum (Environment) Regulations 2016 (NT) (Regulations). The Proceedings are listed for a two-day hearing before Chief Justice Grant in the NT Supreme Court commencing on 7 November 2023. Following the hearing, Tamboran anticipates that judgment will be delivered in 2024. Although uncertain, judgment may take up to 6 months given this is the first judicial review application under the Regulations. If the Proceedings are dismissed, CAFFA will have 28 days to lodge an appeal of the judgment.

Alternatively, if CAFFA is successful in obtaining an order setting aside the EMP, Tamboran B2 will not be able to undertake any operations pursuant to the EMP. However, Tamboran B2 will have a period of 28 days to lodge an appeal of the judgment. As part of any appeal, Tamboran B2 may file an application seeking a stay of the orders setting aside the EMP, pending the determination of the appeal, to allow Tamboran B2 to continue undertaking operations pursuant to the EMP. Pursuant to the Regulations, if Tamboran B2 is ultimately unsuccessful (even on appeal), or does not appeal, Tamboran B2 will be required to halt regulated operations being undertaken under the EMP, and then revise and re-submit the EMP. The process for re-submission of the EMP is done in accordance with the Regulations and requires engagement with stakeholders, a period for public consultation and up to 90 days for the Minister to either approve or refuse the EMP. The Proceedings only concern the EMP. Any other approved environment management plan for EP98 (or any other Exploration Permit held either wholly or partly, by Tamboran B2 or any of its related entities), are not impacted by the Proceedings. Accordingly, all operations under any other environment management plans or Exploration Permits, can continue irrespective of the outcome of the Proceedings.

This litigation may be costly and may adversely affect the operational and financial results of Tamboran. There is also a risk that Tamboran’s reputation may suffer due to the profile and public scrutiny surrounding any such litigation regardless of their outcome. Although it is difficult to predict the ultimate outcome of this litigation, Tamboran believes that any ultimate liability would not have a material adverse effect on its consolidated financial condition or results of operations.

5.12	Publicly available information

As a company listed on ASX and a ‘disclosing entity’ under the Corporations Act, Tamboran is subject to regular reporting and disclosure obligations under the Corporations Act and the Listing Rules. Broadly, these obligations require Tamboran to notify ASX of information about specified matters and events as they arise for the purposes of ASX making that information available to participants in the market. Tamboran has an obligation under the Listing Rules (subject to some exceptions) to notify ASX immediately upon becoming aware of any information concerning it, which a reasonable person would expect to have a material effect on the price or value of Tamboran Shares.

Pursuant to the Corporations Act and the Listing Rules, Tamboran is required to prepare and lodge with ASIC and ASX both annual and half-yearly financial statements, accompanied by a statement and report from the Tamboran Directors and an audit or review report. Copies of each of these documents can be obtained free of charge by visiting ASX’s website at www.asx.com.au and Tamboran’s website at www.tamboran.com. ASIC also maintains a record of documents lodged with it by Tamboran and these may be obtained or inspected online through ASIC Connect. Information is also available on Tamboran’s website at www.tamboran.com.

6	Profile of Tamboran US HoldCo

6.1	Overview of Tamboran US HoldCo

Tamboran US HoldCo was incorporated on 3 October 2023 in the State of Delaware under the Delaware General Corporation Law (DGCL) for the purpose of effecting the Scheme and retaining a listing on ASX through the issue of Tamboran US HoldCo CDIs. The rights of Tamboran US HoldCo CDI Holders are primarily governed by the DGCL and the Tamboran US HoldCo Charter Documents.

Tamboran US HoldCo was incorporated for the sole purpose of re-domiciling the parent company of Tamboran Group from Australia to the United States under the Proposed Transaction. Tamboran US HoldCo has not commenced or conducted, and does not own any assets or liabilities, other than in connection with its incorporation, the entry into transaction agreements in connection with the Proposed Transaction and performing the acts which are necessary to facilitate the Proposed Transaction.

If the Scheme becomes Effective, all of the Tamboran US HoldCo CDIs will be held by the Scheme Shareholders on the Implementation Date in the same proportions as their existing holdings in Tamboran, subject to the provisions of the Scheme dealing with Ineligible Foreign Holders. Tamboran US HoldCo will, in turn, become the holder of all of the Tamboran Shares. Accordingly, if the Scheme becomes Effective, Tamboran US HoldCo’s business will consist entirely of the business of Tamboran and Tamboran will become a wholly owned subsidiary of Tamboran US HoldCo. Refer to section 6.10 for a structure diagram showing the ownership of the Tamboran Group following implementation of the Proposed Transaction.

6.2	Registered foreign company

As Tamboran US HoldCo is not established in Australia, its general corporate activities (other than any offering of securities in Australia) are not generally regulated by the Corporations Act or by ASIC, but instead are governed by the corporate law of the State of Delaware.

However, in order to be able to carry on business in Australia and be listed on ASX, Tamboran US HoldCo will be registered as a foreign company in Australia under Part 5B.2 of the Corporations Act. Being registered as a foreign company in Australia requires Tamboran US HoldCo to file its annual accounts with ASIC and comply with various other notification requirements (for example, notifying ASIC of the appointment and resignation of directors or changes to constituent documents).

As a foreign entity in Australia, Tamboran US HoldCo will also not be subject to Chapters 6, 6A, 6B or 6C of the Corporations Act dealing with the acquisition of shares (for example, substantial holdings and takeovers). However, consistent with Tamboran US HoldCo’s application for admission to the official list of ASX, Tamboran US HoldCo will undertake to inform the ASX upon becoming aware of:

(a)

any person becoming a substantial holder of Tamboran US HoldCo CDIs within the meaning of section 671B of the Corporations Act, and to disclose any details of the substantial holdings of which Tamboran US HoldCo is aware; and

(b)	any subsequent changes in the substantial holdings of Tamboran US HoldCo which Tamboran US HoldCo is aware.

The insider trading provisions under the Corporations Act will also apply to Tamboran US HoldCo for any acts or omissions within Australia in relation to “Division 3 financial products” (regardless of where the issuer of the products is formed, resides or is located and of where the issuer carries on business). Tamboran US HoldCo CDIs will constitute “Division 3 financial products” and, as such, Tamboran US HoldCo will be subject to the insider trading provisions under the Corporations Act in relation to the Tamboran US HoldCo CDIs traded on the ASX.

In addition, as Tamboran US HoldCo will be a disclosing entity for the purposes of the Corporations Act, Tamboran US HoldCo will be required to comply with the continuous disclosure provisions contained in the Listing Rules in addition to any other applicable disclosure requirements in the State of Delaware.

6.3	Board and senior management of Tamboran US HoldCo

(a)	Tamboran US HoldCo Directors

The Tamboran US HoldCo Board will be comprised of the same Tamboran Directors as set out in section 5.5(a).

Each of the Tamboran Directors will be appointed as a director of Tamboran US HoldCo with effect from the Implementation Date. It is proposed that each of the Tamboran Directors will receive their current remuneration as Tamboran Directors in their roles as directors of Tamboran US HoldCo.

In the event of a listing on a United States securities exchange, such as NYSE, the Tamboran US HoldCo Board may appoint additional directors to ensure that a majority of the Tamboran US HoldCo Directors are independent, based on the definition of “independence” under the NYSE listing standards, which requires the Tamboran US HoldCo Board to affirmatively determine that the director has no material relationship with Tamboran US HoldCo, either directly or as a partner, shareholder or officer of an organisation that has a relationship with Tamboran US HoldCo. In addition, Tamboran US HoldCo may review the compensation of its directors and senior management and make recommendations on the alignment of compensation with the Tamboran US HoldCo’s business strategies and compensation of similar US companies. Compensation changes may be implemented as a result of these recommendations.

(b)	Senior management of Tamboran US HoldCo

The senior management personnel of Tamboran US HoldCo will be comprised of the same senior management personnel of Tamboran. The senior management personnel of Tamboran as at the date of this Scheme Booklet is set out in section 5.5(b).

Each of the senior management personnel of Tamboran at the time that the Scheme is implemented will continue in their current roles and responsibilities as senior management personnel of Tamboran US HoldCo following implementation of the Scheme.

6.4	Capital structure

(a)	Current capital structure of Tamboran US HoldCo

Tamboran US HoldCo is authorised to issue up to 10,000,000,000 shares of common stock with a par value of US$0.001 and 1,000,000,000 shares of preference stock with a par value of US$0.0001.

As at the date of this Scheme Booklet, no Tamboran US HoldCo Shares or other securities have been issued by Tamboran US HoldCo and until the Scheme becomes Effective, Tamboran US HoldCo will not have issued any securities.

(b)	Capital structure of Tamboran US HoldCo on the Implementation Date

If the Scheme becomes Effective, each Scheme Shareholder (other than any Ineligible Foreign Holder) will be entitled to receive the Scheme Consideration of one Tamboran US HoldCo CDI in exchange for every Tamboran Share held as at the Record Date.

Based on the capital structure of Tamboran as at the date of this Scheme Booklet, immediately following implementation of the Proposed Transaction, Tamboran US HoldCo will have on issue 1,716,672,571 Tamboran US HoldCo CDIs.

(c)	Other securities

No other securities in Tamboran US HoldCo have been issued or agreed to be issued other than in accordance with the terms of the Scheme or pursuant to the arrangements set out in section 10.6.

6.5	Options and incentive plan

As set out in section 10.6, upon implementation of the Scheme, Tamboran US HoldCo will assume all obligations in relation to the Options under the existing Employee Incentive Plan. Tamboran US HoldCo intends to evaluate and may adopt a new incentive plan to enable Tamboran US HoldCo to issue long-term incentives to senior management of Tamboran US HoldCo (including, for example, a grant of restricted stock) subsequent to completion of the Proposed Transaction, however any such determination is subject to Tamboran US HoldCo’s performance, prevailing market conditions and taxation advice provided by Tamboran US HoldCo’s advisers and consultants. If a new incentive plan is adopted, it is currently anticipated that the plan will be in a form and contain provisions which are customary for a public company admitted to a major stock exchange in the United States, such as NYSE.

6.6	Differences between Tamboran Shares and Tamboran US HoldCo CDIs

Tamboran US HoldCo CDIs will generally confer similar rights as Tamboran Shares. Certain differences exist due to the fact that the rights of Tamboran US HoldCo CDI Holders will be governed by:

(a)	different corporate documents, being the Tamboran US HoldCo Charter Documents rather than Tamboran’s constitution; and

(b)	different laws, being Delaware and the United States law rather than Australian law.

Some of the differences between Australian and Delaware and United States laws could be viewed as advantageous to Tamboran Shareholders, while others could be viewed as disadvantageous.

A further description of the rights and entitlements attaching to CDIs generally, including in relation to voting, is set out in Annexure F.

A non-exhaustive comparison of corporate laws applicable in respect of Tamboran and Tamboran US HoldCo is set out in Annexure G.

A full copy of the Tamboran US HoldCo Charter Documents may be obtained by calling the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) Monday to Friday between 8:30am and 5:00pm (Sydney time), or from Tamboran’s website at www.tamboran.com.

6.7	Differences between corporate laws in Australia and the choice of jurisdiction

The Tamboran Board considers that the State of Delaware is an appropriate jurisdiction for the domicile of Tamboran Group’s parent entity. A significant number of publicly traded companies are incorporated in Delaware. In addition, Delaware provides a well-developed body of law defining the fiduciary duties and decision-making processes expected of boards of directors in a variety of contexts, including evaluating potential and proposed corporate takeover offers and business combinations.

Tamboran’s aim is to re-domicile Tamboran Group from Australia to the United States and obtain the advantages of Tamboran US HoldCo being a United States company. Tamboran US HoldCo has adopted a form of by-laws for a Delaware corporation that it believes is customary and appropriate for a company that intends to pursue a listing on a United States securities exchange, such as NYSE, rather than adopting by-laws that provide Australian-style protections for Tamboran US HoldCo CDI Holders.

Tamboran Shareholders receiving Tamboran US HoldCo CDIs as part of the Scheme Consideration under the Scheme should note that they may have reduced takeover protection under Delaware and United States laws, compared to the protection available under Australian law.

A non-exhaustive comparison of corporate laws applicable in respect of Tamboran and Tamboran US HoldCo is set out in Annexure G.

6.8	Change in reporting obligations

(a)	IFRS and US GAAP

If the Scheme becomes Effective, the financial reporting regime is expected to change for Tamboran Group. Tamboran US HoldCo will initially continue to report in accordance with International Financial Reporting Standards (IFRS) until such time as it becomes subject to the reporting requirements of the Exchange Act, following which it will report in accordance with US Generally Accepted Accounting Principles (US GAAP) as parent company of Tamboran Group. The Tamboran Group fiscal year end will remain as 30 June.

The Tamboran Board believes that there is no material difference in reported results under the different sets of financial statements and that Tamboran Shareholders who currently rely on Tamboran’s financial statements prepared in accordance with IFRS will continue to understand the content of Tamboran US HoldCo’s financial statements when prepared solely in accordance with US GAAP.

Financial reporting under US GAAP is similar to that under IFRS, although several items are classified and calculated differently.

A detailed comparison of the financial reporting regimes in Australia and the United States and how these differences may have affected Tamboran’s accounts is set out in Annexure H. Tamboran Shareholders should note that the comparison in Annexure H is not an exhaustive statement of all relevant financial reporting principles and is intended as a general guide only.

(b)	Exchange Act

Following implementation of the Scheme, if Tamboran US HoldCo Shares are listed on a United States securities exchange, such as NYSE, or Tamboran US HoldCo otherwise satisfies certain asset and record holder requirements, Tamboran US HoldCo will become subject to the reporting requirements of the Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC in addition to its reporting requirements under Delaware and United States law. Affiliates of Tamboran US HoldCo will also be subject to the short-swing profit disclosure and recovery provisions of section 16 of the Exchange Act.

6.9	Corporate governance

In the event that Tamboran US HoldCo lists on a United States securities exchange, Tamboran US HoldCo will adopt corporate governance policies and new board committee charters in line with the relevant listing standards. Tamboran US HoldCo intends to adopt similar policies and charters as are currently in effect for Tamboran, with such changes as are necessary for Tamboran US HoldCo to comply with the rules applicable to United States companies listed on a United States securities exchange to be consistent with United States market practice.

Under the listing rules of the relevant United States securities exchange, Tamboran US HoldCo will establish and adopt charters for its audit and finance committee, remuneration committee and nominating and corporate governance committee. Tamboran US HoldCo may adopt other charters and policies as the Tamboran US HoldCo Board determines are necessary or appropriate.

Tamboran US HoldCo is committed to ensuring that its corporate governance systems comply with statutory and stock exchange requirements and to maintaining its focus on transparency, responsibility and accountability.

6.10	Corporate structure after implementation of the Proposed Transaction

The corporate structure of Tamboran Group after implementation of the Proposed Transaction is shown below:

6.11	Tamboran US HoldCo’s intentions for Tamboran’s business, assets and employees following implementation

(a)	Introduction

Tamboran US HoldCo’s current intentions for Tamboran’s business, assets and employees following implementation are set out below. The following statements are based on facts and information known to Tamboran and Tamboran US HoldCo at the time of preparing this Scheme Booklet that concern Tamboran as well as the general business environment. Accordingly, future economic, market and business conditions may cause Tamboran US HoldCo to make changes it considers necessary and in the interests of its shareholders.

(b)	Business, assets and employees

If the Scheme becomes Effective, Tamboran US HoldCo will own all of the Tamboran Shares. The Tamboran US HoldCo Board intends to operate the business of Tamboran Group in a manner consistent with the past practice of Tamboran, and as previously disclosed by Tamboran. Tamboran US HoldCo intends to continue to carry on the business and operations of Tamboran Group without any material change.

Tamboran US HoldCo Board intends to continue the employment of its current employees, without any major change (although the Tamboran US HoldCo Board may undertake a review of Tamboran Group after the implementation of the Proposed Transaction to consider whether there are any appropriate measures required to compensate and retain key employees and streamline its operations and structure further).

No winding up, merger or liquidation of Tamboran, nor any transfer of material assets from Tamboran to Tamboran US HoldCo is currently contemplated.

Tamboran US HoldCo intends to undertake activities in the ordinary course of Tamboran’s business, including entering into debt-financing, capital raising and offtake arrangements at the operating level.

All of Tamboran Group’s operations are located in Australia and that will be unchanged following implementation of the Proposed Transaction. Notwithstanding the above, current and future economic, market and business conditions may cause the Tamboran US HoldCo Board to make changes that it considers necessary and in the interests of Tamboran US HoldCo CDI Holders.

(c)	ASX listing

If the Scheme becomes Effective, the existing listing of Tamboran Shares on ASX will be replaced with a new listing of the Tamboran US HoldCo CDIs on ASX. This means that Tamboran will be removed from the official list of ASX and, contemporaneously, the Tamboran US HoldCo CDIs will be listed on ASX.

(d)	Listing on a United States securities exchange

If the Scheme becomes Effective, Tamboran US HoldCo intends to seek admission to have its shares traded on a United States securities exchange, such as NYSE, in the calendar year 2024. Whilst there is no guarantee that admission will occur, Tamboran US HoldCo expects a listing, should one proceed, to occur in the first half of 2024. If this listing does occur, Tamboran US HoldCo must comply with the rules and requirements of the applicable listing exchange.

(e)	Conversion of Tamboran to a proprietary company limited by shares

On and from the Implementation Date, Tamboran US HoldCo will own all of the Tamboran Shares and Tamboran will become a wholly-owned subsidiary of Tamboran US HoldCo. Shortly after the Implementation Date, Tamboran US HoldCo expects to pass a special resolution to convert Tamboran from a public company to a proprietary company limited by shares, and to lodge all necessary documentation with ASIC to give effect to that conversion.

(f)	Dividend policy

Tamboran has not paid a dividend to Tamboran Shareholders. The Tamboran US HoldCo Board will review the amount of any future dividends to be paid to Tamboran US HoldCo CDI Holders having regard to, among other things, the Group’s results of operations, financial condition and solvency and distributable reserves tests imposed by law and such other factors that the Tamboran US HoldCo Board may consider relevant. The Tamboran US HoldCo Board only intend to commence the payment of dividends when it becomes commercially prudent to do so.

(g)	Corporate governance

Subject to any changes required to comply with the laws of the State of Delaware and United States federal securities laws and United States market practice, Tamboran US HoldCo intends to assume similar corporate governance, disclosure, trading, diversity, audit, remuneration, independent professional advice, identification and risk management, ethical standards and other relevant policies as have currently been put in place by Tamboran. Tamboran US HoldCo intends to hold annual general meetings for in the United States (which may also be accessed by virtual means). See section 6.9 for further details.

(h)	Changes to Tamboran’s Constitution

Consistent with its current intention to convert Tamboran into a proprietary company limited by shares, Tamboran US HoldCo intends to replace Tamboran’s existing constitution with a constitution appropriate for a proprietary company limited by shares following implementation of the Scheme.

(i)	No other intentions

Other than as set out in this Scheme Booklet, Tamboran US HoldCo has no other intentions regarding:

•	the continuation of Tamboran Group’s business;

•	any major change to Tamboran Group’s business, including any redeployment of Tamboran Group’s fixed assets; or

•	the future employment of Tamboran Group’s present employees.

7	Risks

7.1	Introduction

The Scheme presents a number of potential risks that Tamboran Shareholders should consider when deciding how to vote on the Scheme. Many of these risks are risks to which Tamboran and, therefore, Tamboran Shareholders are already currently exposed, while others arise as a result of the Proposed Transaction.

In order to facilitate the understanding of the risks described below, the risks have been categorised as:

(a)	risks relating to holding Tamboran US HoldCo CDIs;

(b)	specific risks relating to the Proposed Transaction;

(c)	risks relating to Tamboran US HoldCo’s business after the Scheme becomes Effective; and

(d)	risks if the Scheme does not become Effective.

Tamboran Shareholders should note that the risks they will be exposed to in respect of the assets, operations and business of Tamboran US HoldCo are effectively the same risks that they are currently exposed to in relation to Tamboran Group’s existing business. This is because the Proposed Transaction simply re-domiciles Tamboran Group from Australia to the United States.

There are, however, additional new risks that Tamboran Shareholders who receive Tamboran US HoldCo CDIs may be exposed to which specifically relate to the change in jurisdiction from Australia to the United States. These risks are outlined in detail in section 7.2 below. Tamboran Shareholders should also note that there are certain implementation specific risks in relation to the Proposed Transaction, which are discussed below in section 7.3.

While this section 7 identifies the major areas of risk associated with being a Tamboran US HoldCo CDI Holder, it should not be taken as an exhaustive list of the potential risk factors to which Tamboran Shareholders are exposed. These risk factors do not take into account the individual investment objectives, financial situation, position or particular needs of Tamboran Shareholders. As a result, before voting on the Scheme, you should carefully consider the following risks and understand them having regard to your own individual risk profile, portfolio strategy, investment objectives, financial circumstances and taxation position, as well as the other information contained in this Scheme Booklet.

7.2	Risks relating to holding Tamboran US HoldCo CDIs

Tamboran Shareholders (other than Ineligible Foreign Holders) who receive the Scheme Consideration may be exposed to the following additional new risks relating to holding Tamboran US HoldCo CDIs.

(a)	Application of Delaware and United States law

As a company incorporated in the State of Delaware, Tamboran US HoldCo will be subject to the law of the State of Delaware and the United States, and will not be subject to the Corporations Act.

Refer to Annexure G for a more detailed summary of some of the key differences between the Australian and United States legal regimes.

(b)	Changes to the tax environment

If the Proposed Transaction proceeds, there may be tax consequences for Tamboran Shareholders which may include tax payable on any gain on the disposal of Scheme Shares and tax payable (or withholding tax) on distributions in respect of Scheme Shares. See section 8 for more information. Tamboran Shareholders should seek their own professional advice regarding the individual tax consequences applicable to them.

In addition, to the extent that any assets, company or business which Tamboran acquires is or are established outside the United States, it is possible that any return Tamboran receives from such assets, company or business may be reduced by irrecoverable foreign withholding or other taxes and this may reduce any net return derived by investors from a shareholding in Tamboran.

(c)	Payment of dividends

Any future determination to declare cash dividends will be made at the discretion of the Tamboran US HoldCo Board, subject to compliance with applicable laws and covenants under future credit facilities, which may restrict or limit Tamboran US HoldCo’s ability to pay dividends, and will depend on its financial condition, operating results, capital requirements, general business conditions and other factors that the Tamboran US HoldCo Board may deem relevant.

Tamboran US HoldCo does not anticipate paying any cash dividends on Tamboran US HoldCo Shares in the foreseeable future. As a result, a return on your investment will only occur if Tamboran US HoldCo’s share price appreciates.

(d)	Litigious nature of the United States legal environment

Tamboran US HoldCo may be exposed to increased litigation as a United States company, as the United States legal environment is generally more litigious. Under Delaware law, a shareholder must meet certain eligibility and standing requirements to bring a derivative action, but settlement or dismissal of a derivative action requires the approval of the court and notice to shareholders of the proposed dismissal.

Shareholders in the United States are entitled to commence class action suits on their own behalf and on behalf of any other similarly situated shareholders to enforce an obligation owed to the shareholders directly where the requirements for maintaining a class action under Delaware law have been met.

There is a risk that any material or costly dispute or litigation could adversely affect Tamboran US HoldCo’s reputation, financial performance or value.

(e)	Issuance of preferred stock

The Tamboran US HoldCo Certificate of Incorporation authorises the Tamboran US HoldCo Board, in its sole discretion, to issue, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over Tamboran US HoldCo Shares respecting dividends and distributions, as the Tamboran US HoldCo Board decides.

The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of Tamboran US HoldCo Shares. Similarly, the repurchase or redemption rights or liquidation preferences that may be granted to holders of preferred stock could affect the residual value of Tamboran US HoldCo Shares.

(f)	Exclusive forum selection

The Tamboran US HoldCo Certificate of Incorporation provides that, unless Tamboran US HoldCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for all internal corporate claims, including claims in the right of Tamboran US HoldCo that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or as to which title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

The Tamboran US HoldCo Certificate of Incorporation further provides that where the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) followed by the District Court for the District of Delaware shall be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the US Securities Act unless Tamboran US HoldCo consents in writing to the selection of an alternative forum. Any person or entity purchasing or otherwise acquiring any interest in Tamboran US HoldCo Shares (including in Tamboran US HoldCo CDIs) will be deemed to have notice of, and consented to, the provisions of the Tamboran US HoldCo Certificate of Incorporation.

These choice-of-forum provisions may limit a Tamboran US HoldCo CDI Holder’s ability to bring a claim in a judicial forum that it finds favourable for disputes with Tamboran US HoldCo or the Tamboran US HoldCo Board, officers, employees or agents, which may discourage such lawsuits from being made. Alternatively, if a court were to find the relevant provisions of the Tamboran US HoldCo Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Tamboran US HoldCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or operating results.

(g)	Returns for holders of Tamboran US HoldCo CDIs

It is intended that Tamboran US HoldCo will structure Tamboran Group, including any company or business acquired in an acquisition, to maximise returns for holders of Tamboran US HoldCo CDIs in as fiscally efficient a manner as is practicable. Tamboran has made certain assumptions regarding taxation, however if these assumptions are not correct, taxes may be imposed with respect to Tamboran Group’s assets or Tamboran Group may be subject to tax on its income, profits, gains or distributions (either on a liquidation and dissolution or otherwise) in a particular jurisdiction or jurisdictions in excess of taxes that were anticipated. This could alter the post-tax returns for holders of Tamboran US HoldCo CDIs in certain jurisdictions.

The level of return for Tamboran US HoldCo CDI Holders may also be adversely affected. Any change in laws or tax authority practices could also adversely affect any post-tax returns of capital to holders of Tamboran US HoldCo CDIs or payments of dividends (if any, which Tamboran US HoldCo does not envisage the payment of, at least in the short to medium term). In addition, Tamboran US HoldCo may incur costs in taking steps to mitigate any such adverse effect on the post-tax returns for holders of Tamboran US HoldCo CDIs.

(h)	United States listing of Tamboran US HoldCo Shares

While it is presently intended that, after the implementation of the Scheme and subject to market conditions, Tamboran US HoldCo will pursue a listing of Tamboran US HoldCo Shares on a United States securities exchange in accordance with the US Securities Act, such as NYSE, it cannot be assured that such listing will occur as intended (if at all). However, should a listing on a United States securities exchange not eventuate, Tamboran US HoldCo CDI Holders will still be able to trade their Tamboran US HoldCo CDIs on ASX. Further, the Tamboran Board believes that a re-domiciliation of Tamboran Group from Australia to the United States itself, even in the absence of a United States listing, would have sufficient benefits to warrant doing so.

If Tamboran US HoldCo Shares are listed on a United States securities exchange, Tamboran US HoldCo completes a listing at some point in the future, or otherwise becomes subject to reporting obligations under federal securities laws, Tamboran US HoldCo will become a United States public company subject to the reporting requirements of the Exchange Act and will be required to file periodic reports and other information with the SEC and the United States securities exchange, as applicable. The requirements of being a public company in the United States may strain Tamboran US HoldCo’s resources and distract management.

7.3	Specific risks relating to the Proposed Transaction

The following risks have been identified as being key risks specific to an investment in the Tamboran US HoldCo. These risks have the potential to have a significantly adverse impact on Tamboran US HoldCo and may affect Tamboran US HoldCo’s financial position, prospects and price of its securities.

(a)	Contract risk

The Scheme or the issue of Tamboran US HoldCo CDIs by Tamboran US HoldCo upon implementation of the Scheme may be deemed (under contracts to which Tamboran or Tamboran US HoldCo or their subsidiaries are a party) as a change of share ownership event in respect of Tamboran or Tamboran US HoldCo that allows the counterparty to review or terminate the contract as a result of the change, or be issued shares by Tamboran US HoldCo upon implementation of the Scheme.

If the counterparty to any such contract were to validly seek to renegotiate or terminate the contract on that basis, this may have a material adverse effect on the financial performance of Tamboran US HoldCo, depending on the relevant contracts.

However, based on Tamboran’s due diligence and enquiries of current key contractual counterparties, Tamboran does not expect that any of its material contracts will be terminated as a result of the Proposed Transaction.

(b)	Accounting risk

In accounting for the Proposed Transaction, it is expected that the Proposed Transaction will be treated as a “common control transaction” and that the net assets will be recognised by Tamboran US HoldCo as the historical cost of the parent under common control.

Tamboran US HoldCo will be subject to the usual risk that potential future changes in accounting standards and principles could have an adverse impact on Tamboran US HoldCo’s financial reports.

(c)	Tax losses risk

There are certain tests that must be satisfied to carry forward Australian tax losses to be utilised to shelter Australian assessable income in future years. There is a risk that the Scheme may cause Tamboran to fail one or more of these tests, although Tamboran will continue to monitor these tests going forward and use reasonable endeavours to utilise its Australian tax losses if required.

(d)	Roll-over relief risk

Subject to receipt of the class ruling from the ATO, there is a risk that Tamboran Shareholders will not be entitled to CGT roll-over relief in respect of the disposal of their Tamboran Shares pursuant to the terms of the Scheme.

(e)	Conditions precedent risk

The Scheme is subject to a number of conditions precedent, including Court approval and the approval of Tamboran Shareholders. There is a risk that Court approval may not be obtained, or may be obtained subject to conditions which Tamboran and/or Tamboran US HoldCo (as applicable) are not prepared to accept (acting reasonably), or may be delayed, or that the Requisite Majority of Tamboran Shareholders may not approve the Scheme.

7.4	Risks relating to Tamboran US HoldCo’s business after the Scheme becomes Effective

There are certain risks which relate directly to Tamboran’s business and are largely beyond the control of Tamboran and the Tamboran Board because of the nature of the business. Tamboran Shareholders are currently already exposed to these risks as shareholders of an Australian domiciled holding company given they relate to the assets, operations and business of Tamboran. Scheme Shareholders (other than Ineligible Foreign Holders) will continue to be exposed to materially the same risks flowing from Tamboran US HoldCo’s business after implementation of the Scheme. Accordingly, we have provided a brief summary of these risks below.

(a)	Risks related to Tamboran US HoldCo’s business operations

(i)

Gas exploration and development is speculative and involves elements of significant risk with no guarantee of success. Tamboran US HoldCo may not find any or may find insufficient hydrocarbon reserves and resources to commercialise, which would adversely impact the financial performance of Tamboran US HoldCo. There is the risk that drilling will result in dry holes or not result in the discovery of commercially exploitable hydrocarbons. Wells may not be productive, or they may not provide sufficient revenues to return a profit after accounting for associated costs.

(ii)

There is a risk that Tamboran US HoldCo may fail to execute its proposed growth strategy, which includes de-risking the prospective resources identified within its highly prospective acreage in the Beetaloo Sub-basin, working with infrastructure partners such as APA Group to bring resources to market to meet anticipated domestic gas shortfalls and commercialising those resources, and adopting sustainable practices, including a vision of achieving net zero for its equity share of scope 1 and scope 2 emissions and meeting safeguard mechanism reforms which require shale gas producers to have net zero scope 1 emissions from entry into the safeguard mechanism. Tamboran US HoldCo’s growth strategies could be adversely impacted by, amongst other things, legal, regulatory and policy developments, as well as failing to discover and commercially extract resources. In particular, achievement of Tamboran US HoldCo’s vision of becoming, and safeguard mechanism reforms requiring Tamboran US HoldCo to be, a net zero emissions producer of gas will depend on Tamboran US HoldCo being able to economically manage its carbon emissions, which could for example be impacted by availability of future revenues to fund various carbon initiatives, market pricing of carbon offsets, technological developments affecting operations and costs of implementing sustainable practices.

(iii)

Gas development activities include numerous operational risks, including but not limited to, adverse weather conditions, environmental hazards, and unforeseen increases in establishment costs, accidents (including, for example, fires, explosions, uncontrolled releases, spills and blowouts), equipment failure, industrial disputes, technical issues, supply chain failure, labour issues and other unexpected events. Drilling operations, in particular, carry inherent risk associated with, for example, unexpected geological conditions, mechanical failures or human error. The occurrence of an operational risk event could also restrict Tamboran US HoldCo’s ability to advance its development and operational programs. This, in turn, may adversely impact Tamboran US HoldCo’s financial performance.

(iv)

Estimating hydrocarbon reserves and resources is subject to significant uncertainties associated with technical data and interpretation of that data, future commodity process and development and operating costs. There can be no guarantee that Tamboran US HoldCo will successfully produce the volume of hydrocarbon that it estimates are reserves or that hydrocarbon resources will be successfully converted to reserves. Downward revision of reserves and resources estimates may adversely affect Tamboran US HoldCo’s operational and financial performance.

(v)

There is no guarantee that Tamboran US HoldCo will be able to gain access to appropriate infrastructure on commercially viable terms to sell the reserves it produces. Failure to obtain access to infrastructure would adversely impact Tamboran US HoldCo’s financial performance.

(b)	Risks related to the natural gas industry

(i)

While the Tamboran US HoldCo Board will, to the best of their knowledge, experience and ability (together with management) endeavour to anticipate, identify and manage the risks inherent in the activities of Tamboran US HoldCo, their ability to do so may be affected by matters outside their control. This fact reflects the inherent risks of the gas industry, and no assurance can be given that the directors and management of Tamboran US HoldCo will be successful in these endeavours.

(ii)

The demand for, and price of gas is highly dependent on a variety of factors, including international supply and demand, the level of consumer product demand, actions taken by governments and major gas corporations, global economic and political developments and other factors all of which are beyond the control of Tamboran US HoldCo. A material decline in the price of gas may have a material adverse effect on the economic viability of a project. Examples of such uncontrollable factors that can affect gas price are unrest and political instability in countries that have increased concern over supply.

(iii)

In particular, the conflict involving Russia and Ukraine has recently led to an increase in international oil prices, which creates transitory increases in the revenues of upstream companies around the globe. The conflict has also led to increased volatility in global commodities in general and hydrocarbon prices, in particular. Tamboran US HoldCo cannot predict whether such volatility will lead to further price increases or, on the contrary, lead to a general downturn in economic activity or gas prices, and therefore adversely affect Tamboran US HoldCo’s business, financial condition and results of operations.

(c)	Regulatory risks

(i)

Tamboran US HoldCo must comply with relevant laws and regulations in each jurisdiction it operates as it applies to the environment, tenure, land access, landholders and native title holders. Non-compliance with these laws and regulations and any special licence conditions could result in suspension of operations, loss of permits or financial penalties. Non-compliance may impact Tamboran US HoldCo’s ability to commercialise or retain its assets, which may in turn impact its operational and financial performance.

(ii)

Immediate access to the licences in which the Tamboran US HoldCo has an interest, cannot in all cases, be guaranteed. Tamboran US HoldCo may be required to seek the consent of landholders, government authorities and other groups with an interest in the real property encompassed by the licences. Compensation is required to be paid by Tamboran US HoldCo to stakeholders to allow Tamboran US HoldCo to carry out activities. Judicial or regulatory decisions and legislation could also unforeseeably restrict or delay land access.

(iii)

The exploration of the Tamboran US HoldCo’s assets is dependent upon the maintenance (including periodic renewal) of the relevant permits. Maintenance of the permits is dependent on, among other things, meeting the permit conditions imposed by the relevant authorities including compliance with work program and expenditure requirements. As such, there is no certainty that an application for grant or renewal of a permit will be approved at all, or on satisfactory terms or within expected timeframes. Titles and access rights may also be disputed, which could result in costly litigation or disruption of Tamboran US HoldCo’s operations.

(iv)

Tamboran US HoldCo’s business is affected by government policy, which in turn may be influenced by international policies and laws. While Tamboran US HoldCo considers that Federal Government’s current policy is supportive of the development of Australia’s natural gas resources, there is no guarantee that this stance will not change in the future. Shifts in government policy could have varying degrees of impact on Tamboran US HoldCo’s operations and its profitability and could range from loss or reduction in industry incentives, preventing infrastructure development to moratoriums on future gas development in specific areas or across the Beetaloo Sub-basin.

(d)	Climate change risks

(i)	Climate change laws and regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for any natural gas that Tamboran US HoldCo may produce.

(ii)

Transitioning to a lower-carbon economy may entail extensive policy, legal, technology and market changes to address mitigation and adaption requirements related to climate change. Depending on the nature, speed and focus of these changes, transition risks may pose varying levels of financial and reputational risk to companies operating in the gas sector, such as Tamboran US HoldCo.

(iii)

Physical risks resulting from climate change can be event driven (acute) or longer term shifts (chronic) in climate patterns. Physical risks may have financial implications for companies, such as direct damage to assets (which could disrupt production) and indirect impacts from supply chain disruption, which could cause Tamboran US HoldCo to incur significant costs in preparing for or responding to those effects.

For additional information on specific risks to Tamboran and the natural gas industry, please refer to Tamboran’s 2023 Annual Report and relevant ASX announcements by visiting ASX’s website at www.asx.com.au and Tamboran’s website at www.tamboran.com.

7.5	Risks if the Scheme does not become Effective

Tamboran Shareholders should be aware that if the Scheme does not become Effective, transaction costs of approximately A$550,000 (excluding GST) are expected to be paid by Tamboran. In any event, Tamboran is not obliged to pay a break fee or similar payment to Tamboran US HoldCo if the Scheme does not become Effective.

8	Taxation considerations

8.1	United States federal taxation implications

The following is a summary of certain material US federal income tax consequences relevant to Tamboran Shareholders other than Ineligible Foreign Holders of: (i) the Scheme; and (ii) post-Scheme ownership and disposition of Tamboran US HoldCo CDIs. This summary is based upon the US Internal Revenue Code of 1986, as amended (the Code), final, temporary and proposed US Treasury regulations promulgated thereunder, published guidance and court decisions, each as in effect on the date hereof, all of which are subject to change, or changes in interpretation, possibly with retroactive effect. Any such change could result in US federal income tax consequences that differ from those summarised below. Tamboran has not sought any ruling from the United States Internal Revenue Service (IRS) with respect to any of the US federal income tax consequences discussed below and there can be no assurance that the IRS would not assert, or that a court would not sustain, positions contrary to those described in this summary.

The following summary assumes the Scheme will be consummated as described in this Scheme Booklet and applies only to Tamboran Shareholders other than Ineligible Foreign Holders who held Tamboran Shares and will hold Tamboran US HoldCo CDIs received pursuant to the Scheme as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). It is generally expected that a Tamboran US HoldCo CDI Holder will be treated for US federal income purposes as holding the underlying Tamboran US HoldCo Shares represented by those Tamboran US HoldCo CDIs. The remainder of this summary assumes that a Tamboran US HoldCo CDI holder will be so treated. The summary does not address the tax consequences, if any, relating to the Tamboran Options.

This summary does not address all aspects of US federal income taxation that may be relevant to a Tamboran Shareholder in light of such Tamboran Shareholder’s particular circumstances, or to any Tamboran Shareholder subject to special treatment under US federal income tax laws, including, but not limited to:

•

persons who directly, indirectly or constructively own 10 percent or more of the Tamboran Shares or who will so own 10 percent or more of the Tamboran US HoldCo Shares (which each Tamboran Shareholder will have an interest in through Tamboran US HoldCo CDIs);

•	banks or other financial institutions;

•	broker-dealers;

•	mutual funds;

•	tax-exempt organisations (including private foundations);

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to use a mark-to-market method of accounting;

•

controlled foreign corporations and their shareholders, or any foreign corporation with respect to which there are one or more “United States shareholders” within the meaning of section 951(b) of the Code;

•	passive foreign investment companies and their shareholders;

•	United States expatriates and certain former United States citizens or long-term residents;

•

“S” corporations, partnerships and their partners, or other entities or arrangements classified as partnerships for United States federal income tax purposes, grantor trusts, or other pass-through entities (and investors therein);

•	Tamboran Shareholders who acquired their Tamboran Shares through the exercise of options or otherwise as compensation;

•

Tamboran Shareholders who hold their Tamboran Shares or as part of a hedge, straddle, constructive sale, conversion transaction, or other risk reduction or integrated transaction for United States federal income tax purposes;

•	persons that are or may have been liable for alternative minimum tax;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who have acquired our common stock as compensation or otherwise in connection with the performance of services;

•	investors subject to special tax accounting rules under section 451(b) of the Code; or

•	Tamboran Shareholders that have a functional currency other than the United States dollar.

This summary does not address all aspects of US federal income taxes, such as consequences under the Medicare contribution tax or the alternative minimum tax. Further, this summary does not address the consequences under any US federal tax laws other than US federal income tax laws, such as US federal estate or gift tax laws, and does not address the consequences under the tax laws of any state, local, or non-US jurisdiction.

This summary is intended to provide only a general summary of certain material United States federal income tax consequences of the Scheme to holders of Tamboran Shares other than Ineligible Foreign Holders. The United States federal income tax laws are complex and subject to varying interpretation. Accordingly, the United States Internal Revenue Service (IRS) may not agree with the tax consequences described in this Scheme Booklet, and there can be no assurance that the IRS’s position would not be sustained by a court.

This discussion is provided for general information only and does not constitute legal or tax advice to any Tamboran Shareholder. Each Tamboran Shareholder is urged to consult its own tax advisor with respect to the application of the US federal income tax laws to its particular situation, as well as any tax consequences of the Scheme or the holding and disposition of Tamboran US HoldCo CDIs arising under the US federal estate or gift tax rules or under the laws of any state, local, non-US or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this summary, a US Holder includes a beneficial owner of Tamboran Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•

a corporation (or other entity or arrangement taxable for US federal income tax purposes as a corporation), created or organised in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust: (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for US federal income tax purposes holds Tamboran Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in such an entity holding Tamboran Shares should consult its own tax advisor as to the US federal income tax consequences applicable to it.

A Non-US Holder is a beneficial owner (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) of Tamboran Shares that is not a US Holder (defined above). This summary assumes that a Non-US Holder does not conduct a trade or business or maintain a permanent establishment or fixed base in the United States and has no contacts with the United States other than by reason of holding Tamboran Shares.

Subsequent Transactions. Tamboran US HoldCo may undertake transactions following the Scheme, such as a listing. Certain transactions could affect the US federal income tax consequences described below. In certain circumstances a Tamboran US HoldCo CDI Holder that otherwise would not have recognised a gain or loss on the exchange of Tamboran Shares for Tamboran US HoldCo CDIs pursuant to the Scheme could be treated as recognising a gain on the exchange. This summary does not take into account transactions that occur following the Scheme. Each Tamboran Shareholder should consult its own tax advisor regarding transactions that may occur following the Scheme and the particular tax consequences thereof to such Tamboran Shareholder, including the applicability and effect of federal, state, local, and non-US tax laws.

(a)	Certain material US federal income tax consequences of the Scheme

The exchange of Tamboran Shares for Tamboran US HoldCo CDIs pursuant to the Scheme is intended to be treated for US federal income tax purposes as an exchange described in section 351(a) of the Code (and/or a reorganisation described in section 368(a) of the Code). This summary assumes that the exchange of Tamboran Shares for Tamboran US HoldCo CDIs pursuant to the Scheme will be treated for such purposes as an exchange described in section 351(a) of the Code (and/or a reorganisation described in section 368(a) of the Code).

(i)	US Holders

(A)	Exchange of Tamboran Shares for Tamboran US HoldCo CDIs

Unless the passive foreign investment company (PFIC) rules described below apply, this section 8.1(a)(i)(A) will apply.

A US Holder generally will not recognise any gain or loss on the exchange of Tamboran Shares for Tamboran US HoldCo CDIs pursuant to the Scheme.

A US Holder generally will have an aggregate adjusted US federal tax basis in the Tamboran US HoldCo CDIs it receives pursuant to the Scheme equal to the US Holder’s aggregate adjusted US federal tax basis in the Tamboran Shares surrendered. Thus, to the extent such a US Holder has a loss in its Tamboran Shares, such loss will be preserved. A US Holder’s holding period for the Tamboran US HoldCo CDIs received pursuant to the Scheme generally will include the US Holder’s holding period for the Tamboran Shares that the US Holder surrendered pursuant to the Scheme.

Each US Holder is urged to consult its own tax advisor regarding the foregoing as well as regarding reporting requirements and information statements that potentially could be applicable with respect to the Scheme and any consequences, including penalties, potentially applicable as a result of a failure to meet such requirements.

(B)	Passive Foreign Investment Company

The Code provides special, generally adverse, rules regarding sales, exchanges and other dispositions of the stock of a PFIC. A foreign (non-US) corporation will be treated as a PFIC for any taxable year if at least 75% of its gross income for the taxable year is passive income or at least 50% of its gross assets during the taxable year, based on a quarterly average and generally by value, produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions and gains from assets that produce passive income. In determining whether a foreign corporation is a PFIC, a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Depending upon the value and the composition of Tamboran’s assets and income over time, Tamboran could be classified as a PFIC for US federal income tax purposes. Based on Tamboran’s assets and income, Tamboran may have been a PFIC and may be a PFIC for the current taxable year (prior to the Scheme). There can be no assurance that Tamboran is not a PFIC for US federal income tax purposes. In general, absent an applicable exception, a US shareholder must recognise gain but not loss, upon the disposition of PFIC stock in connection with a non-recognition transaction, such as the Scheme, notwithstanding that such transfer otherwise may be eligible for non-recognition treatment.

Exceptions to such gain recognition on a transfer of PFIC stock include: (i) certain transfers to US persons; (ii) certain transfers which result in the transferring US shareholder holding an indirect ownership interest in the PFIC; and (iii) if the transferring US shareholder timely made a valid QEF or mark-to-market election with respect to the PFIC. If an exception to gain recognition applies, a US shareholder generally will be subject to additional information reporting requirements.

Upon the completion of the Scheme, Tamboran expects that the PFIC regime and associated implications discussed above will no longer be relevant to the Tamboran US HoldCo CDI Holders. This is because US Holders will then directly own Tamboran US HoldCo CDIs in Tamboran US HoldCo, which will be a United States corporation and therefore not subject to the PFIC rules. Furthermore, PFIC status of a Tamboran US HoldCo non-US subsidiary, if any, could only be attributed to a US Holder that owns 50 percent or more of the outstanding Tamboran US HoldCo CDIs, which is not expected to occur.

The PFIC rules are complex. Each US Holder is urged to consult its own tax advisor regarding Tamboran’s status as a PFIC, including the impact of such PFIC status on its taxation as a result of participation in the Scheme, reporting requirements and the application of the PFIC rules in light of each US Holder’s particular circumstances.

(ii)	Non-US Holders

(A)	Exchange of Tamboran Shares for Tamboran US HoldCo CDIs

A Non-US Holder generally will not recognise any gain or loss on the exchange of Tamboran Shares for Tamboran US HoldCo CDIs pursuant to the Scheme.

(B)	Receipt of Tamboran US HoldCo CDIs

A Non-US Holder generally will have an aggregate adjusted US federal tax basis in the Tamboran US HoldCo CDIs received pursuant to the Scheme equal to the Non-US Holder’s aggregate adjusted US federal tax basis in the Tamboran Shares surrendered in the Scheme. A Non-US Holder’s holding period for Tamboran US HoldCo CDIs received pursuant to the Scheme generally will include the Non-US Holder’s holding period of the Tamboran Shares surrendered.

(b)	Certain material US federal income tax consequences of holding and disposing of Tamboran US HoldCo CDIs

(i)	US Holders

(A)	Sale or other disposition of Tamboran US HoldCo CDIs

A US Holder generally will recognise gain or loss on a sale or other taxable disposition of Tamboran US HoldCo CDIs in an amount equal to the difference, if any, between the amount realised on the sale or disposition and such US Holder’s adjusted US federal tax basis in the Tamboran US HoldCo CDIs. Such gain or loss generally will be a capital gain or loss. If the US Holder has a holding period in the Tamboran US HoldCo CDIs sold of more than one year, such capital gain or loss will be long-term capital gain or loss. For a US Holder who is an individual as well as certain trusts and estates, long-term capital gains generally are subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

(B)	Distributions on Tamboran US HoldCo CDIs

Distributions, if any, paid on Tamboran US HoldCo CDIs will be treated as dividends to the extent of Tamboran US HoldCo’s current and accumulated earnings and profits. Amounts treated as dividends generally will be includable in a US Holder’s gross income in the year actually or constructively received. Any amount distributed in excess of Tamboran US HoldCo’s current earnings and profits will first be treated as a tax-free return of capital to the extent of a US Holder’s basis in the Tamboran US HoldCo CDIs with respect to which the distribution was received. Distributions in excess of a US Holder’s basis in the Tamboran US HoldCo CDIs will be treated as capital gain subject to the treatment described above in “Sale or other taxable disposition of Tamboran US HoldCo CDIs.” Generally, for US Holders who are individuals (as well as certain trusts and estates), dividends paid will be subject to US federal income tax at preferential rates.

(C)	Information reporting and backup withholding

Information reporting will apply to payments of dividends on, and to proceeds from the disposition of, Tamboran US HoldCo CDIs paid to a US Holder, unless the US Holder is an exempt recipient. US federal backup withholding generally will apply to such payments (other than to a US Holder that is exempt from backup withholding and properly certifies its exemption) at the applicable statutory rate, currently 24%, if the US Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. A US Holder who is required to establish its exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder’s US federal income tax liability. A US Holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such US Holder’s US federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

(ii)	Non-US Holders

(A)	Sale or other disposition of Tamboran US HoldCo CDIs

A Non-US Holder generally will not recognise any gain or loss for US federal income tax purposes on the sale or other disposition of Tamboran US HoldCo CDIs that the Non-US Holder acquires in the Scheme. If, however, Tamboran US HoldCo is considered a “United States real property holding corporation” (USRPHC) within the meaning of section 897 of the Code at any time during the 5-year period ending on the date of a sale or other disposition of Tamboran US HoldCo CDIs, then, absent an applicable exception, a Non-US Holder’s gain, if any, on the sale or disposition of Tamboran US HoldCo CDIs will be treated as effectively connected with the conduct of a US trade or business. In that event, and except as described below for certain 5% or less Tamboran US HoldCo CDI Holders, a Non-US Holder will be subject to US federal income tax on any gain treated as effectively connected with the conduct of a US trade or business at the rates generally applicable to US persons. A Non-US Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate). Additionally, a purchaser or other transferee of Tamboran US HoldCo CDIs from a Non-US Holder may withhold 15% of the purchase price or consideration therefore.

Gain recognised by a Non-US Holder who has directly, indirectly and/or constructively owned 5% or less of the outstanding Tamboran US HoldCo CDIs during the 5-year period ending on the date of any sale or disposition generally will not be treated as effectively connected with a US trade or business and therefore will not be subject to US taxation as described immediately above, provided that Tamboran US HoldCo CDIs are regularly traded on an established securities market. Tamboran US HoldCo CDIs generally will be considered to be regularly traded on an established securities market if they are regularly quoted by brokers or dealers making a market in such interests. If the Tamboran US HoldCo CDIs are not regularly traded, then the exception for a Non-US Holder who has owned 5% or less of the Tamboran US HoldCo CDIs will not be applicable.

Whether Tamboran US HoldCo is treated as a USRPHC for US federal income tax purposes is a factual determination that generally must be made annually at the close of each taxable year and at certain “determination dates,” including any date on which Tamboran US HoldCo acquires a “US real property interest” or any date on which Tamboran US HoldCo disposes of a foreign real property interest or trade or business asset, and thus is subject to significant uncertainty. Accordingly, there can be no assurance that Tamboran US HoldCo will not be treated as a USRPHC for any taxable year.

The USRPHC rules are complex. Each Non-US Holder is urged to consult its own tax advisor regarding the determination of whether Tamboran US HoldCo is or will be a USRPHC, and the implications of such determination on the US federal income tax consequences of the Scheme to such Non-US Holder.

(B)	Distributions on Tamboran US HoldCo CDIs

Distributions, if any, paid on Tamboran US HoldCo CDIs will be treated as dividends to the extent of Tamboran US HoldCo’s current and accumulated earnings and profits. Any amount distributed in excess of Tamboran US HoldCo’s current earnings and profits will first be treated as a tax-free return of capital to the extent of a Non-US Holder’s federal tax basis in the Tamboran US HoldCo CDIs with respect to which the distribution was received. Amounts in excess of a Non-US Holder’s federal tax basis in the Tamboran US HoldCo CDIs will be treated as a capital gain subject to the treatment described above in “Sale or other disposition of Tamboran US HoldCo CDIs.”

Dividends paid to a Non-US Holder generally will be subject to withholding tax at a 30% rate unless the Non-US Holder is eligible for the benefits of an income tax treaty that provides for a reduced rate of withholding and such Non-US Holder establishes its eligibility for the reduced rate by providing a valid Form W-8BEN or Form W-8BEN-E (or other applicable documentation). For example, the Australia / US Income Tax Treaty provides for a reduced withholding tax rate of 15%, or 5% for dividends paid to an Australian company which holds at least 10% of the Tamboran US HoldCo CDIs. A Non-US Holder eligible for a reduced treaty rate of withholding may file a refund claim with the IRS for a refund of any amounts withheld in excess of such reduced treaty rate.

Although distributions that are treated as a return of capital or as capital gain generally are not subject to withholding, such distributions from a USRPHC generally are subject to withholding. If Tamboran US HoldCo is treated as a USRPHC, it will withhold 15% of any amount distributed that is not treated as a dividend. A Non-US Holder can file a US tax return and claim a refund of any amount withheld with respect to a return of capital distribution or a capital gain distribution (to the extent the amount withheld exceeds such Non-US Holder’s tax due).

(C)	Information reporting and backup withholding

Information reporting generally will apply to payments to a Non-US Holder of dividends on Tamboran US HoldCo CDIs. This information may also be made available to tax authorities of the country in which the Non-US Holder resides. Dividends to a Non-US Holder on Tamboran US HoldCo CDIs generally will not be subject to backup withholding, and payments of proceeds to a Non-US Holder upon a sale of Tamboran US HoldCo CDIs generally will not be subject to information reporting or backup withholding, in each case so long as the Non-US Holder timely certifies its non-resident status (and Tamboran US HoldCo or its paying agent do not have actual knowledge or reason to know that the Non-US Holder is a US person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim a reduced rate of withholding under an income tax treaty described above in “Distributions on Tamboran US HoldCo CDIs” generally will satisfy the certification requirements necessary to avoid backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-US Holder’s US federal income tax liability. A Non-US Holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such Non-US Holder’s US federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

(D)	Additional FATCA withholding

Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) and the relevant administrative guidance thereunder impose a withholding tax of 30% on certain types of payments, including US-source dividends, that are received by foreign financial institutions and certain other non-US entities unless certain certification, information reporting and other specified requirements are satisfied. An intergovernmental agreement between the United States and an applicable non-US country may modify such requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of Tamboran US HoldCo CDIs, proposed Treasury regulations have eliminated FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Under certain circumstances, a Non-US Holder might be eligible for refunds or credits of such taxes. Each Non-US Holder is urged to consult its own tax adviser regarding the potential application of withholding under FATCA to its investment in Tamboran US HoldCo CDIs.

The US federal income tax summary set forth above is included for general information only. Each holder of Tamboran Shares and, after the Scheme, Tamboran US HoldCo CDIs should consult its own tax adviser to determine the particular tax consequences to it of the Scheme and of holding and disposing of Tamboran US HoldCo CDIs, including the applicability and effect of federal, state, local, and non-US tax laws.

8.2	Australian tax implications

This section 8.2 provides a general summary of certain Australian tax consequences for certain Scheme Shareholders from exchanging their Tamboran Shares for Tamboran US HoldCo CDIs as contemplated by the Scheme.

The categories of Scheme Shareholders considered in this section 8.2 are limited to individuals (who are not employees of Tamboran or any of its subsidiaries), companies, complying superannuation entities and certain trusts, each of whom hold their investments (including shares and options) on ‘capital’ account for Australian tax purposes. For the avoidance of doubt, it is noted that this section 8.2 does not consider other types of Scheme Shareholders (such as partnerships and employees) or Scheme Shareholders that do not hold their Tamboran Shares on ‘capital’ account for Australian tax purposes (e.g. where the Tamboran Shares are held on ‘revenue’ account, as trading stock or as part of certain employment arrangements).

This section 8.2 is prepared solely for the Scheme Shareholders as described and limited above. This section 8.2 is not intended to and should not be used or relied upon by anyone else and there is no acceptance of a duty of care to any other person or entity. This section 8.2 has been prepared for the purpose of enabling certain Scheme Shareholders to broadly understand certain Australian taxation implications of the proposed Scheme as outlined in this Scheme Booklet.

This section 8.2 does not constitute tax advice and is intended only as a general guide to certain Australian tax implications of participating in the Scheme based on taxation law and administrative practice in effect as at the date of this Scheme Booklet (which are both subject to change at any time, possibly with retrospective effect). It does not consider any specific facts or circumstances that may apply to particular Scheme Shareholders.

As the tax consequences of participating in the Scheme will depend on each Scheme Shareholder’s own individual circumstances, all Scheme Shareholders are strongly advised to seek independent professional advice regarding the tax consequences of disposing of their Tamboran Shares according to their own particular circumstances.

(a)	Australian tax residents

(i)	Disposal of Tamboran Shares

(A)	CGT event

The disposal of Tamboran Shares by a Scheme Shareholder pursuant to the Scheme will constitute a ‘CGT event’ for Australian tax purposes. The CGT event will occur at the time the Scheme Shareholder disposes of its Tamboran Shares under the Scheme, which should be the Implementation Date. However, as discussed further below, CGT roll-over relief may be available in Australia for a Scheme Shareholder to choose to disregard any capital gain which arises from this CGT event.

In the absence of such CGT roll-over relief, a capital gain or capital loss may arise as a consequence of this CGT event. A Scheme Shareholder will make a capital gain if the capital proceeds exceed the Scheme Shareholder’s cost base for the Tamboran Shares and a capital loss if the capital proceeds are less than the Scheme Shareholder’s reduced cost base for the Tamboran Shares (all in Australian dollars).

A Scheme Shareholder’s cost base (or reduced cost base) in the Tamboran Shares should generally include the historical amount paid by the Scheme Shareholder to acquire the Tamboran Shares, plus any incidental costs of acquisition and disposal (e.g. brokerage fees and stamp duty).

(B)	CGT roll-over relief

A Scheme Shareholder who prima facie makes a capital gain or loss from the disposal of their Tamboran Shares may be able to choose to obtain CGT roll-over relief in Australia. CGT roll-over relief enables a Scheme Shareholder to choose to disregard the capital gain they make from disposing of their Tamboran Shares in exchange for Tamboran US HoldCo CDIs.

The CGT roll-over choice must be made before the Scheme Shareholder lodges their Australian income tax return for the income year in which the CGT event happens.

Scheme Shareholders should note that Tamboran has applied for a class ruling from the ATO on the availability of CGT roll-over relief.

(C)	Consequences if CGT roll-over relief is available and is chosen

If a Scheme Shareholder chooses CGT roll-over relief, the following general treatment should apply.

(I)	Capital gain is disregarded

If a Scheme Shareholder chooses CGT roll-over relief, any capital gain or loss arising on the disposal of their Tamboran Shares in exchange for Tamboran US HoldCo CDIs should be disregarded for Australian tax purposes.

(II)	Cost base and reduced cost base of Tamboran US HoldCo CDIs

If a Scheme Shareholder chooses to obtain CGT roll-over relief, the first element of the cost base and reduced cost base of each Tamboran US HoldCo CDI is calculated by reference to the cost base of the Tamboran Shares.

(III)	Acquisition date of Tamboran US HoldCo CDIs

If a Scheme Shareholder chooses to obtain CGT roll-over relief, the acquisition date of the Tamboran US HoldCo CDIs for Australian CGT purposes is taken to be the date when the Scheme Shareholder originally acquired the corresponding Tamboran Shares exchanged for the relevant Tamboran US HoldCo CDIs.

This acquisition date will be relevant for the purposes of determining whether any subsequent entitlement to the Australian CGT discount regime is potentially available in respect of any future disposal of the Tamboran US HoldCo CDIs where those Tamboran US HoldCo CDIs are held by an Australian resident individual, trust or superannuation fund.

(D)	Consequences if CGT roll-over relief is not chosen or is not available

If a Scheme Shareholder does not qualify for CGT roll-over relief or the Scheme Shareholder chooses not to apply the roll-over relief, the following general Australian tax treatment should apply.

(I)	Capital loss

If a Scheme Shareholder makes a capital loss from the disposal of their Tamboran Shares, this may be used to offset capital gains they derive in the same or subsequent years of income (subject to satisfying certain conditions), but cannot be offset against ordinary income nor carried back to offset net capital gains arising in earlier income years.

(II)	Discount CGT treatment

If a Scheme Shareholder makes a capital gain and has held, or is taken to have held, its Tamboran Shares for at least 12 months at the time of the disposal of its Tamboran Shares, the discount CGT provisions may apply. The discount is 50 per cent for individuals and trusts, and 33 1/3 per cent for complying superannuation entities. Companies are not entitled to a CGT discount.

If a Scheme Shareholder derives a discount capital gain, any of their available capital losses will be applied to reduce the capital gain before the discount is applied. The resulting amount is then included in the Scheme Shareholder’s net capital gain for the income year.

Where a Scheme Shareholder is a trustee, the rules relating to capital gains and the CGT discount are complex. Subject to certain requirements being satisfied, the capital gain may flow through to the beneficiaries in that trust, who will assess eligibility for the CGT discount in their own right.

(III)	Cost base and reduced cost base of Tamboran US HoldCo CDIs

The first element of the cost base (and reduced cost base) of the Tamboran US HoldCo CDIs received by a Scheme Shareholder should be equal to the Australian dollar market value of the Tamboran Shares it exchanges for the Tamboran US HoldCo CDIs on the Implementation Date.

(IV)	Acquisition date of Tamboran US HoldCo CDIs

The acquisition date of the Tamboran US HoldCo CDIs for Scheme Shareholders for CGT discount purposes should be the Implementation Date.

A Scheme Shareholder who does not elect roll-over treatment will need to hold their Tamboran US HoldCo CDIs for at least 12 months after the Implementation Date before the CGT discount may apply on a subsequent disposal of the Tamboran US HoldCo CDIs.

(ii)	Ongoing ownership of Tamboran US HoldCo CDIs

The following comments are made on the basis Tamboran US HoldCo will not be a resident of Australia for Australian income tax purposes, such that Scheme Shareholders will own securities in a foreign tax resident company.

(A)	Taxation of dividends received

Generally, a Scheme Shareholder will be required to include in its assessable income the gross amount of any dividends it received from Tamboran US HoldCo when those dividends are paid or credited to them.

On the basis that Tamboran US HoldCo will not be an Australian tax resident, it will not be able to frank any dividends it pays to its shareholders. Accordingly, Scheme Shareholders will not receive franked dividends (and will not be entitled to any franking credits in respect of such dividends) from Tamboran US HoldCo.

If a Scheme Shareholder is an Australian tax resident company that holds at least 10% of the ‘direct participation’ interest in Tamboran US HoldCo, dividends received from Tamboran US HoldCo may be treated as non-assessable non-exempt income for Australian tax purposes if certain conditions are satisfied. For completeness, it is also noted that Tamboran US HoldCo dividends received indirectly by a company through interposed trusts and partnerships may also be eligible for such treatment (i.e. non-assessable non-exempt) if the company’s ‘direct participation’ and ‘indirect participation’ interests in Tamboran US HoldCo are at least 10% and certain other conditions are satisfied.

Scheme Shareholders in these circumstances are advised to seek independent tax advice (based on their individual circumstances), regarding the treatment of dividends received from Tamboran US HoldCo, including potential eligibility for non-assessable non-exempt income treatment.

(B)	Future disposals of Tamboran US HoldCo CDIs

On a future disposal of Tamboran US HoldCo CDIs, Scheme Shareholders may make a capital gain if the capital proceeds of that disposal are more than the cost base or a capital loss if the capital proceeds of that disposal are less than the reduced cost base.

Any foreign capital proceeds (i.e. US dollars) should be converted into Australian dollars at the prevailing exchange rate at the time of the transaction for Australian tax purposes.

Where the Scheme Shareholder is an Australian resident company which holds more than 10% of Tamboran US HoldCo, the capital gain or capital loss on disposal of Tamboran US HoldCo CDIs may, in certain circumstances, be reduced by a percentage that reflects the degree to which the underlying assets of Tamboran US HoldCo are used in an ‘active business’ are not ‘taxable Australian property’.

The rules regarding this CGT exemption are complex and dependent on the facts at the time of disposal (including the manner in which Tamboran US HoldCo CDIs are held and the underlying asset composition of Tamboran US HoldCo at that time). Scheme Shareholders in these circumstances are strongly advised to seek independent tax advice based on their individual circumstances, including regarding whether capital gains or capital losses arising from disposal of their Tamboran US HoldCo CDIs may be eligible for this CGT exemption treatment.

(C)	Foreign income tax

Scheme Shareholders may be entitled to obtain an Australian non-refundable tax offset for foreign income tax paid (such as US withholding tax on dividends). This offset can reduce the Australian tax payable on the amounts included in a Scheme Shareholder’s assessable income, subject to an offset limit and certain other conditions being satisfied.

(D)	Foreign income anti-deferral rules

In certain (limited) circumstances, the Australian foreign income anti-deferral rules can operate to tax an Australian tax resident shareholder on the income of a foreign company even though the shareholder has received no actual distributions from the foreign company through the “controlled foreign company” (CFC) rules.

The CFC rules generally only apply where the Scheme Shareholder has a controlling interest and usually do not apply to income from active businesses in countries such as the United States. These rules are extremely complex and may be subject to change. Accordingly, Scheme Shareholders with a significant interest in Tamboran are strongly urged to monitor developments in this area closely and consult their own tax advisers as to the application of the foreign income anti-deferral rules to their holding of Tamboran US HoldCo CDIs in their own individual circumstances.

(b)	Foreign (i.e. non-Australian) tax residents

(i)	Disposal of Tamboran Shares

Foreign Tamboran Shareholders that hold their Tamboran Shares on capital account, hold their Tamboran Shares at any time in carrying on a business at or through a permanent establishment in Australia or hold more than a 10% interest in Tamboran or Tamboran US HoldCo may be subject to Australian CGT on the disposal of their Tamboran Shares, as Tamboran considers the Tamboran Shares and Tamboran US HoldCo CDIs may constitute an indirect real property interest. These foreign Tamboran Shareholders should seek Australian taxation advice in respect of the implications of the Scheme in their country of tax residence and any subsequent sale of Tamboran US HoldCo CDIs as the Australian tax consequences may depend on the assets of Tamboran Group at the time of the transaction.

(ii)	Taxation on dividends received

Foreign Tamboran Shareholders should generally not be subject to Australian income tax or withholding taxes on dividends received from Tamboran US HoldCo (on the basis Tamboran US HoldCo will not be an Australian tax resident).

(iii)	Future disposals of Tamboran US HoldCo CDIs

Foreign Tamboran Shareholders should generally not be subject to Australian CGT on the disposal of Tamboran US HoldCo CDIs.

(c)	GST

Scheme Shareholders should not be liable to Australian GST in respect of a disposal of their Tamboran Shares, regardless of whether the Scheme Shareholder is registered for GST or not.

In the event the Scheme Shareholder is an Australian tax resident and is registered for GST, the disposal of the Tamboran Shares to Tamboran US HoldCo should be considered a GST-free financial supply (as defined).

Scheme Shareholders may incur GST included in costs (such as adviser fees relating to their participation in the Scheme) that relate to the Scheme. Tamboran Shareholders that are registered for GST may be entitled to input tax credits or reduced input tax credits for such costs. This will depend on each Scheme Shareholder’s individual circumstances.

Scheme Shareholders should seek their own independent advice in relation to the GST implications of their participation in the Scheme.

(d)	Stamp duty

No stamp duty should be payable in any Australian State or Territory.

9	Implementation of the Scheme

9.1	Scheme Implementation Deed

Tamboran and Tamboran US HoldCo have entered into the Scheme Implementation Deed in connection with the proposed Scheme. The Scheme Implementation Deed sets out the obligations of Tamboran and Tamboran US HoldCo in relation to implementing the Scheme.

The Scheme Implementation Deed is contained in Annexure B.

(a)	Conditions precedent

Implementation of the Scheme is subject to the satisfaction or, where applicable, waiver of a number of conditions precedent, which includes (but is not limited to) the following:

Condition	Status

ASIC

Before 5:00pm on the Business Day before the Second Court Date, ASIC has issued or provided all such reliefs, confirmations, consents, approvals, qualifications or exemptions, or does such other acts which the parties agree are reasonably necessary or desirable to implement the Scheme and such reliefs, waivers, confirmations, consents, approvals, qualifications or exemptions or other acts (as the case may be) have not been withdrawn, suspended, varied or revoked.

A copy of this Scheme Booklet was lodged with, and registered by, ASIC on 27 October 2023. ASIC has been requested to provide a statement that it has no objection to the Scheme and it is expected that ASIC will provide this statement before 5:00pm on the Business Day before the Second Court Date. Tamboran US HoldCo has received in-principle advice from ASIC that it is likely to grant the relief set out in section 10.8(b).

ASX

Before 5:00pm on the Business Day before the Second Court Date, ASX has issued or provided all such reliefs, confirmations, consents, approvals, waivers or does such other acts which the parties agree are reasonably necessary to implement the Scheme and such reliefs, confirmations, consents, approvals, waivers or other acts (as the case may be) have not been withdrawn, suspended, varied or revoked.

A copy of this Scheme Booklet was lodged with ASX on 27 October 2023. Tamboran US HoldCo has received in-principle advice from ASX that it is likely to grant the confirmations and waivers set out in section 10.8(a).

Shareholder approval The approval of the Scheme by the Requisite Majority of Tamboran Shareholders at the Scheme Meeting.	The Scheme Meeting to consider the Scheme Resolution is expected to be held at 10:00am (Sydney time) on Friday, 1 December 2023.

Condition	Status

Court approval The approval of the Scheme by the Court in accordance with section 411(4)(b) of the Corporations Act on the Second Court Date.	The Second Court Date is scheduled for Wednesday, 6 December 2023.

Restraints

As at 8:00am on the Second Court Date, no judgement, order, decree, statute, law, ordinance, rule of regulation, or other temporary restraining order, preliminary or permanent injunction, restraint or prohibition or other order or decision has been issued, made, entered, enacted, promulgated or enforced by any court of competent jurisdiction or any Regulatory Authority remains in effect that prohibits, restricts, makes illegal or restrains the completion of the Scheme, and there is no other legal restraint or prohibition, preventing the consummation of any aspect of the Proposed Transaction on the Implementation Date (Restraints).

There are currently no Restraints in place. It is expected that no Restraints will be in place as at 8:00am on the Second Court Date.

Independent Expert Report

The Independent Expert provides a report to Tamboran that concludes that the Scheme is in the best interests of Tamboran Shareholders on or before the time when this Scheme Booklet is registered by ASIC under the Corporations Act and the Independent Expert not withdrawing or adversely modifying that conclusion before 8:00am on the Second Court Date.

The Independent Expert has prepared the Independent Expert’s Report contained in Annexure A and concluded that the Scheme is in the best interests of Tamboran Shareholders as a whole, in the absence of an alternative proposal or any further information. It is expected that the Independent Expert will maintain its conclusion as at 8:00am on the Second Court Date.

ASX listing

Prior to 8:00am on the Second Court Date, ASX approves:

•  the admission of Tamboran US HoldCo to the official list of the ASX; and

•  the Tamboran US HoldCo CDIs for official quotation by the ASX,

subject only to any conditions which ASX may reasonably require that are acceptable to the Tamboran Board and the Tamboran US HoldCo Board and to the Scheme becoming Effective.

Tamboran US HoldCo has received in-principle advice from ASX that it is likely to grant Tamboran and Tamboran US HoldCo the confirmations and waivers set out in section 10.8(a).

Condition	Status

Ability to issue CDIs

Before 5:00pm on the Business Day prior to the Second Court Date, Tamboran US HoldCo and Tamboran doing everything necessary under the ASX Settlement Rules to enable CDN to allot and issue the Scheme Consideration under the Scheme, other than the actual allotment and issue or transfer (as applicable) of the Tamboran US HoldCo Shares to CDN under the Scheme.

Tamboran US HoldCo has received in-principle advice from ASX that it is likely to grant Tamboran and Tamboran US HoldCo the confirmations and waivers set out in section 10.8(a).

Tamboran Options

Before 8:00am on the Second Court Date, Tamboran has entered into binding agreements with each Tamboran Option Holder to amend the terms of the Tamboran Options held by such Tamboran Option Holders on conditions that are acceptable to Tamboran and Tamboran US HoldCo.

It is expected that Tamboran will enter into binding agreements with each Tamboran Options Holder to amend the terms of their Tamboran Options such that they will be entitled to Tamboran US HoldCo CDIs on exercise or vesting (as applicable) rather than Tamboran Shares, subject to certain conditions (including the Scheme becoming Effective), before 8:00am on the Second Court Date.

A full description of all of the conditions precedent to the Scheme is included in the Scheme Implementation Deed at Annexure B.

As at the Last Practicable Date before the date of this Scheme Booklet, the Tamboran Board is not aware of any circumstances or reasons which would cause any condition precedent to the Scheme not to be satisfied or, where applicable, waived with the agreement of Tamboran US HoldCo.

(b)	Termination

Prior to the Scheme becoming Effective, the Scheme Implementation Deed may be terminated and the Proposed Transaction may be abandoned in certain circumstances set out in section 7.1 of the Scheme Implementation Deed, which includes (but is not limited to) the following:

(i)	By either Tamboran or Tamboran US HoldCo

Either Tamboran or Tamboran US HoldCo (non-defaulting party) may terminate the Scheme Implementation Deed if:

(A)	the End Date has passed before the Proposed Transaction has been implemented (other than as a result of a breach by the terminating party of its obligations under the Scheme Implementation Deed);

(B)	each of the following has occurred:

(I)	the other party is in breach of a material provision of the Scheme Implementation Deed at any time prior to 8:00am on the Second Court Date;

(II)	the non-defaulting party has given notice to the defaulting party setting out the relevant circumstances of the breach and stating an intention to terminate the Scheme Implementation Deed; and

(III)	the relevant circumstances have continued to exist five Business Days (or any shorter period ending at 8:00am on the Second Court Date) from the time the notice was given;

(C)	the Required Majority of Tamboran Shareholders do not approve the Scheme at the Scheme Meeting;

(D)

any of the conditions precedent to the Scheme is incapable of being satisfied or fulfilled (other than as a result of a breach by the terminating party of its obligations under the Scheme Implementation Deed);

(E)

a Court or other Regulatory Authority has issued an order, decree or ruling or taken other action that permanently restrains or prohibits the Proposed Transaction and that order, decree, ruling or other action has become final and cannot be appealed; or

(F)	if the other party consents to do so and both parties confirm it in writing.

(ii)	By Tamboran US HoldCo

Tamboran US HoldCo may terminate the Scheme Implementation Deed if a Tamboran Director:

(A)	fails to recommend, recommends against, withdraws or adversely modifies or qualifies their recommendation of the Scheme or the Proposed Transaction; or

(B)	makes any public statement to the effect that the Scheme is not, or is no longer, recommended.

9.2	Key steps to implement the Scheme

(a)	Deed Poll

On 24 October 2023, Tamboran US HoldCo executed the Deed Poll pursuant to which it agreed, subject to the Scheme becoming Effective, to comply with its obligations under the Scheme.

A copy of the Deed Poll is provided in Annexure D.

(b)	Court hearings

On 27 October 2023, the Court ordered that Tamboran convene the Scheme Meeting to be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 at 10:00am (Sydney time) on Friday, 1 December 2023 to consider the Scheme. The order of the Court convening the Scheme Meeting is not, and should not be treated as, an endorsement by the Court of, or any other expression of opinion by the Court on, the Scheme.

If the Scheme is approved by the Requisite Majority of Tamboran Shareholders at the Scheme Meeting, and all other conditions precedent to the Scheme are satisfied or, where applicable, waived, Tamboran will apply to the Court (on the Second Court Date) for an order approving the Scheme. The Court has discretion as to whether or not to grant the orders approving the Scheme, even if the Scheme is agreed to by the Requisite Majority of Tamboran Shareholders at the Scheme Meeting.

The Second Court Date is currently expected to be held on Wednesday, 6 December 2023. Any change to this date will be announced on ASX and notified on Tamboran’s website at www.tamboran.com.

(c)	Actions by Tamboran and Tamboran US HoldCo

If the Court order approving the Scheme is obtained, the Tamboran Directors and the Tamboran US HoldCo Directors will take, or procure the taking of, the steps required for the Scheme to be implemented.

In particular, Tamboran will lodge with ASIC an office copy of the Court order approving the Scheme under section 411(10) of the Corporations Act, and the Scheme will become Effective. This is expected to occur on the Business Day following the Second Court Date.

(d)	Suspension of trading of Tamboran Shares

If the Scheme becomes Effective, it is expected that Tamboran Shares will be suspended from trading from the close of trading on the Effective Date (which is expected to be the Business Day following the Second Court Date). On a date to be determined by Tamboran US HoldCo, Tamboran will apply for the termination of the official quotation of Tamboran Shares on ASX.

(e)	Trading of Tamboran US HoldCo CDIs

Subject to confirmation from ASX, it is expected that the Tamboran US HoldCo CDIs to be issued as Scheme Consideration will be listed for quotation on the official list of ASX.

The Tamboran US HoldCo CDIs to be issued as Scheme Consideration are expected to commence trading on ASX, initially on a deferred settlement basis commencing on the Business Day after the Effective Date, and then on a normal T+2 settlement basis commencing on the Business Day after the Implementation Date (or such other date as ASX requires) following the despatch of holding statements and confirmation advices for Tamboran US HoldCo CDIs issued under the Scheme (which is expected to occur on the Implementation Date).

It is the responsibility of each Scheme Shareholder to confirm their holdings of Tamboran US HoldCo CDIs before they trade them, to avoid the risk of committing to sell more than will be issued to them. Tamboran Shareholders who sell Tamboran US HoldCo CDIs before they receive their holding statements or confirm their holdings of Tamboran US HoldCo CDIs do so at their own risk. Neither Tamboran nor Tamboran US HoldCo takes any responsibility for such trading.

(f)	Record Date

In order to establish the identity of Scheme Shareholders, dealings in Tamboran Shares will only be recognised if:

(i)

in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Tamboran Share Register as the holder of the relevant Tamboran Shares on or before the Record Date; and

(ii)

in all other cases, registrable transfers or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Record Date at the place where the Tamboran Share Register is kept, and Tamboran must not accept for registration, nor recognise for any purpose (except a transfer to Tamboran US HoldCo pursuant to the Scheme and any subsequent transfer by Tamboran US HoldCo or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

For the purposes of determining entitlements to the Scheme Consideration, Tamboran will maintain the Tamboran Share Register on this basis until the Scheme Consideration has been issued to the Scheme Shareholders. The Tamboran Share Register in this form will solely determine entitlements to the Scheme Consideration.

(g)	Form of Scheme Consideration

A Scheme Shareholder will receive all their Scheme Consideration in the form of Tamboran US HoldCo CDIs, which are tradeable on ASX and have the advantage that they can be traded on ASX during Australian business hours using Australian brokers and in Australian dollars, in a similar way to existing Tamboran Shares.

A further description of the rights and entitlements attaching to CDIs generally, including in relation to voting, is set out in Annexure F.

(h)	Provision of Scheme Consideration

On the Business Day prior to the Implementation Date, Tamboran US HoldCo must procure the allotment and issue of the Tamboran US HoldCo Shares as required under the Scheme in book entry form to CDN, which are to be held on trust for each Scheme Shareholder (other than Ineligible Foreign Holders), and the Sale Agent, which are to be held on trust for each Ineligible Foreign Holder.

On the Implementation Date, Tamboran US HoldCo must do everything reasonably necessary to cause and procure that CDN issues Tamboran US HoldCo CDIs to:

(i)	the Scheme Shareholders (other than Ineligible Foreign Holders) in accordance with the Scheme and:

(A)	in the case of Scheme Shareholders who hold their Tamboran Shares on the CHESS sub-register, procure that the Tamboran US HoldCo CDIs are held on that sub register;

(B)	in the case of Scheme Shareholders who hold their Scheme Shares on the issuer sponsored sub-register, procuring that the Tamboran US HoldCo CDIs are held on that sub register; and

(C)

maintain the CDI register for each Scheme Shareholder who receives Tamboran US HoldCo CDIs under the Scheme and procures the provision of Tamboran US HoldCo CDI holding statements or confirmation advices to all applicable Scheme Shareholders in accordance with the Listing Rules; and

(ii)	the Sale Agent in respect of any Tamboran Shares held by any Ineligible Foreign Holders in accordance with the Scheme.

(i)	Tamboran Shares held in joint names

In the case of Scheme Shares held in joint names:

(i)

the Tamboran US HoldCo CDIs to be issued under the Scheme will be issued to and registered in the names of the joint holders and entry in the Tamboran US HoldCo register must take place in the same order as the holders’ names appear in the Tamboran Share Register;

(ii)	any other document required to be sent under the Scheme, will be forwarded to the registered address recorded in the Tamboran Share Register as at the Record Date; and

(iii)

in respect of any Ineligible Foreign Holder, any cheque required to be sent under the Scheme will be made payable to the joint holders and will be sent to either, at the discretion of Tamboran, the registered address of the holder whose name is recorded in the Tamboran Share Register on the Record Date or to the joint holders.

(j)	Existing instructions, notifications or elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Regulatory Authority), all instructions, notifications or elections given by a Tamboran Shareholder to Tamboran that are binding or deemed binding between the Tamboran Shareholder and Tamboran relating to Tamboran or Tamboran Shares including instructions, notifications or elections relating to:

(i)	whether dividends are to be paid by cheque or into a specific bank account;

(ii)	payments of dividends on Tamboran Shares, including participation in any dividend reinvestment plan; and

(iii)	notices or other communications from Tamboran (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by Tamboran US HoldCo in its sole discretion), by reason of the Scheme, to be made by the Scheme Shareholder to Tamboran US HoldCo and to be a binding instruction, notification or election to, and accepted by, Tamboran US HoldCo in respect of the Tamboran US HoldCo CDIs issued to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing by the Tamboran Shareholder in writing addressed to Tamboran US HoldCo at its registered address.

10	Additional information

10.1	Interests and dealings in Tamboran securities

(a)	Interests of Tamboran Directors in Tamboran securities

As at the date of this Scheme Booklet, the following Tamboran Directors had Relevant Interests in Tamboran Shares and Tamboran Options:

Tamboran Director	Tamboran Shares	Tamboran Options
Richard Stoneburner	5,293,013	483,393
Joel Riddle	4,416,812	19,767,500
Fred Barrett	6,027,738	733,393
John Bell Snr.	—	—
Patrick Elliott	28,211,561	233,393
The Hon. Andrew Robb AO	—	—
David Siegel	61,056,237	233,393
Stephanie Reed	—	—
Ryan Dalton	—	—

Each Tamboran Director intends to vote the Tamboran Shares which they hold (or that are held on their behalf) in favour of the Scheme.

(b)	Dealings of Tamboran Directors in Tamboran securities

The following Tamboran Directors have acquired or disposed of a Relevant Interest in Tamboran securities in the four month period preceding the date of this Scheme Booklet as set out in the table below:

Tamboran Director	Date	Number acquired
Richard Stoneburner:
Tamboran Shares	25 August 2023	1,388,888
Joel Riddle:
Tamboran Shares	25 August 2023	277,777
Fred Barrett:
Tamboran Shares	25 August 2023	250,000
Patrick Elliott:
Tamboran Shares	25 August 2023	1,388,888
David Siegel:
Tamboran Shares	30 June 2023	25,000
Tamboran Shares	4 July 2023	205,982
Tamboran Shares	5 July 2023	44,018
Tamboran Shares	6 July 2023	250,000
Tamboran Shares	7 July 2023	125,000

Tamboran Director	Date	Number acquired
Tamboran Shares	10 July 2023	500,000
Tamboran Shares	31 July 2023	500,000
Tamboran Shares	8 August 2023	600,000
Tamboran Shares	10 August 2023	50,000
Tamboran Shares	14 August 2023	160,000
Tamboran Shares	15 August 2023	43,050,170
Tamboran Shares	25 August 2023	3,333,333
Tamboran Shares	2 October 2023	37,244
Tamboran Shares	4 October 2023	2,756
Tamboran Shares	5 October 2023	208
Tamboran Shares	9 October 2023	125,009
Tamboran Shares	11 October 2023	124,783
Tamboran Shares	11 October 2023	250,000

Tamboran Directors who are Scheme Shareholders will be entitled to receive Tamboran US HoldCo CDIs in accordance with the terms of the Scheme.

(c)	Interests of Tamboran US HoldCo in Tamboran securities

As at the date of this Scheme Booklet, Tamboran US HoldCo has no Relevant Interest or Voting Power in any Tamboran securities.

(d)	Acquisitions by Tamboran US HoldCo and its associates of Tamboran securities

Neither Tamboran US HoldCo nor any of its associates has provided, or agreed to provide, consideration for Tamboran securities under any purchase or agreement in the four month period preceding the date of this Scheme Booklet.

10.2	Interests and dealings in Tamboran US HoldCo securities

(a)	Interests of Tamboran Directors in Tamboran US HoldCo securities

As at the date of this Scheme Booklet, no Tamboran Director has a Relevant Interest in any Tamboran US HoldCo Shares or other securities in Tamboran US HoldCo.

Immediately after implementation of the Proposed Transaction, the Tamboran Directors set out in section 10.1(a) will hold approximately the same proportionate equity interests in Tamboran US HoldCo as they currently hold in Tamboran.

(b)	Dealings of Tamboran Directors in Tamboran US HoldCo securities

No Tamboran Director has acquired or disposed of a Relevant Interest in any Tamboran US HoldCo Shares or other securities in Tamboran US HoldCo in the four month period preceding the date of this Scheme Booklet.

10.3	Payments or other benefits

(a)	Benefits in connection with retirement from office

There are no payments or other benefits that are proposed to be made or given to any Tamboran Director, secretary or executive officer of Tamboran (or any of its Related Bodies Corporate) as compensation for loss of, or as consideration for or in connection with their retirement from, office in Tamboran (or any of its Related Bodies Corporate) in connection with the Scheme.

(b)	Agreements or arrangements connected with or conditional on the Scheme

Except as set out in this Scheme Booklet, there are no agreements or arrangements made between any Tamboran Director and any other person in connection with, or conditional on, the outcome of the Scheme.

Each of the Tamboran Directors will join the Tamboran US HoldCo Board if the Scheme becomes Effective.

(c)	Interests in contracts with Tamboran US HoldCo

Except as set out in this Scheme Booklet, none of the Tamboran Directors have any interest in any contract entered into with Tamboran US HoldCo.

10.4	Marketable price of Tamboran US HoldCo Shares

Until implementation of the Scheme, Tamboran US HoldCo will not have issued any Tamboran US HoldCo Shares. Therefore, no Tamboran US HoldCo Shares have been sold in the 3 month period preceding the date of this Scheme Booklet.

10.5	No unacceptable circumstances

The Tamboran Directors believe that the Scheme does not involve any circumstances in relation to the affairs of Tamboran that could reasonably be characterised as constituting ‘unacceptance circumstances’ for the purposes of section 657A of the Corporations Act.

10.6	Arrangements with Tamboran Option Holders

The existing Tamboran Options arise out of contracts between Tamboran and the relevant Tamboran Option Holders. Under those contracts, the existing Tamboran Options will continue after implementation of the Proposed Transaction, however the entitlements of Tamboran Option Holders to be issued Tamboran Shares will instead become entitlements to be issued Tamboran US HoldCo CDIs. In all other respects, the existing Tamboran Options will continue to be subject to the contractual terms pursuant to which they were granted. The Tamboran Board does not intend to accelerate the vesting of the Tamboran Options or to otherwise make any material change to the terms on which the Tamboran Options have been issued.

Tamboran intends to enter into binding agreements with each Tamboran Option Holder (Amendment Deeds) to amend the terms of their Tamboran Options, subject to certain conditions (including the Scheme becoming Effective).

The material terms of the Amendment Deeds are summarised below:

(a)	Each Tamboran Option Holder will agree to waive (to the extent applicable) all and any rights they may have under the terms on which their Tamboran Options were issued:

(i)

to accelerated or early vesting of their Tamboran Options that arise as a result of, or in connection with, the Scheme or the transactions contemplated by the Scheme (including any change of control of Tamboran);

(ii)

to being paid any cash amount by Tamboran in respect of their Tamboran Options that arise as a result of, or in connection with, the Scheme or the transactions contemplated by the Scheme (including any change of control of Tamboran);

(iii)	to receive any Tamboran Shares upon exercise or vesting of their Tamboran Options; and

(iv)	to exercise any of their Tamboran Options on or prior to the Implementation Date or the End Date (whichever is earlier).

(b)

Each Tamboran Option Holder will agree to amend the terms of all of their Tamboran Options held on the Record Date, such that they will be entitled to receive one Tamboran US HoldCo CDI for every one Tamboran Option exercised or vested (as applicable), and will not be entitled to any Tamboran Shares on exercise or vesting (as applicable) of their Tamboran Options.

(c)	The amendments set out in section 10.6(b) are to take effect on the Implementation Date immediately following implementation of the Scheme.

(d)	The amendments to the terms of the Tamboran Options will be conditional on:

(i)	the Scheme becoming Effective on or before the End Date;

(ii)	the regulatory approvals, consents and waivers necessary to give effect to the transactions contemplated by the Amendment Deeds having been obtained by Tamboran; and

(iii)	unless otherwise waived by Tamboran in its sole discretion, all Tamboran Option Holders having entered into Amendment Deeds with Tamboran.

(e)	Subject to the satisfaction of the conditions set out in section 10.6(d), Tamboran covenants in favour of each Tamboran Option Holder that, with effect on and from the Implementation date, it will:

(i)

ensure that the entitlements of each Tamboran Option Holder under the Tamboran Options will continue to be made available to each Tamboran Option Holder in accordance with, and subject to, the contractual terms pursuant to which the Tamboran Options were granted to the Tamboran Option Holders by Tamboran (as amended in accordance with the Amendment Deeds); and

(ii)

in accordance with the contractual terms referred to in section 10.6(e)(i), upon the valid exercise or vesting of any of those Tamboran Options on or after the Implementation Date, procure CDN to issue to the relevant Tamboran Option Holder the relevant number of Tamboran US HoldCo CDIs, subject to any adjustments to the terms of the Tamboran Options that may be made from time to time pursuant to and in accordance with the contractual terms referred to in clause 10.6(e)(i).

In the event that any existing Tamboran Option Holders do not agree to the proposed amendments to allow Tamboran US HoldCo CDIs to be issued in lieu of Tamboran Shares upon exercise or vesting of the Tamboran Options (as applicable), then following implementation of the Scheme, Tamboran US HoldCo will consider the available courses of action available to it (including any determination by the Tamboran Board that the Tamboran Options may lapse pursuant to the terms of the Employee Incentive Plan).

Tamboran does not intend to grant any further Tamboran Options (under the Employee Incentive Plan or otherwise) or similar rights and, once all of the existing Tamboran Options have been exercised, vested or lapsed, Tamboran intends to terminate the operation of the existing Employee Incentive Plan.

Upon implementation of the Scheme, Tamboran US HoldCo will assume all obligations in relation to the Options under the existing Employee Incentive Plan. Tamboran US HoldCo intends to evaluate and may adopt a new incentive plan to enable Tamboran US HoldCo to issue long-term incentives to senior management of Tamboran US HoldCo (including, for example, a grant of restricted stock), subsequent to completion of the Proposed Transaction, however any such determination is subject to Tamboran US HoldCo’s performance, prevailing market conditions and taxation advice provided by Tamboran US HoldCo’s advisers and consultants. If a new incentive plan is adopted, it is currently anticipated that the plan will be in a form and contain provisions which are customary for a public company admitted to a major stock exchange in the United States, such as NYSE.

10.7	Foreign selling restrictions

This Scheme Booklet does not constitute an offer of Tamboran US HoldCo Shares (including in the form of CDIs) in any jurisdiction in which it would be unlawful. In particular, this Scheme Booklet may not be distributed to any person, and no Tamboran US HoldCo CDIs may be offered or sold, in any country outside Australia, except to the extent permitted below.

(a)	Canada

The Tamboran US HoldCo CDIs will be issued by Tamboran US HoldCo in reliance upon exemptions from the prospectus and registration requirements of the applicable Canadian securities law in each province and territory of Canada. No securities commission in Canada has reviewed or in any way passed upon this Scheme Booklet or the merits of the Scheme.

(b)	European Economic Area – Republic of Cyprus, Italy and Luxembourg

This Scheme Booklet has not been drawn up in accordance with the Prospectus Regulation (EU) 2017/1129 (Prospectus Regulation) and has not been approved by or filed with any financial supervisory authority in the European Union. This Scheme Booklet does not constitute an offer to the public in accordance with article 1(4)(b) of the Prospectus Regulation.

Further, there shall be in general no advertising, offering, distribution, transferring or delivering of the Tamboran US HoldCo CDIs to the public in the European Economic Area. Any Tamboran US HoldCo CDIs shall only be advertised, offered, sold, transferred or delivered to persons by making use of the exemption from the obligation to publish a securities prospectus with regard to the type of offer pursuant to exemptions laid down in Article 1(4) of the Prospectus Regulation. Neither Tamboran nor Tamboran US HoldCo intend to target the European Economic Area market with regard to a public offering of the Tamboran US HoldCo CDIs or an offering other than permitted by Article 1(4) of the Prospectus Regulation.

You are reminded that this Scheme Booklet has been delivered to you on the basis that you are a person into whose possession this Scheme Booklet may be lawfully delivered in accordance with the laws of Europe in which you are located and you may not, nor are you authorised to deliver this Scheme Booklet to any other person.

(c)	Hong Kong

WARNING: The contents of this Scheme Booklet has not been reviewed or approved by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Scheme. If you are in any doubt about any of the contents of this Scheme Booklet, you should obtain independent professional advice.

This Scheme Booklet does not constitute an offer or invitation to the public in Hong Kong to acquire or subscribe for or dispose of any securities. This Scheme Booklet also does not constitute a prospectus (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) or notice, circular, brochure or advertisement offering any securities to the public for subscription or purchase or calculated to invite such offers by the public to subscribe for or purchase any securities, nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong).

Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued this Scheme Booklet in Hong Kong, other than to persons who are “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

No person may issue or have in its possession for the purposes of issue, this Scheme Booklet or any advertisement, invitation or document relating to the Tamboran US HoldCo Shares (including in the form of CDIs), whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than any such advertisement, invitation or document relating to securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

Copies of this Scheme Booklet may be issued to a limited number of persons in Hong Kong in a manner which does not constitute any issue, circulation or distribution of this Scheme Booklet, or any offer or an invitation in respect of the Tamboran US HoldCo Shares (including in the form of CDIs), to the public in Hong Kong. The document is for the exclusive use of Tamboran Shareholders in connection with the Scheme, and no steps have been taken to register or seek authorisation for the issue of this Scheme Booklet in Hong Kong.

This Scheme Booklet is confidential to the person to whom it is addressed and no person to whom a copy of this Scheme Booklet is issued may issue, circulate, distribute, publish, reproduce or disclose (in whole or in part) this Scheme Booklet to any other person in Hong Kong or use for any purpose in Hong Kong other than in connection with consideration of the Scheme by the person to whom this Scheme Booklet is addressed.

(d)	India

Under the Foreign Exchange Management (Overseas Investment) Rules 2022 (Indian ODI Rules), both listed and unlisted “Indian Entities” (as defined in the Indian ODI Rules) are permitted to hold overseas portfolio investments in listed foreign entities acquired through swap of securities or through merger, demerger, amalgamation or scheme of arrangement and resident individuals are permitted to hold overseas portfolio investments in listed foreign entities in any manner including by way of swap of securities, and there are no registration requirements by the issuer of such securities under Indian law.

This Scheme Booklet is neither a document offering shares to the public nor a prospectus under the Companies Act, 2013 (India), as amended, or an advertisement, and should not be circulated to any person other than to whom the offer is made. This Scheme Booklet has not been, and will not be, registered as a prospectus with the Registrar of Companies in India. This Scheme Booklet may not be issued, circulated or distributed, directly or indirectly, in India. Further, the Tamboran US HoldCo CDIs may not be offered, directly or indirectly, in India, to, or for the account or benefit of, any resident of India except as permitted by applicable Indian laws and regulations, under which an offer is being made strictly on a private and confidential basis and is limited to existing Tamboran Shareholders and is not an offer to the public in India. This issue is a private placement and this Scheme Booklet is not intended to be circulated to more than 200 persons in India on an aggregate basis (including all other private placements of Tamboran Shares made in this financial year; a financial year being the 12-month period commencing on 1 April and ending on 31 March of the following year). It does not constitute and shall not be deemed to constitute an offer or an invitation to subscribe to the aforesaid securities to the public in general.

This Scheme Booklet has been prepared solely to provide general information about Tamboran to identified and eligible investors to whom it is addressed. This Scheme Booklet does not purport to contain all the information that any eligible investor may require. Further, this Scheme Booklet has been prepared for informational purposes relating to the Scheme only.

Apart from this Scheme Booklet, no offer document or prospectus has been prepared in connection with this offer or in relation to Tamboran nor is such offer document or prospectus required to be registered under applicable laws or regulations. Accordingly, this Scheme Booklet has neither been delivered for registration nor is it intended to be registered with any authority.

This Scheme Booklet is intended to be used only by Tamboran Shareholders. It is not intended for distribution to any other person and should not be reproduced by the recipient.

(e)	Malaysia

No approval from, or recognition by, the Securities Commission of Malaysia has been or will be obtained in relation to any offer of Tamboran US HoldCo CDIs. Tamboran US HoldCo CDIs may not be issued or transferred in Malaysia except to persons who are Tamboran Shareholders on compliance with the Scheme in accordance with Schedules 5 and 6 of the Malaysian Capital Markets and Services Act 2007.

(f)	New Zealand

This Scheme Booklet is not a New Zealand disclosure document and has not been registered, filed with or approved by any New Zealand Regulatory Authority under or in accordance with the Financial Markets Conduct Act 2013 (FMCA) (or any other relevant New Zealand law). To the extent that the Scheme is considered an “offer” under the FMCA, such offer of Tamboran US HoldCo CDIs under the Scheme is being made to existing Tamboran Shareholders in reliance upon the Financial Markets Conduct (Incidental Offers) Exemption Notice 2021.

(g)	Singapore

This Scheme Booklet and any other document or material in connection with the offer, sale or distribution, or invitation for subscription, purchase or receipt of Tamboran US HoldCo CDIs has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore and this offering is not regulated by any financial supervisory authority in Singapore. Accordingly, statutory liabilities in connection with the contents of prospectuses under the Securities and Futures Act, Cap. 289 (SFA) will not apply.

This Scheme Booklet and any other document in connection with the offer, sale or distribution, or invitation for subscription, purchase or receipt of Tamboran US HoldCo CDIs may not be offered, sold or distributed, or be made the subject of an invitation for subscription, purchase or receipt, whether directly or indirectly, to persons in Singapore except pursuant to exemptions in Subdivision (4) Division 1, Part XIII of the SFA, including the exemption under section 273(1)(c) of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Any offer is not made to you with a view to Tamboran US HoldCo CDIs being subsequently offered for sale to any other party. You are advised to acquaint yourself with the SFA provisions relating to on-sale restrictions in Singapore and comply accordingly.

Neither this Scheme Booklet nor any copy of it may be taken or transmitted into any country where the distribution or dissemination is prohibited. This Scheme Booklet is being furnished to you on a confidential basis and solely for your information and may not be reproduced, disclosed, or distributed to any other person.

The investments contained or referred to in this Scheme Booklet may not be suitable for you and it is recommended that you consult an independent investment advisor if you are in doubt about such investment. Nothing in this Scheme Booklet constitutes investment, legal, accounting or tax advice or a representation that any investment or strategy is suitable or appropriate to your individual circumstances or otherwise constitutes a personal recommendation to you.

Neither Tamboran nor Tamboran US HoldCo is in the business of dealing in securities or holds itself out, or purports to hold itself out, to be doing so. As such, Tamboran and Tamboran US HoldCo are neither licensed nor exempted from dealing in securities or carrying out any other regulated activities under the SFA or any other applicable legislation in Singapore.

(h)	United Kingdom

Neither this Scheme Booklet nor any other document relating to the Scheme has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (FSMA)) has been published or is intended to be published in respect of the Tamboran US HoldCo CDIs.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received in connection with the issue or sale of the Tamboran US HoldCo CDIs has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of the FSMA does not apply to Tamboran. In the United Kingdom, this Scheme Booklet is being distributed only to, and is directed at, persons:

(i)	who fall within Article 43 (members of certain bodies corporate) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005; or

(ii)	to whom it may otherwise be lawfully communicated,

(together, the Relevant Persons). The investments to which this Scheme Booklet relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, Relevant Persons and in circumstances which do not constitute an offer to the public in the United Kingdom. Any person who is not a relevant person should not act or rely on this Scheme Booklet or any of its contents.

(i)	United States

Tamboran and Tamboran US HoldCo intend to rely on an exemption from the registration requirements of the US Securities Act pursuant to section 3(a)(10) in connection with the consummation of the Scheme and the issuance of Tamboran US HoldCo Shares. Approval of the Scheme by the Court will be relied upon by Tamboran and Tamboran US HoldCo for the purposes of qualifying for the section 3(a)(10) exemption.

United States Tamboran Shareholders should note that the Scheme is made for the securities of an Australian company in accordance with the laws of Australia and the Listing Rules. The Scheme is subject to disclosure requirements of Australia that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under US federal securities laws since Tamboran’s headquarters are located outside of the United States and most of its officers and directors are not residents of the United States. You may not be able to sue Tamboran or its officers or directors in Australia for violations of the US securities laws. It may be difficult to compel Tamboran and its affiliates to subject themselves to a United States court’s judgment.

This Scheme Booklet has not been filed with or reviewed by the SEC or any state securities authority and none of them has passed upon or endorsed the merits of the Scheme or the accuracy, adequacy or completeness of this Scheme Booklet. Any representation to the contrary is a criminal offence.

The Tamboran US HoldCo CDIs to be issued pursuant to the Scheme have not been, and will not be, registered under the US Securities Act or the securities laws of any United States state or other jurisdiction. The Scheme is not being made in any United States state or other jurisdiction where it is not legally permitted to do so.

10.8	Regulatory conditions and relief

(a)	ASX confirmations and waivers

Tamboran US HoldCo has received in-principle advice from ASX that it is likely to grant Tamboran and Tamboran US HoldCo the following confirmations and waivers in connection with Tamboran US HoldCo’s application to be admitted to the official list of ASX and the quotation of the Tamboran US HoldCo CDIs on ASX.

(i)	Tamboran US HoldCo By-Laws

A confirmation that the Tamboran US HoldCo By-Laws satisfy the requirements of Listing Rule 1.1, Condition 2 (on the basis that the constitution contains the provisions in Appendix 15A of the Listing Rules and is not inconsistent with the Listing Rules).

(ii)	Scheme Booklet

A confirmation that Tamboran US HoldCo may use this Scheme Booklet as an information memorandum for the purposes of its application to list on ASX, and that ASX will not require Tamboran US HoldCo to lodge a prospectus of product disclosure statement under Listing Rule 1.1, Condition 3.

(iii)	Minimum spread

A waiver from Listing Rule 1.1, Condition 8 to the extent necessary to permit Tamboran US HoldCo to be admitted to the official list of ASX without satisfying the spread requirements of this rule, on the condition that Tamboran is in compliance with Listing Rule 12.4 at the time it ceases to trade on ASX.

(iv)	Profit or asset test

A waiver from Listing Rule 1.1, Condition 9 to the extent necessary to permit Tamboran US HoldCo to be admitted to the official list of ASX without complying with either the profit test in Listing Rule 1.2 or the assets test in Listing Rule 1.3, on the condition that Tamboran is in compliance with Listing Rules 12.1 and 12.2 at the time that Tamboran ceases to trade on ASX.

(v)	No restricted securities

A confirmation that Tamboran US HoldCo CDIs issued pursuant to the Scheme will not be treated as restricted securities for the purposes of Listing Rule 1.1, Condition 10.

(vi)	Good fame and character

A confirmation that ASX will accept that each director, CEO and CFO of Tamboran US HoldCo who was a director, CEO or CFO of Tamboran immediately prior to the implementation of the Proposed Transaction is of good fame and character for the purposes of Listing Rule 1.1, Condition 20 on the condition that no further director appointments or resignations are made prior to Tamboran US HoldCo’s admission to the official list of ASX.

(vii)	Information memorandum

(A)

A waiver from Listing Rule 1.4.1 to the extent necessary to permit this Scheme Booklet not include a statement that it contains all of the information that would otherwise be required under section 710 of the Corporations Act, on the condition that:

(I)	this Scheme Booklet incorporates the information required for the information memorandum;

(II)	Tamboran US HoldCo releases all of the documents incorporated by reference in this Scheme Booklet to the market as pre-quotation disclosure; and

(III)	Tamboran US HoldCo provides a statement to the market that Tamboran has confirmed to it that it is in compliance with Listing Rule 3.1 at the time Tamboran ceases to trade on ASX.

(B)	A waiver from Listing Rule 1.4.4 to the extent necessary to permit this Scheme Booklet to be dated on or about the date which the Court makes orders to convene the meeting to approve the Scheme.

(C)

A waiver from Listing Rule 1.4.7 to the extent necessary to permit this Scheme Booklet not to include a statement that Tamboran US HoldCo has not raised any capital for the three months prior to the date of issue of this Scheme Booklet, and will not need to raise capital in the three months after that date.

(D)

A waiver from Listing Rule 1.4.8 to the extent necessary to permit this Scheme Booklet not to include a statement that a supplementary information memorandum will be issued if, between the date of issue of this Scheme Booklet and the date on which Tamboran US HoldCo’s securities are quoted on ASX, Tamboran US HoldCo becomes aware of any of the matters referred to in Listing Rule 1.4.8, on the condition that Tamboran undertakes to release such information to the ASX Announcements Platform (which undertaking is to take the form of a deed poll dated no later than the date this Scheme Booklet is released).

(viii)	Issue price

A waiver from listing Rule 2.1, Condition 2 to the extent necessary to permit the Tamboran US HoldCo CDIs to have an issue price at the time of admission to the official list of ASX to be less than A$0.20.

(ix)	Voting

A waiver from Listing Rule 6.10.3 to the extent necessary to permit Tamboran US HoldCo to comply with the laws of the State of Delaware on security holders’ rights to vote.

(x)	Amendments to the Tamboran Options

A waiver from Listing Rule 6.23 to the extent necessary to permit Tamboran, without shareholder approval, to amend the terms and conditions of the Tamboran Options such that the entitlement to receive one Tamboran Share one exercise of each Tamboran Option will be replaced by an entitlement to receive one Tamboran US HoldCo CDI, on the condition that the Scheme is approved by the Requisite Majority of Tamboran Shareholders and by the Court, and full details of the proposed amendments to the terms of the Options are set out in the Scheme Booklet to ASX’s satisfaction.

(xi)	Free float

A confirmation that ASX will accept that Tamboran US HoldCo will satisfy the free float requirement in for the purposes of Listing Rule 1.1, Condition 7 on the basis that Tamboran is in compliance with Listing Rule 12.4 at the time it ceases to be admitted to the official list of ASX.

(xii)	Proxy forms

A waiver from Listing Rule 14.2.1 to the extent necessary to permit Tamboran US HoldCo not to provide in its proxy form an option for a holder of Tamboran US HoldCo Shares or Tamboran US HoldCo CDIs to vote against a resolution to elect a director or to appoint an auditor, on the condition that:

(A)	Tamboran US HoldCo complies with relevant Delaware laws as to the content of proxy forms applicable to resolutions for the election or re-election of directors and the appointment of auditors;

(B)

the notice given by Tamboran US HoldCo to Tamboran US HoldCo Shareholders under ASX Settlement Rule 13.8.9 makes it clear that Tamboran US HoldCo Shareholders are only able to vote for the resolutions or abstain from voting, and the reasons why this is the case;

(C)

Tamboran US HoldCo releases details of the waiver to the market as pre-quotation disclosure, and the terms of the waiver are detailed in the management proxy circular provided to all Tamboran US HoldCo CDI Holders; and

(D)

this waiver only applies for so long as the relevant Delaware laws prevent Tamboran US HoldCo from permitting security holders to vote against a resolution to elect a director and to vote against a resolution to appoint an auditor.

(xiii)	Director nominations

A confirmation that Tamboran US HoldCo may, for the purposes of Listing Rule 14.3, accept nominations for the election of directors in accordance with the Tamboran US HoldCo By-Laws and the DGCL.

(xiv)	Election of directors

A waiver from Listing Rule 14.4 to the extent necessary to permit Tamboran US HoldCo to permit a director appointed by the Tamboran US HoldCo Board to fill a casual vacancy or as an additional director to hold office beyond the next annual general meeting after that person’s appointment if the term of office of the class of director into which that person has been appointed expires at a later annual meeting, in accordance with the Tamboran US HoldCo By-Laws.

(xv)	Financial reports

A confirmation that, for the purposes of Listing Rule 19.11A, ASX will accept the preparation of the financial accounts (including any audits or reviews of those accounts conducted by Chartered Public Accounts) being in accordance with US GAAP.

(xvi)	Listing Checklist

A confirmation that Tamboran US HoldCo is not required to comply with the following items of the Appendix 1A Information Form and Checklist (Listing Checklist) as required by Listing Rule 1.7:

(A)

Items 13 to 19 (inclusive), to the extent necessary to permit Tamboran US HoldCo to only disclose details of the good fame and character information of new directors of Tamboran US HoldCo, being those persons who have not been previously subject to criminal history and bankruptcy checks in connection with an existing director or relevant officer position with Tamboran;

(B)	Items 23 and 24, to the extent necessary to permit this Scheme Booklet not to include the nature of each of Tamboran US HoldCo’s material child entities;

(C)

Item 26, to the extent necessary to permit this Scheme Booklet to not include a description of any joint venture agreement in which Tamboran US HoldCo has a material interest in, a description of the joint venture, and an explanation of why a certain corporate structure has been employed and the risks on the basis that Tamboran has previously satisfied these requirements in its initial public offering on ASX in July 2021 and the structure and operations of Tamboran US HoldCo will not change, and that Tamboran does and will continue to comply with Listing Rule 3.1 in respect to these businesses at the time it ceases to be admitted to the official list of the ASX;

(D)

Item 30, to the extent necessary to permit this Scheme Booklet not to include confirmation that Tamboran US HoldCo’s free float at the time of listing will be not less than 20%, on the basis that Tamboran is in compliance with Listing Rule 12.4 at the time it ceases to be admitted to the official list of ASX;

(E)

Item 31, to the extent necessary to permit this Scheme Booklet not to include a confirmation that Tamboran US HoldCo will seek quotation of its securities for at least 20 cents, on the basis that Tamboran is currently trading under 20 cents, no new businesses are being bought into Tamboran US HoldCo and it is not considered necessary to demonstrate compliance with Listing Rule 2.1, Condition 2 as the market has already valued the assets;

(F)	Item 35, to the extent necessary to permit this Scheme Booklet not to include a description of the history of Tamboran US HoldCo;

(G)	Item 36, to the extent necessary to permit this Scheme Booklet not to include a description of Tamboran US HoldCo’s existing and proposed activities and level of operations;

(H)	Item 37, to the extent necessary to permit this Scheme Booklet not to include a description of the material business risks faced by Tamboran US HoldCo;

(I)

Item 44, to the extent necessary to permit this Scheme Booklet not to include details of (and for Tamboran US HoldCo not to be required to provide to ASX copies of) the existence and main terms of any material contracts;

(J)

Item 45 and 46, to the extent necessary, to permit this Scheme Booklet not to include a summary of the material terms of, or a copy of, any employment, service or consultancy agreement or any other material contract which Tamboran US HoldCo (or a child entity) has entered into with:

(I)	its CEO (or equivalent);

(II)	any of its directors or proposed directors; or

(III)	any other person or entity who is a related party of the persons referred to above;

(K)

Item 47, to the extent necessary to permit Tamboran US HoldCo not to provide a confirmation that all information that a reasonable person would expect to have a material effect on the price or value of Tamboran US HoldCo’s securities to be quoted has been included in or provided with the Listing Checklist, on the condition that Tamboran is in compliance with its obligations under Listing Rule 3.1 until its removal from the official list of ASX;

(L)	Item 48, to the extent necessary to permit Tamboran US HoldCo not to lodge a copy of its most recent annual report; and

(M)

Items 52 to 69 (inclusive), to the extent necessary to permit Tamboran US HoldCo to not provide the information in connection with Listing Rules 1.2 and 1.3, on the basis that ASX waives Tamboran US HoldCo’s requirement to comply with Listing Rule 1.1, Condition 9.

(b)	ASIC relief

Tamboran US HoldCo has sought a declaration from ASIC under 741(1)(b) of the Corporations Act modifying:

(i)

section 708A(5) of the Corporations Act such that, in the 12 months following the Implementation Date, the continuous quotation of Tamboran US HoldCo CDIs may be included in the calculation of the 3 month period for the purposes of section 708A(5) of the Corporations Act; and

(ii)

the definition of “continuously quoted securities” for the purposes of Chapter 6D of the Corporations Act such that, in the 12 months following the Implementation Date, the continuous quotation of Tamboran US HoldCo CDIs may be included in the calculation of the 3 month period for the purposes of section 713(1) of the Corporations Act.

Tamboran US HoldCo has received in-principle advice from ASIC that it is likely to grant Tamboran US HoldCo the relief set out in this section 10.8(b), however the form of such relief will be subject to finalisation of the relief instrument by ASIC.

10.9	Consents

(a)	Role of advisers and experts

The following parties have performed a function in a professional, advisory or other capacity in connection with the Scheme or the preparation or distribution of this Scheme Booklet.

Name	Role

BDO Corporate Finance (WA) Pty Ltd	Independent Expert

Squire Patton Boggs (AU)	Australian legal adviser to Tamboran

Squire Patton Boggs (US)	United States legal adviser to Tamboran

Boardroom Pty Limited	Tamboran Share Registry

(b)	Consents to be named and to the inclusion of information

As at the date of this Scheme Booklet:

(i)

BDO Corporate Finance (WA) Pty Ltd has given and has not, before the date of this Scheme Booklet, withdrawn its written consent to be named as the Independent Expert in this Scheme Booklet and to the inclusion of the Independent Expert’s Report set out in Annexure A, and other statements in this Scheme Booklet said to be based on statements made by BDO Corporate Finance (WA) Pty Ltd, in each case in the form and context in which they appear in this Scheme Booklet;

(ii)

Squire Patton Boggs (AU) has given and has not, before the date of this Scheme Booklet, withdrawn its written consent to be named in this Scheme Booklet in the form and context in which it is so named;

(iii)

Squire Patton Boggs (US) has given and has not, before the date of this Scheme Booklet, withdrawn its written consent to be named in this Scheme Booklet in the form and context in which it is so named; and

(iv)

Boardroom Pty Limited has given and has not, before the date of this Scheme Booklet, withdrawn its written consent to be named in this Scheme Booklet in the form and context in which it is so named and to the inclusion of information concerning services of the Tamboran Share Registry.

(c)	Disclaimer

Each of the persons named in section 10.9(a):

(i)	has not authorised or caused the issue of this Scheme Booklet; and

(ii)

to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for any part of this Scheme Booklet other than a reference to its name and any statement or report which has been included in this Scheme Booklet with the consent of that person.

(d)	Fees

Each of the persons named in section 10.9(a) will be entitled to receive professional fees charged in accordance with their normal basis of charging.

If the Scheme becomes Effective, costs of approximately A$550,000 (excluding GST) are expected to be paid by Tamboran. This includes advisory fees for Tamboran’s financial, legal, accounting and tax advisers, the Independent Expert fees, governance support and proxy adviser engagement support fees, general administrative fees, printing and distribution costs, expenses associated with convening and holding the Scheme Meeting and other expenses.

If the Scheme does not become Effective, costs of approximately A$550,000 (excluding GST) are expected to be paid by Tamboran.

(e)	Disclosure of interests

Except as otherwise provided in this Scheme Booklet, no:

(i)	Tamboran Director, Tamboran US HoldCo Director or proposed director of Tamboran US HoldCo;

(ii)

person named in this Scheme Booklet as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet for on behalf of Tamboran or Tamboran US HoldCo; or

(iii)	promoter, stockbroker or underwriter of Tamboran or Tamboran US HoldCo,

(together, the Interested Persons) holds, or held at any time during the two year period preceding the date of this Scheme Booklet, any interests in:

(iv)	the formation or promotion of Tamboran or Tamboran US HoldCo;

(v)	property acquired or proposed to be acquired by Tamboran or Tamboran US HoldCo in connection with the formation or promotion of Tamboran or Tamboran US HoldCo; or

(vi)	the offer of Scheme Consideration under the Scheme.

(f)	Disclosure of fees and other benefits

Except as otherwise disclosed in this Scheme Booklet, Tamboran and Tamboran US HoldCo have not paid or agreed to pay any fees, or provided or agreed to provide any benefit:

(i)	to a Tamboran Director, Tamboran US HoldCo Director or proposed director of Tamboran US HoldCo to induce them to become or qualify as a director of Tamboran US HoldCo;

(ii)	for services provided by any Interested Persons in connection with:

(A)	the formation or promotion of Tamboran US HoldCo; or

(B)	the offer of Scheme Consideration under the Scheme;

(iii)	to any person and the benefit was likely to induce them or an associate to vote in favour of the Scheme or dispose of Tamboran Shares; or

(iv)	to any person for a Tamboran Share in the four month period preceding the date of this Scheme Booklet.

10.10	Other material information

Except as set out in this Scheme Booklet, there is no other information material to the making of a decision in relation to the Scheme, being information that is within the knowledge of the Tamboran Board which has not previously been disclosed to Tamboran Shareholders.

10.11	Supplementary information

If, between the date of lodgement of this Scheme Booklet for registration by ASIC and the Effective Date, Tamboran becomes aware of any of the following:

(a)	a material statement in this Scheme Booklet is false or misleading or deceptive;

(b)	a material omission from this Scheme Booklet;

(c)	a significant change affecting a matter included in this Scheme Booklet; or

(d)

a significant new matter that has arisen and that would have been required to be included in this Scheme Booklet if it had arisen before the date of lodgement of this Scheme Booklet for registration by ASIC,

Tamboran intends to make available any supplementary material by releasing that material to ASX’s website at www.asx.com.au and posting the supplementary document to the Tamboran website at www.tamboran.com. Depending on the nature and timing of the changed circumstances and subject to obtaining any relevant approvals, Tamboran may also send such supplementary materials to Tamboran Shareholders.

10.12	Consent to lodgement

The issue of this Scheme Booklet is authorised by the Tamboran Board and this Scheme Booklet has been signed by or on behalf of the Tamboran Board on 27 October 2023.

11	Glossary

In this Scheme Booklet, unless the context requires otherwise:

A$ means the lawful currency of Australia.

Amendment Deed has the meaning given to the term in section 10.6 of this Scheme Booklet.

Annexure means an annexure to this Scheme Booklet.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited ABN 98 008 624 691 or, where the context requires, the financial market operated by it known as the Australian Securities Exchange.

ASX Settlement means ASX Settlement Pty Ltd ABN 49 008 504 532.

ASX Settlement Rules means ASX Settlement Operating Rules of ASX Settlement.

ATO means the Australian Taxation Office.

Business Day means a business day as defined in the Listing Rules.

CDI means a CHESS depositary interest representing a unit of beneficial ownership in a share (or other equity security) of a foreign registered entity, registered in the name of CDN, or beneficial ownership is held by CDN, and CDIs means a number of them.

CDN means CHESS Depositary Nominees Pty Ltd ACN 071 346 506.

CGT means capital gains tax.

CHESS means the clearing house electronic sub-register system of security transfers operated by ASX Settlement.

Corporations Act means the Corporations Act 2001 (Cth), as amended from time to time.

Corporations Regulations means the Corporations Regulations 2001 (Cth), as amended from time to time.

Court means the Federal Court of Australia, or such other court of competent jurisdiction under the Corporations Act agreed to by Tamboran and Tamboran US HoldCo.

Deed Poll means the deed poll executed by Tamboran US HoldCo as set out in Annexure D.

DGCL means the Delaware General Corporation Law.

Double Tax Agreement means a formal bilateral agreement between two jurisdictions that aim to prevent double taxation, fiscal evasion and assist each country’s tax authorities in enforcing their respective tax laws.

Effective means, when used in relation to the Scheme, the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme taking effect pursuant to section 411(10) of the Corporations Act, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Employee Incentive Plan means Tamboran’s Equity Incentive Plan.

Encumbrance means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including any “security interest” as defined in section 12(1) and (2) of the Personal Property Securities Act 2009 (Cth), and includes any agreement to create any of them or allow them to exist.

End Date means 5:00pm on 29 February 2024, or such later date as agreed to in writing between Tamboran and Tamboran US HoldCo.

Exchange Act means the US Securities Exchange Act of 1934, as amended from time to time.

Explanatory Statement means the statement pursuant to section 412 of the Corporations Act, which is registered by ASIC in relation to the Scheme, copies of which are included in this Scheme Booklet.

GST means the tax levied under the A New Tax System (Goods and Services Tax) Act 1999 (Cth), as amended from time to time.

Implementation Date means the fifth Business Day after the Record Date, or such other date agreed to in writing by Tamboran and Tamboran US HoldCo.

Independent Expert means BDO Corporate Finance (WA) Pty Ltd ABN 27 124 031 045.

Independent Expert’s Report means the report set out in Annexure A.

Ineligible Foreign Holder means any Scheme Shareholder whose address is shown on the Tamboran Share Register as at the Record Date is in a place outside Australia, Canada, Republic of Cyprus, Hong Kong, India, Italy, Luxembourg, Malaysia, New Zealand, Singapore, United Kingdom and United States and such other jurisdictions that Tamboran otherwise determines (in its absolute discretion) that it would be unlawful, unduly onerous or unduly impracticable to issue the Scheme Consideration to such Scheme Shareholder in the relevant jurisdictions.

Last Practicable Date means 23 October 2023, being three clear Business Days prior to the date of this Scheme Booklet.

Listing Rules means the official listing rules of ASX.

Notice of Scheme Meeting means the notice convening the Scheme Meeting together with the Proxy Form for that meeting as set out in Annexure E.

NYSE means the financial market operated by Intercontinental Exchange, Inc. known as the New York Stock Exchange.

Proposed Transaction means the proposed re-domiciliation of Tamboran Group to the United States implemented by means of the Scheme.

Proxy Form means the proxy form that accompanies this Scheme Booklet or is available from the Tamboran Share Registry.

Record Date means 7:00pm (Sydney time) on the second Business Day following the Effective Date, or such other date (after the Effective Date) as Tamboran and Tamboran US HoldCo may agree in writing.

Regulatory Authority includes:

(a)	a government or governmental, semi-governmental, administrative, fiscal or judicial entity or authority;

(b)	a minister, department, office, commission, delegate, instrumentality, tribunal, agency, board, authority or organisation of any government;

(c)	any regulatory organisation established under statute;

(d)	in particular, ASX and ASIC; and

(e)	any representative of any of the above.

Related Body Corporate has the meaning given to that term in section 50 of the Corporations Act.

Relevant Interest has the meaning given to that term in section 9 of the Corporations Act.

Representative means, in respect of a party, an employee, agent, officer, director, adviser or financier of that party (or of a Related Body Corporate of that party) and, in the case of an adviser, includes employees, officers and agents of the adviser.

Requisite Majority means, in relation to the Scheme Resolution, a resolution passed by:

(a)

unless the Court orders otherwise, a majority in number (more than 50%) of Tamboran Shareholders (as the case may be), who are present and voting, either in person or by proxy, attorney or in the case of a corporation its duly appointed body corporate representative; and

(b)	at least 75% of the votes cast on the resolution.

Sale Agent means a person to be appointed by Tamboran US HoldCo to sell the Tamboran US HoldCo CDIs that would otherwise be issued to or for the benefit of Ineligible Foreign Holders under the terms of the Scheme.

Sale Facility means the facility to be made available to Ineligible Foreign Holders, under which Ineligible Foreign Holders will have their Scheme Consideration sold on their behalf by the Sale Agent and have the net proceeds of sale remitted to them.

Scheme means the scheme of arrangement pursuant to Part 5.1 of the Corporations Act proposed between Tamboran and Tamboran Shareholders, the form of which is contained in Annexure C, together with any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by Tamboran and Tamboran US HoldCo.

Scheme Booklet means this scheme booklet (including all of the Annexures and the Proxy Form which accompanies this Scheme Booklet).

Scheme Consideration means one Tamboran US HoldCo CDI for every Scheme Share held by a Scheme Shareholder on the Record Date.

Scheme Implementation Deed means the Scheme Implementation Deed dated 12 October 2023 between Tamboran and Tamboran US HoldCo and contained in Annexure B.

Scheme Meeting means the meeting of Tamboran Shareholders convened by the Court in relation to the Scheme pursuant to section 411(1) of the Corporations Act and includes any adjournment of that meeting.

Scheme Resolution means the resolution to be proposed to Tamboran Shareholders at the Scheme Meeting to approve the Scheme set out in the Notice of Scheme Meeting at Annexure E.

Scheme Shareholder means a person who is a Tamboran Shareholder on the Record Date.

Scheme Shares means all of the Tamboran Shares on issue on the Record Date.

SEC means the United States Securities and Exchange Commission.

Second Court Date means the first day on which an application made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Second Court Hearing means the hearing at the Court held on the Second Court Date at which an application is made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme.

Sydney time means the time in Sydney, Australia.

Tamboran means Tamboran Resources Limited ACN 135 299 062.

Tamboran Board means the board of Tamboran Directors from time to time.

Tamboran Convertible Note means an unsecured convertible loan issued by Tamboran convertible into Tamboran Shares.

Tamboran Director means a director of Tamboran from time to time.

Tamboran Group means, collectively, Tamboran and each of its Related Bodies Corporate other than Tamboran US HoldCo.

Tamboran Option means an unlisted option to acquire a Tamboran Share issued by Tamboran pursuant to the Employee Incentive Plan.

Tamboran Option Holder means a person who is a holder of one or more Tamboran Options, from time to time.

Tamboran Scheme Information Line means 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia).

Tamboran Share means a fully paid ordinary share in the capital of Tamboran.

Tamboran Share Register means the register of Tamboran Shareholders maintained by or on behalf of Tamboran in accordance with the Corporations Act.

Tamboran Share Registry means Boardroom Pty Limited ABN 14 003 209 836.

Tamboran Shareholder means a person who is registered in the Tamboran Share Register as the holder of one or more Tamboran Shares, from time to time.

Tamboran US HoldCo means Tamboran Resources Corporation, a company incorporated in the State of Delaware, United States with file number 7640969 and whose registered office is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

Tamboran US HoldCo Board means the board of directors of Tamboran US HoldCo.

Tamboran US HoldCo By-Laws means the Tamboran US HoldCo By-Laws dated 3 October 2023.

Tamboran US HoldCo CDI means a CDI representing a beneficial interest in 1/200th of a Tamboran US HoldCo Share, and Tamboran US HoldCo CDIs means a number of them.

Tamboran US HoldCo CDI Holder means a person who is registered in the Tamboran US HoldCo CDI Register as the holder of one or more Tamboran US HoldCo CDIs, from time to time.

Tamboran US HoldCo CDI Register means the register of Tamboran US HoldCo CDI Holders maintained by or on behalf of Tamboran US HoldCo in accordance with the ASX Settlement Rules.

Tamboran US HoldCo Certificate of Incorporation means the Tamboran US HoldCo Certificate of Incorporation dated 3 October 2023.

Tamboran US HoldCo Charter Documents means the Tamboran US HoldCo Certificate of Incorporation and the Tamboran US HoldCo By-Laws, as such documents may be amended from time to time.

Tamboran US HoldCo Director means a director of Tamboran US HoldCo.

Tamboran US HoldCo Share means a share of common stock of Tamboran US HoldCo.

Taxable Australian Real Property means a freehold or leasehold interest in Australian real property or mining, quarrying or prospecting rights in Australia.

Treasurer means the Treasurer of the Commonwealth of Australia.

United States or US means the United States of America.

US$ means the lawful currency of the United States.

US Securities Act means the US Securities Act of 1933.

Voting Power has the meaning given to it in section 9 of the Corporations Act.

In this Scheme Booklet:

(a)	all dates and times are Sydney, New South Wales times unless otherwise indicated;

(b)	words and phrases not otherwise defined in this Scheme Booklet (excluding the Annexures) have the same meaning (if any) as is given to them by the Corporations Act;

(c)	the singular includes the plural and vice versa;

(d)	a reference to a person includes a reference to a corporation;

(e)	headings are for ease of reference only and do not affect the interpretation of this Scheme Booklet; and

(f)	a reference to a section is to a section in this Scheme Booklet unless stated otherwise.

Annexure A – Independent Expert’s Report

Separately attached.

Annexure B – Scheme Implementation Deed

Separately attached.

Annexure C – The Scheme

Separately attached.

Annexure D – Deed Poll

Separately attached.

Annexure E – Notice of Scheme Meeting

Tamboran Resources Limited

ACN 135 299 062

(Company)

NOTICE OF SCHEME MEETING

The general meeting of Tamboran will be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time)

This Notice of Scheme Meeting should be read in its entirety. If you are in doubt as to how you should vote, you should seek advice from your financial, legal, taxation or other professional adviser prior to voting.

Should you wish to discuss any matter, please do not hesitate to contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia).

Tamboran Shareholders are urged to attend the Scheme Meeting or vote on the Scheme Resolution by lodging the Proxy Form attached to this Notice of Scheme Meeting.

Notice of Scheme Meeting

By an order of the Federal Court of Australia (Court) made on 27 October 2023 pursuant to section 411(1) of the Corporations Act 2001 (Cth) (Corporations Act), a meeting of the holders of ordinary shares (Tamboran Shareholders) in Tamboran Resources Limited ACN 135 299 062 (Company or Tamboran) will be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time) (Scheme Meeting).

The Court has also directed that Richard Stoneburner act as Chair of the Scheme Meeting or, failing them, Joel Riddle, and has directed the Chair to report the results of the Scheme Meeting to the Court.

The purpose of the Scheme Meeting is to consider and, if thought fit, to approve (with or without modification) a scheme of arrangement proposed to be made between Tamboran and Tamboran Shareholders (Scheme).

To enable you to make an informed voting decision, important information on the Scheme is set out in the booklet accompanying this Notice of Scheme Meeting (Scheme Booklet). The Scheme Booklet, Explanatory Memorandum to this Notice of Scheme Meeting and Proxy Form all form part of this Notice of Scheme Meeting. Terms and abbreviations used in this Notice of Scheme Meeting and in the Scheme Booklet are defined in the Scheme Booklet.

1	Time and place of the meeting and how to vote

1.1	Venue

The general meeting of the Tamboran Shareholders will be held at:

(a)	Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time); and

(b)	online at web.lumiagm.com/331824008.

See below for further details about attending the meeting online.

1.2	Voting entitlements

The Tamboran Board has determined, and the Court has ordered, that a person’s entitlement to vote at the Scheme Meeting will be the entitlement of that person as set out in the Tamboran Share Register as at 7:00pm (Sydney time) on Wednesday, 29 November 2023.

1.3	How to vote

The business of the Scheme Meeting affects your shareholding in Tamboran and your vote is important. Please take action by voting in person, online or by proxy, attorney or body corporate representative.

1.4	Voting in person

To vote in person, attend the Scheme Meeting on the date and at the place set out above. The Scheme Meeting will commence at 10:00am (Sydney time).

1.5	Voting online

To participate in the Scheme Meeting through an online platform and vote online:

(a)	enter the following URL in your browser: web.lumiagm.com/331824008; and

(b)	enter your meeting ID: 331-824-008.

Participating in the Scheme Meeting via the online platform will allow eligible Tamboran Shareholders, their proxies, attorneys or body corporate representatives to listen to the Scheme Meeting live, view slides and ask questions and vote in real time at appropriate times during the Scheme Meeting.

Tamboran Shareholders will need the following information to participate in the Scheme Meeting:

(a)	Meeting link, which is: web.lumiagm.com/331824008;

(b)	Username: which is your Voter Access Code (VAC) printed on your Proxy Form; and

(c)

Password: If you are an Australian Tamboran Shareholder, your password is the postcode registered to your shareholding in Tamboran. If you are an overseas Tamboran Shareholder, your password is your country of residence.

Attorneys and body corporate representatives of Tamboran Shareholders will need the username and password of the Tamboran Shareholder they are representing.

Proxy holders will be emailed their access code on the day prior to the Scheme Meeting. If, however, proxy holders do not receive or lose their access code, they can contact the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia) during the two hours before the start of the Scheme Meeting.

Registration will open 60 minutes prior to the start of Scheme Meeting. We recommend logging on to the online platform at least 15 minutes prior to the scheduled start time for the Scheme Meeting. If you require technical assistance, please call the Tamboran Scheme Information Line on 1300 370 557 (within Australia) or +61 2 8023 5465 (outside Australia).

1.6	Proxies

You can appoint a proxy by voting online or by completing and returning to the Tamboran Share Registry the enclosed Proxy Form for the Scheme Meeting. Completed Proxy Forms must be completed and received at the Tamboran Share Registry by 10:00am (Sydney time) on Wednesday, 29 November 2023, being no later than 48 hours before commencement of the Scheme Meeting, by one of the following methods:

(a)	Online at:

https://www.votingonline.com.au/tamboranscheme and following the instructions provided.

You will need your Voter Access Code (VAC) printed on your Proxy Form.

You will be taken to have signed the Proxy Form if you lodge your proxy in accordance with the instructions on the website. Please read the instructions for online proxy submissions carefully before you lodge your proxy.

(b)	Mail, using the reply-paid envelope (only for use in Australia), to:

GPO Box 3992

Sydney NSW 2001

(c)	Mail, from outside of Australia, to:

GPO Box 3992

Sydney NSW 2001

(d)	Mobile voting:

Scan the QR Code on your Proxy form and follow the prompts.

If you are entitled to attend and cast a vote at the Scheme Meeting, you may appoint a proxy. A proxy may be an individual or a corporation but need not be a Tamboran Shareholder. If you are entitled to cast two or more votes at the Scheme Meeting, you may appoint two proxies and each proxy may exercise half of your votes if no proportion or number of votes is specified.

If you appoint a proxy but attend the Scheme Meeting yourself and vote on the Scheme Resolution, the proxy is not entitled to vote, and must not vote, as the appointee’s proxy on the Scheme Resolution.

The Proxy Form provides further details on appointing proxies and lodging Proxy Forms.

1.7	Body corporate representatives

A corporation may appoint an individual as a representative to exercise its powers as a Tamboran Shareholder or as a Tamboran Shareholder’s proxy. The representative should bring to the Scheme Meeting evidence of his or her appointment, including any authority under which it is signed, unless it has been previously given to Tamboran Share Registry.

1.8	Power of attorney

A person appearing as an attorney for a Tamboran Shareholder should produce a properly executed original (or certified copy) of an appropriate power of attorney for admission to the annual general meeting.

2	Agenda

2.1	Scheme Resolution

To consider and, if thought fit, to pass with or without amendment, the following resolution in accordance with section 411(4)(a)(ii) of the Corporations Act:

“That, pursuant to and in accordance with section 411 of the Corporations Act, the scheme of arrangement proposed between Tamboran and the holders of its ordinary shares as contained in and more particularly described in the Scheme Booklet of which the Notice of Scheme Meeting forms part, is approved, and the directors of Tamboran are authorised to agree to such alterations or conditions as are thought fit by the Court, and subject to approval by the Court, to implement the Scheme with any such alterations or conditions.”

Important note: The Chair of the Scheme Meeting and the members of the Tamboran Board intend to vote all valid undirected proxies which they receive for (or in favour of) the Scheme Resolution.

Dated: 27 October 2023

By order of the Court and the Tamboran Board

Company Secretary

3	Explanatory memorandum

3.1	Introduction

This Explanatory Memorandum has been prepared for the information of Tamboran Shareholders in connection with the business to be conducted at the Scheme Meeting to be held at Cliftons Sydney, Level 13, 60 Margaret Street, Sydney NSW 2000 on Friday, 1 December 2023 at 10:00am (Sydney time).

This Explanatory Memorandum should be read in conjunction with, and forms part of, the accompanying Notice of Scheme Meeting. The purpose of this Explanatory Memorandum is to provide information to Tamboran Shareholders in deciding whether or not to pass the resolution set out in the Notice of Scheme Meeting.

A Proxy Form is located at the end of this Explanatory Memorandum.

3.2	Required voting majority

In order for the Scheme to become effective, the resolution set out in the Notice of Scheme Meeting must be passed at a meeting by:

(a)

unless the Court orders otherwise, a majority in number (more than 50%) of Shareholders present and voting at the Scheme Meeting (whether in person, online or by proxy, attorney or body corporate representative) at the meeting; and

(b)	at least 75% of the votes cast on the resolution,

(the Requisite Majority).

The Court has the discretion under section 411(4)(a)(ii)(A) of the Corporations Act to approve the Scheme if it is approved by at least 75% of the votes cast on the resolution but not by a majority in number of Tamboran Shareholders present and voting at the Scheme Meeting.

Voting at the Scheme Meeting will be by poll rather than by a show of hands.

3.3	Court approval

In accordance with section 411(4)(b) of the Corporations Act, the Scheme (with or without alteration or conditions) is subject to approval of the Court. If the resolution proposed at the Scheme Meeting is approved by the Requisite Majority, and the relevant conditions of the Scheme (other than approval by the Court) are satisfied, or waived, by the time required under the Scheme, Tamboran intends to apply to the Court for the necessary orders to give effect to the Scheme.

3.4	Action to be taken by Tamboran Shareholders

Tamboran Shareholders should read the Notice of Scheme Meeting including this Explanatory Memorandum carefully before deciding how to vote on the resolution proposed at the Scheme Meeting.

Annexure F – Summary of CDIs

1	Definitions

Capitalised terms used in this Annexure and not otherwise defined have the same meanings as set out in the Glossary of the Scheme Booklet.

2	Introduction

In order for Tamboran US HoldCo Shares to trade electronically on ASX, Tamboran US HoldCo intends to participate in the electronic transfer system known as CHESS operated by ASX Settlement.

CHESS cannot be used directly for the transfer of securities of companies domiciled in certain foreign jurisdictions, including the United States. To enable companies, such as Tamboran US HoldCo, to have their securities cleared and settled electronically through CHESS, CHESS depositary interests (CDIs) are issued on ASX. Accordingly, Tamboran US HoldCo CDIs will be issued under the Scheme to Scheme Shareholders.

Only Tamboran US HoldCo CDIs (not Tamboran US HoldCo Shares) can be traded on ASX.

3	Features of CDIs

3.1	General

CDIs are financial products quoted on ASX that confer the beneficial ownership in the underlying security of a foreign company to the holder. The legal title is held by the Australian depositary. This allows investors to trade interests in foreign securities by trading the relevant CDIs on ASX.

Tamboran US HoldCo will appoint CHESS Depositary Nominees Pty Ltd ACN 071 346 506 (CDN) to act as its Australian depositary. CDN is a wholly owned subsidiary company of ASX that was created to fulfil the functions of a depositary nominee.

All Tamboran US HoldCo Shares, including those beneficially held by CDN in connection with the Tamboran US HoldCo CDIs, will rank equally in all respects with all Tamboran US HoldCo Shares. The rights attaching to a Tamboran US HoldCo Share that underlies a Tamboran US HoldCo CDI must be exercised under the direction of CDN.

Except for certain differences noted below, the rights attaching to Tamboran US HoldCo CDIs are economically equivalent to the rights attaching to Tamboran US HoldCo Shares, and Tamboran US HoldCo will generally be required to treat holders of Tamboran US HoldCo CDIs as if they were the holders of the Tamboran US HoldCo Shares represented by those Tamboran US HoldCo CDIs in accordance with the ASX Settlement Rules. This means that economic benefits such as dividends, bonus issues and rights issues will generally flow through to holders of Tamboran US HoldCo CDIs as if they were the registered holders of the underlying Tamboran US HoldCo Shares.

3.2	Number of CDIs issued in relation to Tamboran US HoldCo Shares

Each Tamboran US HoldCo CDI will represent a beneficial interest in 1/200th of a Tamboran US HoldCo Share.

Given the ratio of Tamboran US HoldCo CDIs to Tamboran US HoldCo Shares is not 1:1, and any entitlement will be determined on the basis of Tamboran US HoldCo Shares rather than Tamboran US HoldCo CDIs, a holder of Tamboran US HoldCo CDIs may not always benefit to the same extent. Tamboran US HoldCo will, however, be required under the ASX Settlement Rules to minimise any such differences where legally permissible. If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, Tamboran US HoldCo currently intends to convert that dividend or other cash distribution to which a holder of Tamboran US HoldCo CDIs are entitled to Australian dollars and distribute it to the relevant holder of Tamboran US HoldCo CDIs in accordance with their entitlement.

Due to the need to convert dividends from United States dollars to Australian dollars in the above mentioned circumstances, holders of Tamboran US HoldCo CDIs may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the United States dollar during the period between the resolution to pay a dividend and conversion into Australian dollars.

3.3	Evidence of ownership

If Tamboran US HoldCo CDIs are issued to a Scheme Shareholder under the Scheme, the Scheme Shareholder will receive a holding statement in respect of their Tamboran US HoldCo CDIs (setting out the number of Tamboran US HoldCo CDIs held and the reference number for the holding), rather than a holding statement or share certificate for the underlying Tamboran US HoldCo Shares. These holding statements will be provided to a holder when a holding is first established and where there is a change in the holdings of Tamboran US HoldCo CDIs. The despatch of holding statements and confirmation advices for Tamboran US HoldCo CDIs issued under the Scheme is expected to occur on the Implementation Date.

Tamboran US HoldCo will operate a register of shares in the United States, and an uncertificated issuer sponsored sub-register of CDIs and an uncertificated CHESS sub-register of CDIs in Australia. A share register is the register of legal title (and Tamboran US HoldCo’s share register will reflect either registered legal title, or beneficial ownership, by CDN of the Tamboran US HoldCo Shares underlying the Tamboran US HoldCo CDIs) and the two uncertificated sub-registers combined will make up the register of beneficial title of the Tamboran US HoldCo Shares underlying the Tamboran US HoldCo CDIs.

3.4	Trading on ASX

(a)	Cessation of trading in Tamboran Shares on ASX

Trading in Tamboran Shares on ASX is expected to cease from the close of trading on the Effective Date. This will be the last day for trading Tamboran Shares prior to the Scheme becoming Effective.

On a date to be determined by Tamboran US HoldCo, Tamboran will apply for termination of the official listing of Tamboran Shares on ASX.

(b)	Trading in Tamboran US HoldCo CDIs on ASX

Trading in Tamboran US HoldCo CDIs on ASX will commence following the listing of Tamboran US HoldCo CDIs on ASX, which is expected to occur on a deferred settlement basis on the trading day after the Effective Date and, after that, on a normal T+2 settlement basis commencing on the Business Day after the Implementation Date (or such other date as ASX requires) following the despatch of holding statements and confirmation advices for Tamboran US HoldCo CDIs issued under the Scheme (expected to occur on the Implementation Date).

Former Tamboran Shareholders trading Tamboran US HoldCo CDIs on a deferred settlement basis and before the issue of holding statements in respect of their Tamboran US HoldCo CDIs, do so at their own risk. The proceeds from sale of securities sold on a deferred settlement basis will not be received until after the deferred settlement period has ended.

(c)	Local and international trading in Tamboran US HoldCo CDIs

Tamboran US HoldCo CDI Holders who wish to trade their Tamboran US HoldCo CDIs will be transferring the beneficial interest in the underlying Tamboran US HoldCo Shares that the Tamboran US HoldCo CDIs represent, rather than the legal title to those Tamboran US HoldCo Shares. The transfer will be settled electronically by delivery of the relevant Tamboran US HoldCo CDI holding through CHESS. In other respects, trading in Tamboran US HoldCo CDIs is essentially the same as trading in other CHESS approved securities, such as Tamboran Shares.

3.5	Converting from a CDI holding to a direct holding of Tamboran US HoldCo Shares

Tamboran US HoldCo CDI Holders who wish to convert their ASX-listed Tamboran US HoldCo CDIs to Tamboran US HoldCo Shares can do so by instructing Tamboran US HoldCo’s Australian share registry either:

(a)

directly in the case of CDIs on the issuer sponsored sub-register operated by Tamboran US HoldCo, CDI holders will be provided with a form entitled “CDI Cancellation: Australia to United States Share Register” for completion and return to the Australian share registry; or

(b)

through their ‘sponsoring participant’ (usually a broker) in the case of CDIs which are sponsored on the CHESS sub register. In this case, your sponsoring broker will arrange for completion of the relevant form and its return to the Australian share registry. Tamboran US HoldCo’s Australian share registry will then arrange for the transfer of Tamboran US HoldCo Shares from CDN to the former CDI holder and issue to the former CDI holder a corresponding share certificate. This will cause Tamboran US HoldCo Shares to be registered in the name of the holder on Tamboran US HoldCo’s share register and trading on the ASX will no longer be possible. It is expected that this process will be completed by the next Business Day, provided that Tamboran US HoldCo’s Australian share registry is in receipt of a duly completed and valid removal request form. However, no guarantee can be given about the time for this conversion to take place. Tamboran US HoldCo’s Australian share registry will not charge an individual security holder a fee for transferring CDI holdings into Tamboran US HoldCo Shares (although a fee will be payable by market participants). A holder of Tamboran US HoldCo Shares will not be able to trade those shares on ASX.

3.6	Converting from a direct holding of Tamboran US HoldCo Shares to a CDI holding

If holders of Tamboran US HoldCo Shares wish to convert their holdings to CDIs, they can do so by contacting Tamboran US HoldCo’s US share registry. Tamboran US HoldCo’s US share registry will not charge a fee to a shareholder seeking to convert Tamboran US HoldCo Shares to Tamboran US HoldCo CDIs (although a fee will be payable by market participants). In this instance, underlying Tamboran US HoldCo US Shares will be transferred to CDN and a holding statement for the CDIs will be issued to the relevant security holder. No trading in Tamboran US HoldCo CDIs on ASX can take place until this transfer process is complete.

3.7	Communications from Tamboran US HoldCo

Tamboran US HoldCo will communicate directly with holders of Tamboran US HoldCo CDIs with respect to corporate actions and will send all notices, company announcements and other documents (such as notices of meeting and annual reports) that shareholders are entitled to receive from Tamboran US HoldCo.

3.8	Exercise of shareholder rights

As holders of CDIs are not registered shareholders of Tamboran US HoldCo, the rights attaching to Tamboran US HoldCo Shares which underlie their CDIs must be exercised by CDN as the depositary. A holder of CDIs may instruct the depositary to exercise those rights on their behalf.

In contrast, a registered holder of Tamboran Shares can directly exercise the rights attaching to their Tamboran Shares in such manner as they choose.

3.9	Voting

Tamboran US HoldCo CDIs Holders will be sent notices of general meeting of Tamboran US HoldCo Shareholders. Given that Tamboran US HoldCo CDI Holders are not the registered holders of the Tamboran US HoldCo Shares represented by the Tamboran US HoldCo CDIs they hold, they will not be automatically entitled to vote in person at a general meeting of Tamboran US HoldCo Shareholders.

However, under the Listing Rules, Tamboran US HoldCo (as an issuer of CDIs) must allow Tamboran US HoldCo CDI Holders to attend any meeting of the holders of the underlying securities unless the relevant United States laws at the time of the meeting prevents Tamboran US HoldCo CDI Holders from attending those meetings. Tamboran US HoldCo CDI Holders can then direct CDN to have votes cast in a particular manner on their behalf, or they can require CDN to appoint the holder (or a person nominated by the holder) as proxy to exercise the votes attaching to the Tamboran US HoldCo Shares represented by the holder’s Tamboran US HoldCo CDIs, or they can convert their Tamboran US HoldCo CDIs into a holding of Tamboran US HoldCo Shares prior to the record date for the meeting and vote these at the meeting (however, if thereafter the former Tamboran US HoldCo CDI Holder wishes to sell their investment on ASX, it would be necessary to convert Tamboran US HoldCo Shares back to Tamboran US HoldCo CDIs). The conversion must be done prior to the record date for the meeting. CDI voting instruction forms and details of these alternatives will be included in each notice of meeting sent to Tamboran US HoldCo CDI Holders by Tamboran US HoldCo.

3.10	Dividends

Tamboran US HoldCo will distribute any dividend declared on Tamboran US HoldCo Shares directly to holders of Tamboran US HoldCo CDIs. Any dividends will not be franked on the basis that Tamboran US HoldCo is not expected to be an Australian resident for tax purposes.

3.11	Takeovers

Under the ASX Settlement Rules, CDN must not accept a takeover offer in respect of any Tamboran US HoldCo Shares representing Tamboran US HoldCo CDIs unless otherwise authorised by the Tamboran US HoldCo CDI Holders to accept the offer. CDN must accept a takeover offer in respect of Tamboran US HoldCo Shares represented by a holding of Tamboran US HoldCo CDIs if the relevant holder of Tamboran US HoldCo CDIs instructs it to do so and must notify the entity making the takeover bid of the acceptance.

3.12	Rights on liquidation or winding up

In the event of Tamboran US HoldCo’s liquidation, dissolution or winding up, a Tamboran US HoldCo CDI Holder will be entitled to the same economic benefit on their Tamboran US HoldCo CDIs as Tamboran US HoldCo Shareholders.

3.13	Fees

A Tamboran US HoldCo CDI Holder will not incur any additional ASX or ASX Settlement fees or charges as a result of holding CDIs rather than Tamboran US HoldCo Shares.

4	Further information

Further information about CDIs is available from ASX in ASX Guidance Note 5 – CHESS Depositary Interests or the Tamboran Share Registry.

Annexure G – Comparison of Australian and United States legal regimes

Tamboran is incorporated under Australian law and the rights attaching to Tamboran Shares are governed by the laws of Australia and Tamboran’s constitution. Tamboran US HoldCo is incorporated under the laws of the State of Delaware, so the rights attaching to Tamboran US HoldCo Shares are governed by the law of the State of Delaware and the United States, and the Tamboran US HoldCo Charter Documents.

If the Scheme becomes Effective, the rights attaching to Tamboran US HoldCo Shares will be primarily governed by the law of the State of Delaware and the United States, the Tamboran US HoldCo Charter Documents, the Listing Rules and certain provisions of the Corporations Act applicable to registered foreign companies. Except for certain differences noted in Annexure F, the rights attaching to Tamboran US HoldCo CDIs are economically equivalent to the rights attaching to Tamboran US HoldCo Shares, and Tamboran US HoldCo will generally be required to treat holders of Tamboran US HoldCo CDIs as if they were the holders of the Tamboran US HoldCo Shares represented by those Tamboran US HoldCo CDIs in accordance with the ASX Settlement Rules.

A comparison of some of the material provisions of the law of Australia, the State of Delaware and the United States as they relate to Tamboran and Tamboran US HoldCo is set out below, along with a description of certain securities laws and stock exchange rules where applicable. Any references to Australian law are references to the Corporations Act, Listing Rules, ASX Settlement Rules and Australian common law. References to the law of the State of Delaware are references to the Delaware General Corporation Law (the “DGCL”) and common law of the State of Delaware, and references to United States law are references to the Securities Act and the rules and regulation of the SEC promulgated thereunder.

Since the terms of the Tamboran US HoldCo Charter Documents and law of the State of Delaware and the United States are more detailed than the general information provided below, you should rely on the actual provisions of those sources. The comparison below is not an exhaustive statement of all relevant laws, rules and regulations and is intended as a general guide only. You should seek your own professional legal advice if you require further information.

Should you require a copy of the Tamboran US HoldCo Charter Documents, you may obtain a copy free of charge by contacting the Tamboran Share Registry.

Area	Tamboran	Tamboran US HoldCo
Shareholder meetings

Requirement for annual meetings	Under the Corporations Act, the annual meeting of a company’s shareholders is required to be held at least once every calendar year and within five months after the end of each financial year (unless an extension is granted by ASIC).	Under the DGCL, the annual meeting of a company’s shareholders is required to be held once every year in the manner provided for in the company’s by-laws. A complete list of the stockholders entitled to vote at the meeting must be provided for examination to every stockholder at least ten (10) days before every meeting of stockholders (provided, however, if the record

Area	Tamboran	Tamboran US HoldCo

date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date). The list must show the address of each stockholder and the number of shares registered in the name of each stockholder.

Under the Tamboran US HoldCo By-Laws, the annual meeting of shareholders will be held at such place, if any, either within or without the State of Delaware, as may be designated by resolution of the Tamboran US HoldCo Board. Notice requirements are described below.

If Tamboran US HoldCo pursues a listing on a United States securities exchange, such as NYSE, it will be required under the NYSE listing standards to hold an annual meeting of shareholders during each financial year following its listing on NYSE.

Ability to call general / special meetings

Under the Corporations Act, a general meeting of a company’s shareholders may be called by shareholders holding at least 5% of the total votes that may be cast at the meeting.

Under Tamboran’s constitution, the Tamboran Board is given the power to convene a general meeting of Tamboran Shareholders at any time.

Under the Tamboran US HoldCo By-Laws, special meetings for shareholders may be called only by or at the direction of the company’s Board, the Chairman of the Board or the Chief Executive Officer.

Under the DGCL, a director or shareholder may petition the Court of Chancery of Delaware for an order compelling the holding of an annual meeting of the company’s shareholders if:

•  no annual meeting has been held, or no action by written consent to elect directors in lieu of an annual meeting has been taken, for a period of 30 days after the date designated for the annual meeting; or

•  no date for an annual meeting has been designated for a period of 13 months after the latest to occur of the company, the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.

Area	Tamboran	Tamboran US HoldCo
Notice of meeting

Under the Corporations Act, no less than 28 days’ notice of a general meeting must be given to Tamboran Shareholders.

The notice of meeting must comply with section 249L of the Corporations Act and must specify the date, time and place of the meeting, and state the general nature of the business to be transacted at the meeting. The notice of meeting must be given to each Tamboran Shareholder entitled to vote, each Tamboran Director and the auditor of Tamboran.

Under the Tamboran US HoldCo By-Laws, notice of any general meeting must be given no less than 10 and no more than 60 days before the date of the meeting to each shareholder of Tamboran US HoldCo. Further, as the Tamboran US HoldCo CDIs will be listed on ASX, Tamboran US HoldCo will be subject to the Listing Rules and therefore no less than 28 days’ notice of a general meeting must be given to Tamboran US HoldCo Shareholders.

Under the DGCL and Tamboran US HoldCo By-Laws, the notice of meeting must be given stating the place, if any, date and time of the meeting, means of remote communications, if any, the record date for determining entitlements to vote at the meeting (if it is different from the record date for determining entitlements to notice of the meeting) and, if it is a special meeting, the purpose for which the meeting is called.

Quorum requirements	Under Tamboran’s constitution, the quorum for a general meeting of Tamboran Shareholders is two or more Tamboran Shareholders entitled to vote. If within 30 minutes after the time appointed for a meeting, a quorum is not present, the meeting is dissolved (if the meeting was convened by, or at the request of, one or more Tamboran Shareholders) or the Tamboran Directors adjourn the meeting to a date, time and place determined by them. If no quorum is present at any adjourned meeting within 30 minutes after the time for the meeting, the meeting is dissolved.	Under the DGCL and the Tamboran US HoldCo By-Laws, the quorum for a meeting of Tamboran US HoldCo Shareholders is a majority in voting power. In the absence of a quorum, the chairperson of the meeting or a majority in voting power of the shareholders present may adjourn the meeting at the same or some other place determined by them. If the adjournment is for more than 30 days, a notice of the adjourned meeting must be given.

Area	Tamboran	Tamboran US HoldCo
Voting requirements

Under Tamboran’s constitution:

•  on a show of hands, every Tamboran Shareholder present has one vote;

•  Tamboran shareholders can vote in person, by proxy or by not more than two attorneys; and

•  on a poll, every Tamboran Shareholder present has:

•  one vote for each fully paid Tamboran Share held by that Tamboran Shareholder and in respect of which the Tamboran Shareholder is entitled to vote; and

•  a fraction of a vote for each partly paid Tamboran Share held by that Tamboran Shareholder and in respect of which the member is entitled to vote, equivalent to the proportion which the amount paid (not credited) on the Tamboran Share bears to the total amounts paid and payable (excluding amounts credited) on the Tamboran Share.

Under the DGCL, each Tamboran US HoldCo Share confers one vote, unless an exception under Delaware law applies.

A Tamboran US HoldCo Shareholder may vote in person or authorise another person to act for them by proxy.

Annexure F sets out how Tamboran US HoldCo CDI Holders may exercise the rights that attach to the Tamboran US HoldCo Shares that underly their Tamboran US HoldCo CDIs.

Resolutions passed at a general meeting

Unless otherwise required under the Corporations Act or Tamboran’s constitution, resolutions of Tamboran Shareholders are passed by a simple majority of votes cast on the resolution.

In order to be passed, a special resolution requires approval of at least 75% of the votes cast by the company’s shareholders entitled to vote. The Corporations Act requires certain matters to be resolved by special resolution, including:

•  changing the name of a company;

•  a selective reduction of capital or selective share buy-back;

•  converting ordinary shares into preference shares;

•  a decision to wind up the company voluntarily; and

•  to adopt, modify or repeal the company’s constitution.

Unless otherwise required by the DGCL or the Tamboran US HoldCo Charter Documents, resolutions are passed by a simple majority of votes cast on the resolution, provided that the Tamboran US HoldCo Certificate of Incorporation requires two-thirds shareholder vote for removal of directors and amending the Tamboran US HoldCo By-Laws and certain provisions of the Tamboran US HoldCo Certificate of Incorporation.

Area	Tamboran	Tamboran US HoldCo
Shareholders’ rights to bring a resolution before a general meeting	Under the Corporations Act, Tamboran Shareholders holding at least 5% of the votes that may be cast at a general meeting, or at least 100 Tamboran Shareholders who are entitled to vote at the meeting may, by written notice to Tamboran, propose a resolution for consideration at the next general meeting occurring more than two months’ after the date of their notice.

Under the DGCL, any Tamboran US HoldCo Shareholder may propose a resolution with respect to the election of a director of Tamboran US HoldCo or any other matter. Under the Tamboran US HoldCo By-Laws, proposals for annual meetings must be provided no later than the 90th day and no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and must be in proper form in accordance with the procedural and other requirements set forth in the Tamboran US HoldCo By-Laws. Notice of the meeting must be given no less than 10 and no more than 60 days before the date of the meeting to each shareholder, and for special meetings, the notice must provide the reason for such meeting.

For public companies, a shareholder also has the right to include proposals in the proxy statement for a company’s annual meeting provided that the shareholder submits the proposal to the company no less than 120 days before the anniversary of the date on which the company’s proxy statement for the prior year’s annual general meeting was released to shareholders and satisfies certain additional eligibility and procedural requirements.

Directors and officers

Number of directors	Tamboran’s constitution provides that the Tamboran Board can determine the number of Tamboran Directors, subject to there being not less than three and no more than seven Tamboran Directors, provided they have been authorised by Tamboran in general meeting to make such a determination if required under the Corporations Act.

Under the DGCL, the Tamboran US HoldCo Board must consist of one or more individuals.

Under the Tamboran US HoldCo By-Laws, the number of Tamboran US HoldCo Directors may be determined by resolution of the whole Tamboran US HoldCo Board. Tamboran US HoldCo Directors do not need to be a shareholder of Tamboran US HoldCo.

Area	Tamboran	Tamboran US HoldCo
Election of directors

Under the Listing Rules, Tamboran must accept nominations for the election of Tamboran Directors up to 35 Business Days (or 30 Business Days in the case of a general meeting requested by Tamboran Shareholders) before the date of a general meeting at which the Tamboran Directors may be elected.

Under Tamboran’s constitution, each candidate for election as a Tamboran Director must be:

•  a retiring Tamboran Director who is standing for re-election;

•  nominated by a Tamboran Director;

•  a Tamboran Shareholder nominating themselves; or

•  nominated by a Tamboran Shareholder.

The Tamboran Directors may appoint any natural person to be a Tamboran Director, either as an addition to the existing Tamboran Directors or to fill a casual vacancy, who (other than the Managing Director) must retire from office at the next annual meeting following their appointment. Tamboran Shareholders may also, by resolution, elect any natural person to be a Tamboran Director, either as an addition to the existing Tamboran Directors or as otherwise provided in Tamboran’s constitution.

Under the Tamboran US HoldCo Charter Documents, the Tamboran US HoldCo Directors will be elected at each annual meeting of Tamboran US HoldCo Shareholders by such shareholders who have the right to vote on such election, who shall hold office for a three year term and until their successor is duly elected and qualified, subject to such Tamboran US HoldCo Director’s earlier death, resignation, disqualification or removal. Such election is not required to be by written ballot. The Tamboran US HoldCo Directors will be staggered with the first class expiring on the first annual election of the directors following the initial registration of Tamboran US HoldCo’s common stock.

The Tamboran US HoldCo By-Laws also provide the procedures for nominations of directors. Nominations may be made at an annual or special meeting of stockholders only by or at the direction of the board of directors, or by a stockholder present in person who is a record holder at the time notice was provided and at the time of the meeting, is entitled to vote, and has complied with the requirements for notice and nominations set forth in the Tamboran US HoldCo By-Laws.

Further, as the Tamboran US HoldCo CDIs will be listed on ASX, Tamboran US HoldCo will be subject to the Listing Rules and must ensure compliance with its director election regime.

Removal of directors	Under the Corporations Act, Tamboran Shareholders may, by resolution, remove a Tamboran Director from office. A notice of intention to move the resolution must be given to Tamboran at least two months before the general meeting is to be held. However, if Tamboran calls a general meeting after the notice of intention is given, the meeting may pass the resolution even though the meeting is held less than two months after the notice of intention is given. The relevant Tamboran Director is entitled to put their case to Tamboran Shareholders.	Under the Tamboran US HoldCo Charter Documents, any Tamboran US HoldCo Director may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of Tamboran US HoldCo entitled to vote at an election of directors. Any director may also resign at any time upon notice.

Area	Tamboran	Tamboran US HoldCo

Tamboran’s constitution provides that a person will automatically cease to be a Tamboran Director if that person:

•  becomes of unsound mind;

•  becomes bankrupt or insolvent;

•  is convicted of an indictable offence and the Tamboran Directors do not within one month of that conviction resolve to confirm the Tamboran Directors’ appointment or election;

•  fails to attend meetings of the Tamboran Board for more than three consecutive months without leave of absence from the Tamboran Directors and a majority of the other Tamboran Directors have resolved that their office has been vacated; or

•  resigns from office.

Remuneration of directors and officers

Under the Listing Rules and Tamboran’s constitution, each Tamboran Director is entitled to the remuneration determined by the Tamboran Directors, but the remuneration of non-executive Tamboran Directors must not exceed in total in any year the amount fixed by Tamboran in general meeting for that purpose.

Tamboran’s annual report includes a remuneration report within the Tamboran Directors’ report. This remuneration report is required to include a discussion of the Tamboran Board’s policy in relation to remuneration of key management personnel of Tamboran. Under the Corporations Act, Tamboran must put its remuneration report to a shareholder vote at its annual general meeting. If, at the previous annual general meeting of a company, 25% or more of the votes cast

The Listing Rules concerning the maximum amount to be paid to a company’s directors will continue to apply to Tamboran US HoldCo as an ASX-listed company.

Further, under the DGCL, the Tamboran US HoldCo Board has the power to fix the compensation of Tamboran US HoldCo Directors. If the details of the compensation (share awards or options) are not approved by Tamboran US HoldCo Shareholders, Tamboran US HoldCo Directors are required to show that the share option/award consideration is “entirely fair.” Compensation can also include fringe benefits, such as travel and incidental expenses.

Area	Tamboran	Tamboran US HoldCo
on the resolution vote against adopting the remuneration report, a ‘spill resolution’ must then be put to Tamboran Shareholders at the next annual general meeting. A spill resolution is a resolution that a spill meeting be held and all Tamboran Directors (other than a Managing Director) cease to hold office immediately before the end of the spill meeting. If the spill resolution is approved by the majority of votes cast on the resolution, a spill meeting must be held within 90 days at which Tamboran Directors wishing to remain Tamboran Directors must stand for re-election.

Retirement benefits

Under Tamboran’s constitution, and subject to the Listing Rules and Corporations Act, Tamboran may pay a Tamboran Director a pension or lump sum payment for past services rendered by that Tamboran Director in connection with their retirement from office.

The Corporations Act provides that, in respect of termination benefits payable to a director, senior executive or key management personnel, shareholder approval is generally required if the total value of the benefits exceed one year of that person’s base salary, subject to certain exceptions.

Under the Listing Rules, for a company admitted to the official list of ASX, termination benefits to directors (that are or may be payable to all officers in aggregate) must not exceed 5% of the equity interests of a company as set out in its latest financial statements given to ASX without shareholder approval.

The restrictions on termination benefits payable to directors under the Listing Rules will continue to apply to Tamboran US HoldCo.

In the event that Tamboran US HoldCo pursues a listing on a United States securities exchange, such as NYSE, it will not be subject to any limits under the NYSE listing standards or require shareholder approval for payment of any termination or retirement benefits to directors or officers. However, SEC rules will require Tamboran US HoldCo to disclose retirement benefits and other post-employment benefits of its directors in proxy statements.

Directors’ management of the business of the company	Tamboran’s constitution empowers the Tamboran Board to manage Tamboran’s business and to exercise to the exclusion of Tamboran in general meeting all powers of Tamboran which are not required by the Corporations Act, Tamboran’s constitution or the Listing Rules, to be exercised by Tamboran in general meeting.	Under the DGCL and the Tamboran US HoldCo By-Laws, the busirness and affairs of Tamboran US HoldCo are to be managed by, or under the direction of, the Tamboran US HoldCo Board.

Area	Tamboran	Tamboran US HoldCo

Under the Corporations Act, there a certain matters which require shareholder approval and are therefore not within the powers of directors, including:

•  the removal of directors;

•  adopting, amending or repealing the company’s constitution; or

•  changing the company’s name.

Under Delaware law, the power of the Tamboran US HoldCo Board to manage the business and affairs of Tamboran US HoldCo is limited for some fundamental transactions which require approval from Tamboran US HoldCo Shareholders, including:

•  amending the Tamboran US HoldCo Certificate of Incorporation; and

•  entering into fundamental corporate transactions, including the sale or merger of Tamboran US HoldCo (subject to some exceptions, including the merger of a subsidiary of Tamboran US HoldCo with Tamboran US HoldCo) and the sale of substantially all of the assets of Tamboran US HoldCo.

Fiduciary duties of directors and officers

Under Australian law, directors and officers have a wide range of both general law and statutory duties which are fiduciary in nature, including duties to:

•  act in good faith in the best interests of the company as a whole;

•  act for a proper purpose;

•  exercise care and diligence in the performance of their duties;

•  avoid actual or potential conflicts of interest;

•  not use their position to gain advantage for themselves or someone else, or to cause detriment to the company;

•  not misuse information which they have gained through their position to gain advantage for themselves or someone else, or to cause detriment to the company; and

•  otherwise act in accordance with the Corporations Act and, subject to the provisions of the Corporations Act, the constitution of the company

Under Delaware law, directors are subject to the common law fiduciary duties of care and loyalty. The duty of care requires informed, deliberative decision-making based on all material information reasonably available. A breach of the duty of care requires a showing of gross negligence. The duty of loyalty requires acting, or deciding not to act, on a disinterested and independent basis, in good faith, and with the honest belief that the action is in the best interests of the company and its shareholders. The duty of loyalty also includes the duty of disclosure/candor (that is, providing accurate information when asking shareholders for approval) and oversight (that is, Caremark duties to establish board-level systems to monitor mission-critical business risks and actually to monitor the risks).

Under Delaware law, there are three standards of review for matters involving director duties. Directors are afforded some latitude in business-making decisions by the business judgment rule, so long as directors act with due care and in good faith in making a business decision and there is a rational basis for the decision, the decision will not later be second-guessed by a court, even if it later turns out to be unwise. Unocal heightened scrutiny

Area	Tamboran	Tamboran US HoldCo
means that directors have to show it reasonably perceives a threat to corporate purpose or viability and is taking action proportionate to the threat. Lastly, the “entire fairness” standard of review for conflict of interest transactions provides that the transaction must have both “fair process” and a “fair price.”

Release from liability and indemnification of directors and officers

Under Australian law, Tamboran cannot:

•  exempt an officer or auditor from liability to Tamboran incurred in their capacity as an officer or auditor;

•  indemnify an officer or auditor against a liability owed to Tamboran or a Related Body Corporate; or

•  indemnify an officer or auditor against the legal costs incurred in defending certain legal proceedings, including proceedings in which the person is found liable to Tamboran or a Related Body Corporate.

Payments by Tamboran of insurance premiums which cover conduct involving a willful breach of duty in relation to Tamboran or a breach of a Tamboran Director’s statutory duty not to improperly use their position or information is also prohibited under the Corporations Act.

Tamboran’s constitution provides that to the extent permitted by law, Tamboran must indemnify each person who is or has been a director, alternative director or executive officer of Tamboran or a Related Body Corporate and, if the Tamboran Directors so determine, any current or former auditor of Tamboran or a Related Body Corporate. This indemnity extends to all losses, liabilities or liabilities incurred by that person as a director, officer or auditor (as applicable) including, but not limited to, a liability for negligence or for reasonable legal costs on a full indemnity basis.

Under the DGCL, a company may indemnify a director against reasonable expenses if the director acted in good faith and has not been adjudged liable to the company or, in any criminal proceeding, had no reasonable cause to believe that the director’s conduct was unlawful.

Under the Tamboran US HoldCo Certificate of Incorporation, Tamboran US HoldCo must indemnify (and advance expenses to) directors and officers to the fullest extent permitted by the DGCL, except in connection with a proceeding commenced by such person (unless this was authorised by the Tamboran US HoldCo Board). A Tamboran US HoldCo Director will not be personally liable either to Tamboran US HoldCo or to any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation is not permitted under the DGCL

The DGCL and the Tamboran US HoldCo By-Laws also provide that where expenses have been advanced to a director or officer of Tamboran US HoldCo in advance of the final disposition of the litigation, and it is ultimately determined that such director or officer is not entitled to be indemnified by Tamboran US HoldCo, the director or officer must repay the amount.

Under the DGCL, Tamboran US HoldCo cannot eliminate or limit the personal liability of a director to the company or its shareholders for monetary damages for:

•  breaches of the duty of loyalty;

Area	Tamboran	Tamboran US HoldCo

•  acts or omissions not in good faith or involve intentional misconduct or a knowing violation of law;

•  unlawful payment of a dividend, share purchase or redemption; or

•  for any transaction from which the director derived an improper personal benefit.

Relationship between the company and its shareholders

Protection of minority shareholders and the oppression remedy

Under the Corporations Act, any Tamboran Shareholder can bring an action in cases of conduct which is either contrary to the interests of Tamboran Shareholders as a whole, or oppressive to, unfairly prejudicial to, or unfairly discriminatory against, any Tamboran Shareholder (whether in their capacity as a Tamboran Shareholder or otherwise). Former Tamboran Shareholders can also bring an action if it relates to the circumstances in which they ceased to be a Tamboran Shareholder.

A statutory derivative action may also be instituted by a Tamboran Shareholder, former Tamboran Shareholder or person entitled to be registered as a Tamboran Shareholder or a shareholder or a Related Body Corporate, or an officer or former officer of Tamboran. In all cases, leave of the court is required. Such leave will be granted if the court is satisfied that:

•  it is probable that Tamboran will not itself bring the proceedings or properly take responsibility for them or for the steps in them;

•  the applicant is acting in good faith;

•  it is in the best interests of Tamboran that the applicant be granted leave;

Delaware law does not offer a standalone cause of action for shareholder oppression.

However, because Delaware law recognises that majority shareholders have fiduciary duties to minority shareholders, a minority shareholder may bring an oppression-like claim against majority shareholders for breach of fiduciary duties for failing to act in the best interest of the minority shareholder.

Area	Tamboran	Tamboran US HoldCo

•  if the applicant is applying for leave to bring proceedings, there is a serious question to be tried; and

•  at least 14 days before making the application, the applicant gave written notice to Tamboran of the intention to apply for leave or the reasons for applying, or it is otherwise appropriate to grant leave.

Variation of class rights

Under the Corporations Act, rights attaching to any class of shares may only be varied:

•  by a special resolution passed at a meeting of the shareholders entitled to vote and holding shares in that class; or

•  with the written consent of shareholders with at least 75% of the votes in the class.

The Corporations Act provides that where shareholders in an affected class do not all agree to the variation or cancellation of their rights, or a modification to the company’s constitution to allow their rights to be varied or cancelled, shareholders with at least 10% of the votes in the affected class may apply to a court (within a limited time frame) to have the variation, cancellation or modification set aside. Subject to the terms of issue of any given class of shares and the Corporations Act, the rights attached to a class of shares are not deemed varied by the issue of further shares ranking equally with those shares.

Any change in stock or the rights of stockholders requires an amendment to the Tamboran US HoldCo Certificate of Incorporation, such amendment must be approved by both the Tamboran US HoldCo Board and Tamboran US HoldCo Shareholders pursuant to the DGCL and Tamboran HoldCo US Charter Documents.

Right to inspect register of shareholders, corporate books and records	Under Australian law, the register of shareholders of a company is usually kept at the registered office or principal place of business in Australia and must be available for inspection to shareholders free of charge at all times when the registered office is open to the public. If a person asks a company for a copy of the company’s share register (or part of	Under the DGCL, a shareholder is permitted to inspect, make copies of, and take extracts from, certain books and records for any proper purpose, during normal business hours, upon the shareholder making a sworn written demand stating the proper purpose. The company then has five business days under the DGCL to respond to the shareholder’s request. Any failure to

Area	Tamboran	Tamboran US HoldCo

that register) and pays the requested fee (up to a prescribed amount), the company must give that person the copy within seven days of the date on which the company receives such payment.

Under Tamboran’s constitution, and subject to the Corporations Act, the Tamboran Directors may determine whether and to what extent, and at what time and places and under what conditions, the minute books, accounting records and other documents of Tamboran or any of them will be open to the inspection of Tamboran Shareholders other than Tamboran Directors.

Under the Corporations Act, a shareholder must obtain a court order to obtain access to the corporate books. The applicant must be acting in good faith and be making the inspection for a proper purpose.

respond constitutes a refusal to the shareholder’s demand, allowing the shareholder to file a lawsuit to compel the inspection.

Source and payment of dividends

Source and payment of dividends

Under the Corporations Act, a company must not pay a dividend unless:

•  the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend;

•  the payment of the dividend is fair and reasonable to shareholders as a whole; and

•  the payment of the dividend does not materially prejudice the company’s ability to pay creditors.

Subject to the Corporations Act and Tamboran’s constitution, the Tamboran Board may declare or determine that a dividend is payable, fix the amount and the time for payment and authorise the payment or crediting by Tamboran to, or at the direction of, each Tamboran Shareholder entitled to that dividend.

Under the DGCL, directors may declare and pay dividends upon the shares of its capital stock either:

•  out of its surplus; or

•  in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Area	Tamboran	Tamboran US HoldCo
Disclosure requirements

Disclosure obligations

Tamboran is a “disclosing entity” for the purposes of the Corporations Act and subject to the periodic and continuous disclosure requirements of the Corporations Act and the Listing Rules. Broadly, these obligations include the requirement, subject to exceptions for certain confidential information, to notify ASX immediately of any information of which it becomes aware that a reasonable person would expect to have a material effect on the price or value of Tamboran Shares.

Tamboran is also required to make announcements to ASX on specified issues. Some of these announcements are required on a regular basis, including notifying ASX of proxy voting results at the annual general meeting, providing dividend details and providing copies of notices of meeting. Other one-off announcements are required depending upon a company’s individual circumstances at a particular time.

There are also periodic reporting and disclosure rules that apply to Tamboran, requiring it to report to the ASX at the end of every half year and annually in respect of its financial statements and reports. In respect of its mining and exploration activities, Tamboran is also required to report quarterly to the ASX.

As an ASX-listed company, Tamboran US HoldCo will need to comply with the continuous disclosure regime under the Listing Rules.

Delaware law generally does not require private companies to make public filings. Once Tamboran US HoldCo is either listed on a United States securities exchange or otherwise satisfies certain asset and record holder requirements, Tamboran US HoldCo will become subject to the periodic reporting requirements of the Exchange Act. United States federal securities laws and regulations require Tamboran US HoldCo to publicly file various documents with the SEC, which are further described in Annexure H, including:

•  annual reports on Form 10-K;

•  quarterly reports on Form 10-Q;

•  current reports containing material information required to be disclosed on Form 8-K;

•  company insider reports; and

•  proxy statements.

Disclosure of substantial shareholders	Under the Corporations Act, a person who obtains voting power in 5% or more of an ASX—listed company is required to publicly disclose that fact within two Business Days via the filing of a substantial holding notice. A person’s voting power consists of their own ‘relevant interest’ in shares plus the	There are no disclosure requirements under Delaware law for a private company, like Tamboran US HoldCo, in respect of substantial shareholdings.

Area	Tamboran	Tamboran US HoldCo
	relevant interests of their associates. A further notice needs to be filed within two Business Days after each subsequent voting power change of 1% or more, and after the person ceases to have voting power of 5% or more. The notice must attach all documents which contributed to the voting power the person obtained, or provide a written description of arrangements which are not in writing.	Once Tamboran US HoldCo is either listed on a United States securities exchange or otherwise satisfies certain asset and record holder requirements, it will be required to disclose certain beneficial ownership information regarding directors, officers and 5% stockholders in its public filings.

Transactions

Issue of new shares

Subject to the Listing Rules, the Tamboran Board have the right to issue Tamboran Shares or Tamboran Convertible Notes or grant Tamboran Options to any person or to settle the manner in which fractions of a Tamboran Share, however arising, are to be dealt with, and they may do so at such times as they think fit and on the conditions they think fit.

Subject to specified exceptions (e.g. for pro rata issues), the Listing Rules restrict Tamboran from issuing, or agreeing to issue, more equity securities (including Tamboran Shares, Tamboran Options and Tamboran Convertible Notes) than the number calculated as follows in any 12-month period without the approval of Tamboran Shareholders:

•  15% of the total of:

•  the number of Tamboran Shares on issue 12 months before the date of the issue or agreement to issue; plus

•  the number of Tamboran Shares issued in the 12 months under a specified exception; plus

•  the number of partly paid Tamboran Shares that became fully paid in the 12 months; plus

•  the number of Tamboran Shares issued in the 12 months with shareholder approval; less

As Tamboran US HoldCo intends to be listed on ASX, the Listing Rules regarding restrictions on the issue of new securities will continue to apply to Tamboran US HoldCo.

Under the DGCL, shares can be issued for such consideration as is determined from time to time by the directors of the company provided, however, that in the case of shares having par value, the value of such consideration cannot be less than such par value. The consideration for newly issued shares may consist of any benefit to the company and will be paid in such form and manner as the directors of the company determine. For stock that is issued in one or more transactions, the board resolution authorising the issue must at least specify:

•  the maximum number of shares and the time period which they may be issued;

•  a manner to determine the number of, and times at which, shares are to be issued; and

•  a formula to determine the minimum amount of consideration.

Under the Tamboran US HoldCo Certificate of Incorporation, Tamboran US HoldCo is authorised to issue up to 11,000,000,000 Tamboran US HoldCo Shares, consisting of 10,000,000,000 shares of common stock with a par value of US$0.001 and

Area	Tamboran	Tamboran US HoldCo

•  the number of Tamboran Shares cancelled in the 12 months,

•  less the number of equity securities issued or agreed to be issued in the 12 months before the date of issue or agreement to issue but not under a specified exception or with Tamboran Shareholder approval.

1,000,000,000 shares of preference stock with a par value of US$0.0001. The number of authorised common stock and preference stock may be varied by simple majority of Tamboran US HoldCo Shareholders.

In the event that Tamboran US HoldCo pursues a listing on a United States securities exchange, such as NYSE, it will be required under the NYSE listing standards to obtain shareholder approval for certain significant issuances of Tamboran US HoldCo Shares, including an issuance:

•  in connection with new or materially amended equity compensation plans, subject to certain exceptions;

•  of common stock or securities convertible into common stock in excess of 1% of the number of shares or voting power outstanding to:

•  a director, officer or substantial security holder of Tamboran US HoldCo;

•  a subsidiary, affiliate or other closely-related person of such a party; or

•  any company or entity in which such a party has a substantial direct or indirect interest, subject to certain exceptions;

•  in any transaction or series of related transactions if:

•  the Tamboran US HoldCo Shares have, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such Tamboran US HoldCo Shares or securities convertible into or exercisable for Tamboran US HoldCo Shares; or

•  the number of Tamboran US HoldCo Shares to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of Tamboran US HoldCo Shares outstanding before the issuance of the Tamboran US HoldCo Shares or securities convertible into or exercisable for Tamboran US HoldCo Shares,

Area	Tamboran	Tamboran US HoldCo

unless, in either case, the issuance is involving (i) any public offering for cash or (ii) any bona fide private financing, if such financing involves a sale of Tamboran US HoldCo Shares, for cash, at a price at least as great as each of the book and market value of the Tamboran US HoldCo Shares, or securities convertible into or exercisable for Tamboran US HoldCo Shares, for cash, if the conversion or exercise price is at least as great as each of the book and market value of the Tamboran US HoldCo Shares; or

•  that will result in a change of control of Tamboran US HoldCo.

Share buy-back and redemptions

The Corporations Act allows Tamboran to buy-back its own Tamboran Shares through a specific buy-back procedure provided that:

•  the buy-back does not materially prejudice Tamboran’s ability to pay its creditors; and

•  Tamboran follows the procedures set out in the Corporations Act.

The buy-back procedure, which includes a form of Tamboran Shareholder approval (for example, ordinary, special or unanimous resolutions), notice period and disclosure to be given to Tamboran Shareholders, depends on the type of buy-back.

Generally, if all Tamboran Shareholders are given an equal opportunity to have their Tamboran Shares bought back and the buy-back would result in Tamboran, during the 12-month period prior to and including the buy-back, acquiring 10 percent or more of the smallest number of votes attaching to voting

Under the DGCL, a company may repurchase its shares, other than where its capital would be impaired or the repurchase would cause impairment to its capital, and provided that:

•  the purchase price does not exceed the price at which shares are redeemable at the option of the company; and

•  immediately following any such redemption, the company must have outstanding one or more shares of one or more classes or series of stock, which shares must have full voting powers.

In the event that Tamboran US HoldCo pursues a listing on a United States securities exchange, such as NYSE, it will typically disclose certain information prior to undertaking a purchase of its own shares to ensure compliance with United States laws prohibiting fraudulent and manipulative practices relating to their own securities. Information typically disclosed includes the estimated time period during which the acquisition will be made, maximum number of shares proposed to be acquired or amount of funds to be expended and an indication of how the buy-back will

Area	Tamboran	Tamboran US HoldCo

Tamboran Shares on issue, then an ordinary resolution of Tamboran Shareholders would be required. A selective buy-back, where not all Tamboran Shareholders are given an equal opportunity to access the buy-back, would require a special resolution of the Tamboran Shareholders whose shares are not being bought back.

Tamboran Shares that have been bought back must be cancelled.

be conducted. It would also be required under SEC rules to include certain information regarding share repurchase activity on a quarterly basis.

Transactions involving directors, officers or other related parties

The Corporations Act prohibits Tamboran from giving a related party a financial benefit unless it:

•  obtains Tamboran Shareholder approval and gives the benefit within 15 months of such approval; or

•  falls within an exception set out in the Corporations Act.

A related party is defined in the Corporations Act and includes any entity which controls the public company, directors of the public company, directors of any entity that controls the public company and, in each case, spouses and certain relatives of such persons. Exempt financial benefits include indemnities, insurance premiums and payments for legal costs which are not otherwise prohibited by the Corporations Act, benefits given on arm’s length terms and reasonable remuneration or reimbursement of an officer or employee.

Subject to limited exceptions, the Listing Rules prohibit Tamboran from acquiring a substantial asset from, or disposing of a substantial asset to, any Tamboran Directors (or other person of influence, including Tamboran Shareholders who have or have had (in aggregate with any of their associates) holding voting power of more than 10% of Tamboran Shares in the prior six-month period) unless it obtains Tamboran Shareholder approval. Additionally, the Listing Rules prohibit

Under the DGCL, a contract or transaction between a company and one or more of the company’s directors or officers will not be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the company’s board or committee which authorises the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•  material facts as to the relevant director or officer’s interest are disclosed or are known to the board or committee, and the board or committee in good faith authorises the contract or transaction by the affirmative votes of a majority of the company’s disinterested directors, even though the disinterested directors may form less than a quorum;

•  material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the company’s shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the company’s shareholders; or

•  the contract or transaction is fair to the company at the time it is authorised, approved or ratified by the board, committee or the company’s shareholders.

Area	Tamboran	Tamboran US HoldCo

Tamboran from issuing securities to any Tamboran Directors unless it obtains Tamboran Shareholder approval prior to the issue or an exemption applies to the share issue. Exempt share issues include issues made pro rata to all shareholders, under an underwriting agreement in relation to a pro rata issue, under certain dividend or distribution plans or under an approved employee incentive plan.

The Corporations Act generally requires a Tamboran Director who has a material personal interest in a matter that relates to the affairs of Tamboran to give the other Tamboran Directors notice of that interest. That Tamboran Director must not be present at a meeting where the matter is being considered or vote on the matter unless the other Tamboran Directors or ASIC approve, or the matter is not one which requires disclosure under the Corporations Act. Under the Corporations Act, failure of a Tamboran Director to disclose a material personal interest, or voting despite a material personal interest, does not affect the validity of a contract in which the Tamboran Director has an interest. Tamboran Directors, when entering into transactions with Tamboran, are subject to the common law and statutory duties to avoid conflicts of interest.

The Delaware courts treat the three elements of interested party transactions listed above as conjunctive. The interested party transaction must be “entirely fair,” unless the transaction is structured with a special committee and a majority-of-minority shareholder vote or have a “cleansing” vote of disinterested shareholders.

While section 203 of the DGCL restricts certain business combinations with interested Tamboran US HoldCo Shareholders, under the Tamboran US HoldCo Certificate of Incorporation, Tamboran US HoldCo has elected that it shall not be governed by, or otherwise subject to, section 203 of the DGCL.

Tamboran US HoldCo will need to ensure compliance with the Listing Rules in relation to related party transactions.

Transactions with significant shareholders	The Listing Rules contain restrictions on listed companies, such as Tamboran, in respect of acquiring or disposing substantial assets from, or to, a substantial shareholder who, along with their associates, holds at least 10% of the company’s voting securities (or has in the last six months), without disinterested shareholder approval. Substantial assets are assets that represent at least five% of the company’s equity interests (essentially 5% of its net asset value), as set out in the latest financial statements. Shareholder approval for such transactions requires a simple majority of votes cast by the company’s ordinary shareholders, with parties to the transaction (and their associates) not voting.

While section 203 of the DGCL restricts certain business combinations with interested Tamboran US HoldCo Shareholders, under the Tamboran US HoldCo Certificate of Incorporation, Tamboran US HoldCo has elected that it shall not be governed by, or otherwise subject to, section 203 of the DGCL.

Delaware law recognises that majority shareholders owe fiduciary duties to minority shareholders due to their ability to exercise control over the company and that such fiduciary duties are breached when the majority shareholders do not act in the best interests of the minority shareholders.

Tamboran US HoldCo will need to ensure compliance with the Listing Rules in relation to transactions with significant shareholders.

Area	Tamboran	Tamboran US HoldCo
Takeovers

Takeover requirements

Under the Corporations Act, any acquisition by a person of a “relevant interest” in a “voting share” of Tamboran is restricted where, because of a transaction, that person or someone else’s percentage “voting power” in Tamboran increases above 20% (or, where the person’s voting power was already above 20% and below 90%, increases in any way at all). Exceptions to this restriction include:

•  an acquisition of no more than 3% of the voting shares in Tamboran within a six-month period;

•  an acquisition approved by an ordinary resolution (requiring more than 50% of votes cast) of Tamboran Shareholders, but with no votes cast in favour by the person proposing to make the acquisition or their associates;

•  an acquisition made under a takeover bid conducted in accordance with Australian law; and

•  an acquisition that results from a court-approved compromise or arrangement that requires approval by a majority in number and at least 75% of the votes cast by Tamboran Shareholders in each class on which the arrangement will be binding.

Takeover bids must treat all shareholders alike and must not involve any collateral benefits. Various restrictions about conditional offers exist and there are also restrictions concerning the withdrawal and suspension of offers.

Under the DGCL, Tamboran US HoldCo is not subject to any equivalent statutory provision. While section 203 of the DGCL restricts certain business combinations with interested Tamboran US HoldCo Shareholders, under the Tamboran US HoldCo Certificate of Incorporation, Tamboran US HoldCo has elected that it shall not be governed by, or otherwise subject to, section 203 of the DGCL.

Under section 251 of the DGCL, the board of directors of a target corporation may adopt a resolution approving an agreement of merger or consolidation and declaring its advisability. Such agreement must be submitted to the shareholders for consideration and is subject to approval by a majority of the outstanding shares of the corporation entitled to vote.

Under Delaware case law, in the context of a takeover, management and directors have fiduciary obligations to act in good faith, with due care and loyalty, in what they believe to be the best interests of the corporation and the shareholders. Directors and management are not obligated to negotiate with third parties, or to sell the corporation, if a good faith, informed decision is made that it would be in the corporation’s best interests to reject the negotiation. The degree of judicial scrutiny of the actions taken by the directors and management will be more rigorous depending on whether defensive tactics have been employed against a hostile takeover bid and whether directors and management have an interest in rejecting the takeover bid.

Area	Tamboran	Tamboran US HoldCo

Tamboran Shareholders may be required to sell their Tamboran Shares:

•  under compulsory acquisition requirements, such as where a bidder has made a takeover offer for all shares in a class and the bidder acquires a relevant interest in at least 90% (by number) of shares in the class (having acquired at least 75% of the shares the bidder offered to acquire); or

•  pursuant to a court-approved compromise or arrangement.

Because of the strong statutory takeover protections that apply to Australian companies under the Australian takeovers legislation and policy, boards of Australian companies are limited in the additional non-statutory defensive mechanisms that they can put in place to discourage or defeat a takeover bid. Therefore, it is likely that the adoption of certain antitakeover mechanisms by the board without shareholder approval, such as a shareholders’ rights plan (or so-called ‘poison pill’), would give rise to a declaration of unacceptable circumstances by the Australian Takeovers Panel if it discouraged or defeated a takeover bid.

Winding up

Winding up	Under Australian law, an insolvent company may be wound up by a liquidator appointed by either creditors or the court. Directors cannot use their powers after a liquidator has been appointed. If there are funds left over after payment of the costs of the liquidation, and payments to other priority creditors, including employees, the liquidator will pay these to unsecured creditors. The shareholders rank behind the creditors and are, therefore, unlikely to receive any dividend in an insolvent liquidation.	Under the DGCL, a majority of a company’s board must pass a resolution stating their intention to dissolve the company, which must be approved by a majority vote from the company’s shareholders. Dissolution may also occur without the action of the company’s board if all the shareholders entitled to vote consent to the dissolution in writing.

Area	Tamboran	Tamboran US HoldCo

Under Australian law, shareholders of a solvent company may decide to wind up the company if the directors are able to form the view that the company will be able to pay its debts in full within 12 months after the commencement of the winding-up. A meeting at which a decision is made to wind up a solvent company requires at least 75% of votes cast by the shareholders present and voting.

Tamboran’s constitution states that if Tamboran is wound up and there is a surplus, the excess must be divided among Tamboran Shareholders in proportion to the Tamboran Shares held by them, irrespective of the amounts paid or credited as paid on the Tamboran Shares. Any amounts unpaid on Tamboran Shares will be treated as property of Tamboran, and the amount of excess that would otherwise be distributed to a holder of a partly paid Tamboran Share will be reduced by the amount unpaid (and, where that amount is a negative amount, the holder must contribute that amount to Tamboran). In respect of the division of property, the liquidator may, with the sanction of a special resolution, divide among the Tamboran Shareholders the whole or any part of the property of Tamboran and determine how the division is to be carried out as between the members or different classes of members.

After shareholders approve the board resolution or the shareholders consent to the dissolution in writing, a certificate of dissolution must be filed with the Delaware Secretary of State’s office. Even after the dissolution is effective, the company will continue in existence for a period of three additional years, solely for the purposes of prosecuting and defending lawsuits, settling and closing the business, selling or disposing of property, and discharging liabilities and distributing assets.

The board can choose one of two procedures to discharge and distribute assets: under the DGCL, the safe harbor procedures or the default procedures. The DGCL safe harbor procedures provide a mechanism to both provide fair treatment to future claimants and to allow directors to distribute assets on dissolution without fear that future claimants will allege the distribution was made in breach of the directors’ duties. Under the safe harbor procedures, a corporation must comply with the notice and security procedures described below for known, contingent, and unknown future claimants. Under the DGCL default procedures, a corporation must adopt a plan of distribution before the expiration of the three-year continuation period. Under this plan of distribution the corporation must:

•  pay or make provision for payment of all known claims (including contingent or unmatured claims);

•  make provision “that would be reasonably likely to be sufficient” to provide compensation against pending litigation; and

•  make provision “that would be reasonably likely to be sufficient” for payment of all unknown claims that are likely to arise within ten years of the date of dissolution.

Amendments to constituent documents

Amendments to constituent documents	Any amendment to Tamboran’s constitution must be approved by a special resolution passed by Tamboran Shareholders present and voting on the resolution. In order to be passed, a special resolution requires approval of at least 75% of the votes cast by the company’s shareholders entitled to vote.	Under the Tamboran US HoldCo Charter Documents, amendments to the Tamboran US HoldCo By-Laws and certain amendments to the Tamboran US HoldCo Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock entitled to vote.

Annexure H – Comparison of Australian and United States financial reporting regimes

The table below provides a comparison of the periodic reporting requirements under the applicable laws of Australia and the United States for Tamboran and Tamboran US HoldCo. If Tamboran US HoldCo lists on a United States securities exchange or otherwise satisfies certain asset and record holder requirements, Tamboran US HoldCo will become subject to periodic reporting requirements under the Exchange Act, which will require additional quarterly and annual reporting. However, this will not occur immediately following implementation of the Scheme.

This table is provided in summary form and is not an exhaustive statement of all relevant laws, rules and regulations of Australia and the United States. It is intended as a general guide only. Tamboran Shareholders should consult with their own legal, financial or other independent and qualified professional adviser if they require further information.

Item	Tamboran	Tamboran US HoldCo
Annual reporting

Under the Corporations Act and Listing Rules, a listed public entity (like Tamboran) is required to:

•  prepare audited financial reports in respect of each financial year and obtain an auditor’s report in respect of each annual financial report;

•  prepare a directors’ report in respect of each financial year which must include a remuneration report for key management personnel;

•  within 3 months after the end of each financial year, lodge with ASX and ASIC the audited financial report, directors’ report and auditor’s report in respect of the immediately preceding financial year; and

•  within 4 months after the end of the financial year, send the annual report, including the audited financial statements, directors’ report, auditor’s report and a corporate governance statement (or a link to the corporate governance statement) to shareholders who have elected to receive a copy of the report and make available the annual report on a readily accessible website.

After its initial filing, a Delaware corporation that is a private company (like Tamboran US HoldCo) is required annually to file a Franchise Tax Report with the State of Delaware which includes certain information about the company, including the names and addresses of the company’s directors and one officer.

Under Delaware law, a shareholder may make a written demand stating a proper purpose to inspect the corporate records. The company has five business days to respond to the shareholder’s request. A corporation’s failure to respond constitutes a refusal to the shareholder’s demand, allowing the shareholder to file a lawsuit to compel the inspection.

Once Tamboran US HoldCo is either listed on a United States securities exchange or otherwise satisfies certain asset and record holder requirements, Tamboran US HoldCo will become subject to the periodic reporting requirements of the Exchange Act. United States federal securities laws and regulations will require Tamboran US HoldCo, upon becoming subject to reporting requirements of the Exchange Act, to publicly file annual reports on Form 10-K with the SEC within a certain period of time (depending on the company’s public market float) after the end of each fiscal year. A public company is required to:

Item	Tamboran	Tamboran US HoldCo

•  describe its business, risk factors, the locations of its principal and material physical properties, and any material pending legal proceedings affecting it;

•  provide information on which market its common stock trades, its ticker symbol, and the number of recorded holders of its common stock as of a recent date;

•  provide a table of certain operating and balance sheet information for its five most recent fiscal years;

•  provide a section on management’s discussion and analysis of the company’s financial condition and results of operations;

•  provide quantitative and qualitative disclosures about market risks it bears;

•  provide audited financial statements for the most recently completed fiscal years, including audited notes to the financial statements;

•  state the conclusions of its CEO and CFO regarding the effectiveness of the company’s disclosure controls and procedures as of the end of the fiscal year, including any change in its internal control over financial reporting;

•  describe anything that occurred in the fourth fiscal quarter that was required to be disclosed in a Form 8-K, but that was not so disclosed;

•  list its executive officers and directors and their ages, plus disclose certain previous experience for those individuals;

•  describe the compensation of its mostly highly paid executive officers;

•  provide information about its equity compensation plan;

•  describe its policy, if any, regarding the review, approval or ratification of any transaction with a related party and identify any transactions that were not subject to these related party policies;

Item	Tamboran	Tamboran US HoldCo

•  provide a table that lists the fees billed by its auditors in each of the last two fiscal years;

•  provide financial statements, financial schedules, if applicable, and certain exhibits;

•  file section 302 and section 906 certificates of the CEO and CFO as required by Sarbanes-Oxley Act of 2002 as exhibits; and

•  file financial statements in extensible Business Reporting Language format as an exhibit.

The annual report on Form 10-K is due 60 days after the end of the company’s fiscal year end if it is a large accelerated filer, 75 days if it is an accelerated filer, and 90 days if it is a non—accelerated filer.

Half yearly reporting

Under the Corporations Act and Listing Rules, a listed entity is required to:

•  prepare financial statements for the first six months of the financial year, have the statements reviewed by the company’s auditor and obtain an auditor’s report;

•  prepare a directors’ report; and

•  within 75 days after the end of the half-year, lodge the financial statements, directors’ report and auditor’s report with the ASX and ASIC.

Half-year reporting is not applicable to private or public companies in Delaware.

Quarterly reporting	Listing Rule 5.5 requires an oil and gas exploration entity to complete and provide ASX with an Appendix 5B quarterly cash flow report immediately after the information is available for release to the market, and in any event within 1 month after the end of each quarter of its financial year.

There are no quarterly reporting requirements for private companies under Delaware law.

Once Tamboran US HoldCo is either listed on a United States securities exchange or otherwise satisfies certain asset and record holder requirements, Tamboran US HoldCo will become

Item	Tamboran	Tamboran US HoldCo

subject to the periodic reporting requirements of the Exchange Act. United States federal securities laws and regulations will require Tamboran US HoldCo, upon becoming subject to reporting requirements of the Exchange Act, to publicly file quarterly reports on Form 10-Q within a certain period of time (depending on the company’s public market float) after each of their first three fiscal quarters (and file an annual report on Form 10- K at the end of their fourth fiscal quarter).

A public company is required to:

•  provide unaudited financial statements for the most recently completed fiscal quarter;

•  provide a section on management’s discussion and analysis of the company’s financial condition and results of operations;

•  disclose quantitative and qualitative information about market risks;

•  state conclusions of the CEO and CFO regarding the effectiveness of the company’s disclosure controls and procedures;

•  describe material pending legal proceedings affecting it;

•  provide any material updates as to risk factors from its most recent annual report on Form 10-K;

•  describe any sales of its equity during the most recent quarter that were not registered with the SEC; and

•  include any other information that should have been previously disclosed in a Form 8-K but that was not so disclosed.

Quarterly reviews by an independent registered public accounting firm are required by the SEC. The quarterly reports on Form 10-Q are due 40 days from the end of the quarter for both large accelerated files and accelerated filers, and 45 days for non-accelerated filers.

Item	Tamboran	Tamboran US HoldCo
Current reports

In the United States, a Form 8-K Current Report must be filed within 4 business days of the occurrence of certain events set forth in the Form 8-K. Among these events are:

•  entry or termination of a material agreement;

•  bankruptcy;

•  completion of acquisition or disposal of material assets;

•  results of operations and financial condition;

•  material impairments;

•  notice of delisting or transfer of listing;

•  unregistered sales of equity securities;

•  changes in independent accountant;

•  non-reliance on previously issued financial information;

•  change in control;

•  departure of directors or officers, or appointment of directors or officers;

•  amendments to governing documents or change of fiscal year;

•  results of stockholder meetings; and

•  Regulation FD disclosures.